Exhibit 4.10

DATED 31 MARCH 2009

THE NATIONAL PENSIONS RESERVE FUND COMMISSION

THE MINISTER FOR FINANCE

and

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

SUBSCRIPTION AGREEMENT

ARTHUR COX

DUBLIN

CONTENTS

CLAUSE		PAGE

1	INTERPRETATION	1
2	AGREEMENT TO SUBSCRIBE FOR THE 2009 PREFERENCE STOCK AND WARRANTS	6
3	WARRANTIES	7
4	COMPLETION	7
5	POST-COMPLETION COVENANTS	8
6	ASSIGNMENT AND NOVATION	13
7	NOTICES	13
8	GENERAL	15
9	GOVERNING LAW AND JURISDICTION	16

SCHEDULE 1
THE BYE-LAWS		17

SCHEDULE 2
THE WARRANT INSTRUMENT		112

SCHEDULE 3
WARRANTIES		147

SCHEDULE 4
SUBSIDIARY UNDERTAKINGS, ASSOCIATED UNDERTAKINGS AND BRANCHES		164

SCHEDULE 5
BANKS CUSTOMER PACKAGE		169

THIS AGREEMENT is made on 31 March 2009 BETWEEN:

(1)                                 THE NATIONAL PENSIONS RESERVE FUND COMMISSION, acting in its capacity as controller and manager of the NPRF of Treasury Building, Grand Canal Street, Dublin 2; (the “Subscriber”);

(2)                                 THE MINISTER FOR FINANCE OF IRELAND of Upper Merrion Street, Dublin 2 (the “Minister”); and

(3)                                 THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND a company established in Ireland by Charter in 1783 having its head office at Lower Baggot Street, Dublin 2 (the “Company”).

BACKGROUND:

(A)                               On the date of this Agreement, the capital stock of the Company is EUR1,280,000,000 divided into 2,000,000,000 units of Ordinary Stock of EUR0.64 each, US$200,000,000 divided into 8,000,000 units of Non-Cumulative Preference Stock of US$25 each, Stg£100,000,000 divided into 100,000,000 units of Non-Cumulative Preference Stock of Stg£1 each (“Sterling Preference Stock”), EUR162,000,000 divided into 100,000,000 units of Non-Cumulative Preference Stock of EUR1.27 each (“euro Preference Stock”) and 3,500,000,000 units of Non-Cumulative Preference Stock of EUR0.01 each (which includes the 3,500,000,000 units of 2009 Preference Stock of EUR0.01 each), 100,000,000 undesignated Dollar Preference Stock of US$0.25 each, 100,000,000 undesignated sterling preference stock of Stg£0.25 each, and 100,000,000 undesignated euro preference stock of EUR0.25 each and the issued capital stock of the Company is 1,009,114,133 units divided into 1,004,211,445 units of Ordinary Stock, 3,026,598 units of Sterling Preference Stock and 1,876,090 units of euro Preference Stock.

(B)                               On the terms and subject to the conditions set out in this Agreement, the Subscriber has agreed to subscribe for, and the Company has agreed to allot and issue to the Subscriber, the 2009 Preference Stock and the Warrants.

(C)                               For the purposes of performing its obligations and exercising its rights pursuant to this Agreement, the Subscriber will act by its agent the National Treasury Management Agency of Treasury Building, Grand Canal Street, Dublin 2.

(D)                               The Minister is a party to this Agreement solely that the Minister may have the benefit of and entitlement to enforce the Warranties and the rights, covenants and undertakings set out in this Agreement, and the Company and the Subscriber hereby agree that the Minister shall be so entitled.

1.                                      INTERPRETATION

1.1                               Unless the context otherwise requires, in this Agreement:

“2009 Preference Stock” means the 3,500,000,000 units of 2009 Perpetual Non-Cumulative Redeemable Preference Stock of EUR0.01 each to be issued credited as fully paid by the Company pursuant to the terms of this Agreement, having the rights and subject to the restrictions set out in the Bye-Laws;

“Accounts” means the audited consolidated accounts of the Company and its Subsidiary Undertakings for the three (3) years ended 31 March 2006, 2007 and 2008

(including, without limitation, the related directors’ and auditors’ reports, the consolidated income statement, the consolidated balance sheet, and the consolidated cashflow statement);

“Affiliate” means, unless otherwise specified herein, “affiliate” as defined in Rule 405 under the Securities Act or, as the context may require, Rule 501(b) under Regulation D of the Securities Act;

“Arrangement Fee” means EUR30,000,000 (thirty million euro);

“Associated Undertaking” means an associated undertaking of the Company within the meaning of the European Communities (Companies: Group Accounts) Regulations 1992;

“Banks Customer Package” means the Banks Customer Package, the principles of which were set out in Appendix 1 to the announcement issued by the Department of Finance on the Recapitalisation of Allied Irish Bank and Bank of Ireland dated 11 February 2009, in relation to which the obligations of the Company are set out in Schedule 5;

“Bank’s Business” means the businesses carried out by the Group or by any Group Company;

“Bonus Stock” means the bonus issue of Ordinary Stock to be made by the Company to the Subscriber by way of a capitalisation of reserves in accordance with the rights attaching to the 2009 Preference Stock as set out in the Byelaws;

“Business Day” means a day other than a Saturday or Sunday or public holiday in Ireland on which clearing banks are open for business in Dublin;

“Bye-Laws” means the bye-laws of the Company, as amended to include the rights and restrictions attaching to the 2009 Preference Stock and as set out in the Agreed Form in Schedule 1 to this Agreement;

“Central Bank” means the Central Bank and Financial Services Authority of Ireland;

“Companies Acts” means the Companies Acts, 1963 — 2006;

“Completion” means the subscription for the 2009 Preference Stock by the Subscriber and the issue by the Company of the Warrants to the Subscriber on the Completion Date in each case in accordance with the terms of this Agreement;

“Completion Date” means the date of execution of this Agreement;

“Connected Person” and “Connected” means a person who would be connected with another person for the purposes of Section 26 of the Companies Act, 1990 if that other person was a director of a company;

“Department” means the Department of Finance of Ireland;

“EGC” means the extraordinary general court of the Company held at 11 a.m. on 27 March 2009 at the Savoy Cinema, O’Connell Street, Dublin 1, notice of which was sent to holders of the Company’s Ordinary Stock on 4 March 2009;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“Financial Regulator” means the Irish Financial Services Regulatory Authority, a constituent part of the Central Bank;

“Group” means the Company and each Subsidiary Undertaking for the time being and the term “Group Company” means any one of them;

“Indebtedness” means all indebtedness including, without limitation, loan capital, borrowing or indebtedness in the nature of borrowing, including, without limitation, any bank overdrafts, liabilities under acceptances or acceptance credits;

“Information Technology” means all material computer systems, communication systems, software and hardware owned or licensed by or to any Group Company;

“Intellectual Property Rights” means patents, trade marks, service marks, logos, get-up, trade names, rights in designs, copyright (including rights in computer software), internet domain names, moral rights, utility models, rights in know how, rights in databases and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Interim Management Statement” means the interim management statement released by the Company on 12 February 2009;

“Management Accounts” means the unaudited consolidated profit and loss account and balance sheet of the Company for each month beginning on the next day following 31 March 2008 and ended on 31 December 2008 which have been provided to PricewaterhouseCoopers LLP as part of the financial due diligence process;

“Material Adverse Effect” means an event has occurred or is reasonably likely to occur which has resulted in or may result in a material adverse change in or affecting the condition (financial, operational, legal or otherwise), profitability, prospects, solvency, business affairs, governance, reputation (ethical, professional, integrity or otherwise) or operations of the Group, taken as a whole, whether or not arising in the ordinary course of business;

“National Pensions Reserve Fund” or “NPRF” means the fund of that name established under the National Pensions Reserve Fund Act;

“National Pensions Reserve Fund Act” means the National Pensions Reserve Fund Act 2000, as amended by the Investment of the National Pensions Reserve Fund and Miscellaneous Provisions Act 2009;

“National Pensions Reserve Fund Commission” means the National Pensions Reserve Fund Commission, established by the National Pensions Reserve Fund Act to, inter alia, control, manage and invest the assets of the NPRF;

“National Treasury Management Agency” means the National Treasury Management Agency as established by the National Treasury Management Agency Act, 1990 as Manager of the NPRF;

“offer to the public” shall have the same meaning as “offer of securities to the public” in the Prospectus (Directive 2003/71/EC) Regulations 2005;

“Ordinary Stock” means the units of ordinary stock of EUR0.64 each in the capital of the Company;

“Private Placements” means the private placements of euro medium term notes, alternative capital asset-covered securities, certificates of deposit and extendible notes asset backed commercial paper made by Group Companies within the twelve (12) months prior to the date of this Agreement in respect of which the aggregate fees or commissions payable did not amount to more than EUR1,000,000;

“Resolutions” means the resolutions to be proposed at the EGC;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Senior Debt Issues” means STG£450m Lower Tier 2 issue in August 2008, the €1,250m Medium Term Note issue in June 2008 and the €2bn Medium Term Note issue in November 2008;

“Senior Employees” has the meaning set out in Clause 5.3;

“Stockholder” means the Subscriber or any agent designated by the Subscriber or any other State entity designated by the Subscriber;

“Stock Schemes” means any stock or stock option schemes conducted or operated by the Group relating to the issuance of stock to officers or employees of the Group;

“State” means Ireland, excluding Northern Ireland;

“Subscription” means the subscription for the 2009 Preference Stock and Warrants contemplated by this Agreement;

“Subscription Amount” means EUR3,500,000,000;

“Subsidiary Undertaking” means a subsidiary undertaking of the Company within the meaning of the European Communities (Companies: Group Accounts) Regulations 1992 and ICS Building Society;

“Tax” and “Taxation” means all forms of taxation, rates, fines, duties, imposts, charges, contributions, withholdings and levies and includes (without limiting the generality of the foregoing) corporation tax, income tax, dividend withholding tax, capital gains tax, development land tax, advance corporation tax (ACT), capital acquisitions tax, corporation profits tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, residential property tax, value added tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, stamp duty, stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding or similar thereto and all other taxes, rates, fines, duties, imposts, charges, contributions, withholdings, levies or other fiscal impositions of any kind whatsoever, whether imposed by government, municipal or local authority or otherwise, or other sums paid in respect of any of them (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, additional taxation, surcharge or penalty) whether arising under the laws of Ireland or those of any other jurisdiction  or territory and whether incurred as principal, agent, trustee, indemnitor, warrantor or otherwise, and regardless of whether such taxes, penalties, rates, levies, fines, duties, imports, charges, contributions, withholdings, levies, impositions, interest, fine, charge, additional taxation, surcharge or penalty are directly or primarily chargeable against or attributable to any Group Company or any other person, firm or company and whether or not the Subscriber or any Group Company is or may be entitled to claim reimbursement thereof from any other person or persons and “Taxable” shall be construed accordingly;

“Tax Authority” and “Taxation Authority” means, in Ireland, the Revenue Commissioners, and any other local, municipal, governmental, state, federal or other fiscal authority or body anywhere in the world;

“Tier 1 Capital” has the meaning ascribed to it in the Central Bank of Ireland Implementation Notice dated 30th June 2000 in respect of the implementation of the EC Own Funds and Solvency Ratio Directives for Credit Institutions Incorporated in Ireland (BSD SI/00) or any successor notification replacing such notice;

“Tier 1 securities” means respectively any obligations of the Company or, as the case may be, any Group Company or other entity which is treated, or is capable of being treated, as Tier 1 Capital of the Company;

“Warrant Certificate” means the warrant certificate in the Agreed Form for the Warrants to be issued by the Company to the Subscriber on the Completion Date;

“Warrants” means the warrants to subscribe for up to 334,737,148 units of Ordinary Stock to be constituted and regulated by the Warrant Instrument and issued by the Company to the Subscriber on the Completion Date;

“Warrant Instrument” means the warrant instrument in the Agreed Form set out in Schedule 2 of this Agreement to be entered into between the Company and the Subscriber on the Completion Date, which is to constitute and regulate the Warrants;

“Warranties” means the warranties set out in Schedule 3 of this Agreement;

“Warrant Stock” means the Ordinary Stock to be issued by the Company to the Subscriber pursuant to the Warrant Instrument; and

“Working Hours” means 9.00am to 5.00pm on a Business Day.

1.2                               In this Agreement, unless the context otherwise requires:

(a)                                 a document in the “Agreed Form” is a reference to a document in a form agreed and for the purposes of identification initialled by or on behalf of the parties thereto;

(b)                                 a reference to:

(i)                                     any party includes its successors in title and permitted assigns;

(ii)                                  a “person” includes any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality);

(iii)                               a “company” shall be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(iv)                              a Clause, Paragraph, or Schedule, unless otherwise specified, is a reference to a Clause, Paragraph of or Schedule to this Agreement;

(v)                                 “writing” or similar expressions includes, unless otherwise specified, transmission by facsimile but excludes email;

(vi)                              the singular includes the plural and vice versa and references to one gender includes all genders;

(vii)                           “day” or a “Business Day” shall mean a period of twenty-four (24) hours running from midnight to midnight;

(viii)                        a “month” shall mean a calendar month;

(ix)                              times are to time in Ireland; and

(x)                                 any other document referred to in this Agreement is a reference to that document as amended, varied, novated or supplemented at any time.

(c)                                  A reference to “material” means material in the context of the Group or which a reasonably prudent investor making a significant investment for shares or debt in the Group would reasonably regard as being material to the decision to make the investment.

(d)                                 a reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)                                     any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)                                  any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)                               any statute or statutory provision which modifies, consolidates, re- enacts or supersedes it;

in each case, prior to Completion.

(e)                                  any phrase introduced by the terms “including” “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3                               The table of contents and headings in this Agreement are inserted for convenience only.  They are to be ignored in the interpretation of this Agreement.

1.4                               Any reference to a person’s knowledge, information, belief or awareness is deemed to include knowledge, information, belief or awareness which the person would have had if the person had made all due and careful enquiries.

2.                                      AGREEMENT TO SUBSCRIBE FOR THE 2009 PREFERENCE STOCK AND WARRANTS

2.1                               Upon the terms of this Agreement and in reliance upon the Warranties the Subscriber agrees to subscribe for, and the Company agrees to allot and issue the 2009 Preference Stock and to issue the Warrants to the Subscriber on the Completion Date.

2.2                               In consideration of the agreement to allot and issue the 2009 Preference Stock and to issue the Warrants, the Subscriber hereby undertakes to pay the Subscription Amount to the Company on the Completion Date.

3.                                      WARRANTIES

3.1                               The Company hereby represents and warrants to and undertakes with the Subscriber and the Minister that each of the Warranties is true and accurate and not misleading as at the date of this Agreement.

3.2                               Immediately before the time of Completion, the Company shall be deemed to represent and warrant to and undertake with the Subscriber and the Minister that each of the Warranties is, by reference to the facts then existing, true, accurate, complete and not misleading, at the Completion Date. For this purpose only, where in a Warranty there is an express or implied reference to the “date of this Agreement” that reference is to be construed as a reference to the “date of Completion”.

3.3                               The Company acknowledges that the Subscriber and the Minister are entering into this Agreement in reliance upon each of the Warranties.

3.4                               Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to, or inference from, the terms of any other Warranty.

3.5                               The Subscriber and the Minister acknowledge that no warranties are or will be provided by any officers or employees of the Group in connection with the Subscription and that accordingly no officer or employee of the Group will be liable to the Subscriber or the Minister in connection with the Subscription and/or the due diligence exercise undertaken by the Subscriber in connection with the Subscription in the absence of fraud or dishonesty.

4.                                      COMPLETION

4.1                               Completion shall take place immediately following execution by the parties of this Agreement.

4.2                               On the Completion Date, the Company and the Subscriber shall execute the Warrant Instrument.

4.3                               On the Completion Date, the Company shall:

(a)                                 deliver to the Subscriber as evidence of the authority of each person executing a document on the Company’s behalf a copy of the minutes of a duly held meeting of the board of directors of the Company (or a duly constituted committee thereof) authorising (i) execution of the Subscription Agreement, the Warrant Instrument and the Warrant Certificate, (ii) the allotment and issue of the 2009 Preference Stock and (iii) the issue of the Warrants and, where such actions are authorised by a committee of the board of directors of the Company, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

(b)                                 allot and issue the 2009 Preference Stock to the Subscriber credited as fully paid;

(c)                                  issue the Warrants to the Subscriber;

(d)                                 enter the Subscriber, or its nominee, in its register of members as a stockholder of the Company in respect of the 2009 Preference Stock, and confirm in writing to the Subscriber that the Subscriber is entitled to exercise its voting rights pursuant to the Bye-laws at any subsequent meeting of the members of the Company;

(e)                                  enter the Subscriber, or its nominee, in the warrant register created under the terms of the Warrant Instrument in respect of the warrants issued to it;

(f)                                   execute and deliver a stock certificate to the Subscriber or its nominee in respect of the 2009 Preference Stock;

(g)                                  execute and deliver a Warrant Certificate to the Subscriber or its nominee in respect of the Warrants; and

(h)                                 pay an amount equal to the Arrangement Fee to the Subscriber, to be satisfied by deduction from the Subscription Amount as set out in Clause 4.4.

4.4                               On the Completion Date, the Subscriber shall pay an amount equal to the Subscription Amount (less the Arrangement Fee) to a bank account nominated by the Company (which nomination shall be made in writing at least three (3) Business Days in advance).

5.                                      POST-COMPLETION COVENANTS

The Company hereby covenants in favour of the Subscriber and the Minister:

5.1                               Banks Customer Package

The Company shall use all reasonable efforts to comply, and to procure compliance by the Group, with all the commitments and undertakings on the part of the Company in relation to the Banks Customer Package.

5.2                               Restructuring Plan

Within six (6) months from the date of this Agreement, the Company will draw up and submit to the Minister a restructuring plan that has been prepared by the Company in consultation with the Minister including, as a minimum:

(a)                                 an analysis of the Group’s business model, assessing its viability over a time-frame agreed with the Minister;

(b)                                 details of how the Company intends to minimise and repay the state aid that has been provided, while bearing the costs of restructuring the Group; and

(c)                                  an analysis of the compensatory measures taken or to be taken to minimise any distortions of competition caused by the Subscription.

5.3                               Remuneration/Fees

(a)                                 The Company shall ensure that:

(i)                                     the aggregate remuneration of every Senior Executive employed by the Group at any time during the year ended 31 March 2010 for that year shall be 33% less than the aggregate remuneration of each such Senior Executive during the year ended 31 March 2008 for that year;

(ii)                                  no annual bonus calculated on the basis of or related to the performance of any individual, any team or department or division, or the Company or Group as a whole shall be paid to any Senior Executive in respect of the financial year ended 31 March 2009 or the financial year ended 31 March 2010;

(iii)                               the aggregate fees paid to any non-executive director during the year ended 31 January 2010 for that year shall be 25% less than the aggregate fees paid to that non-executive director during the year ended 31 January 2009, and the fees payable to any new non-executive director appointed during the year ended 31 January 2010 shall be adjusted accordingly;

(iv)                              no cash allowances are paid to any employee or services provider or appointee or officer of any Group Company in compensation for the “pensions cap” imposed by the Finance Act 2006;

(v)                                 the annual base salary of any person who is an employee or services provider or appointee or officer of any Group Company shall not, for a period of 2 years from the date hereof, exceed a maximum amount equal to the lower of:

(A)                               EUR500,000; or

(B)                               the amount recommended by the Covered Institution Remuneration Oversight Committee in its report to the Minister dated 27 February 2009;

in any financial year;

(vi)                              after two years from the date hereof, any proposal to increase base salary for persons encompassed by Clause 5.3(a)(v) or to pay annual bonus calculated on the basis of or related to the performance of any individual, any team or department or division, or the Company or Group as a whole to be paid to any Senior Executive will be subject to agreement between the Company and the Subscriber;

(vii)                           subject to compliance with law, the remuneration packages and policies applicable to each Group Company are amended as soon as possible (and in any event within one (1) month of the date of this Agreement) to comply with the provisions of this Clause 5.3(a);

(viii)

(A)                               No pension enhancement, improvement, augmentation or any commitment whatsoever which enhances a Senior Executive’s retirement benefits under the current rules of the Company pension scheme of which he is a member (‘Pension Improvement’) will be awarded by the Company to any Senior Executive without the prior consent  of the Subscriber (which consent may be by way of a general consent to a Pension Improvement scheme or arrangement applicable to all members thereof or possibly applicable to some or all Senior Executives or a specific consent in a particular case with reference to a particular Senior Executive or Senior Executives).

(B)                               For the purposes of clause 5.3(viii) the following shall not be considered a Pension Improvement:

(aa)                          an arrangement with a Senior Executive in respect of retirement benefits which does not involve a cost to the Company or to the Company’s pension fund over and above the cost of the then pension entitlements of the Senior Executive under statute or the current rules of the relevant Company pension scheme;

(bb)                          an arrangement with a Senior Executive the cost of which is borne exclusively by employee contributions made by the Senior Executive; or

(cc)                            (subject at all times to clause 5.3(ix)) the payment into the relevant Company pension fund of monies to which the Senior Executive is entitled;

(ix)                              The Company shall not, without the prior consent of the Subscriber enter into any contractual arrangement with a Senior Executive which provides for any termination compensation or equivalent (which shall include any form of Pension Improvement); and

(x)                                 The Company shall not, in so far as such changes may enhance, improve or augment the retirement benefits of a Senior Executive, agree to or procure any changes to the trust deed and/or rules of any Company pension funds without obtaining the prior consent of the Subscriber.

(b)                                 Where any conflict arises between the commitments given by the Company in Clause 5.3(a) and the statutory or pre-existing contractual rights of any of the directors, officers, employees or services providers concerned, the statutory or pre-existing contractual rights of that director, officer, employee or services provider will prevail and the Company will, to that extent, be released from the relevant commitment contained in Clause 5.3(a).

(c)                                  The Company will use its reasonable endeavours to secure the agreement of Senior Executives who have pre-existing contractual rights to remuneration which exceeds the remuneration specified at Clause 5.3(a)(iv) and/or Clause 5.3(a)(v) such that the revised remuneration is reduced, if possible to the levels set out in Clause 5.3(a)(iv) and Clause 5.3(a)(v), and otherwise is reasonably reduced.  The Company agrees that in any such case where a relevant Senior Executive either:

(i)                                        refuses to agree to any reduction in his/her remuneration, or

(ii)                                     agrees only to a reduction and/or terms for a reduction which the Company’s Remuneration Committee considers in all of the circumstances to be unreasonable, having regard to all relevant matters including Government policy with regard to remuneration, the remuneration of that person shall not, unless otherwise required by law, increase thereafter for a period of at least two (2) years from the date hereof and any proposal to increase it after that time will be subject to agreement between the Company and the Subscriber.

(d)                                 The Company may remunerate at levels greater than those prescribed in Clause 5.3(a) in exceptional circumstances with the prior consent in writing of the Minister.

(e)                                  For the purpose of this Clause 5.3, the term “Senior Executive” means every person who is from time to time the Group Chief Executive, or a member of the Group Executive Committee or a direct report to a member of the Group Executive Committee (or the equivalent of such group from time to time).

(f)                                   Where the consent of the Subscriber is required and sought pursuant to any provision of this Clause 5.3 the Subscriber shall endeavour to deal with such request reasonably and without undue delay.  The Company agrees to give the Subscriber reasonable notice of any request for a consent.

5.4                               Prohibition on the Use of “Cash Box” Structures

Irrespective of the provisions of Section 60(12) of the Companies Act 1963, the Company shall not give, and shall procure that no member of the Group shall give, directly or indirectly, financial assistance (including, without limitation, any indemnities or undertakings, or the payment of any fees, expenses, or commissions) for the purpose of or in connection with any issue of stock in the Company or any member of the Group for non-cash consideration to any person or entity anywhere in the world, or enter into any put and/or call option arrangements, or acquire any subsidiary, or issue any stock in the Company or any member of the Group where such financial assistance or options or acquisition or stock issue is for the purpose of or in connection with a “cash box” structure or an arrangement having, in the sole opinion of the Minister or the Subscriber, a similar aim or effect.

5.5                               Secondary Sale

The Company will, from time to time on request and at its own expense, do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the Subscriber that the Subscriber reasonably considers necessary to effect and/or facilitate the placing, or the offer to the public, or the admission to trading on a regulated market of the 2009 Preference Stock, or any Ordinary Stock acquired as a result of holding any 2009 Preference Stock or the Warrants (a “Secondary Sale”), including:

(a)                                 Entering into an underwriting agreement or placing agreement on market terms;

(b)                                 Providing any information necessary for the purposes of due diligence, or the drafting or verification of any document required in connection with the Secondary Sale;

(c)                                  Preparing and publishing an information memorandum or prospectus in compliance with the applicable laws, provided that the Company shall not be required to publish a prospectus more than once in any twelve (12) month period;

(d)                                 Permitting the use of any information memorandum or prospectus prepared and published by the Company in compliance with the applicable laws for the purposes of a Secondary Sale;

(e)                                  Making any applications or submissions required by any statutory or regulatory authority in Ireland or elsewhere in connection with the Secondary Sale;

(f)                                   Publishing any notices or advertisements required in connection with the Secondary Sale; and

(g)                                  Assisting the Subscriber in relation to the effective marketing of the Secondary Sale.

5.6                               Disclosure of Information

(a)                                 Subject to the Company’s obligations to comply with applicable law, the Company shall

(i)                                     provide such information (whether in written or oral form) to the Subscriber, and arrange for access to the personnel or records of any Group Company, as the Subscriber reasonably requires for the purposes of performing its statutory functions as set out in the National Pensions Reserve Fund Act;

(ii)                                  ensure that a copy of any information provided to the Minister, the Department or the Financial Regulator is provided to the Subscriber at the same time, to enable the Subscriber to perform its statutory functions as set out in the National Pensions Reserve Fund Act;

(b)                                 The Company acknowledges and agrees that the Minister, the Department, the Financial Regulator and the Subscriber may disclose to each other any information which they receive or are in possession of (including information relating to a period prior to the execution of this Agreement) concerning any Group Company of its statutory functions.

5.7                               Matters of Public Interest

The Company shall consult with the Minister or his nominee for a reasonable period prior to taking any material action based on any fact or proposal which may be reasonably expected to have a public interest dimension. To the extent that the Company requires any clarification in respect of  what constitutes the public interest for the purposes of fulfilling this obligation, the Company shall seek guidance from the Minister or his nominee prior to taking any material action. This provision is without prejudice to the Minister’s statutory and other rights and obligations and is subject at all times to compliance with applicable legal and regulatory requirements.

5.8                               Use of Proceeds

The Company agrees that it shall, after the Completion Date, apply the Subscription Amount for the purpose of increasing its core tier 1 capital and, in particular, that the Subscription Amount shall not be used to make any contribution(s) to any pension fund operated or contributed to by any Group Company in excess of the amount(s) such Group Company is required by the Pensions Board or any other applicable regulatory authority to contribute.  The Company agrees that it will not consent to any significant changes to the trust deeds or rules of any pension fund operated or contributed to by any Group Company without the consent of the Subscriber.

5.9                               Reference to Subscription Amount for Promotional Purposes

The Company agrees that it shall not use, and that it shall procure that no Group Company shall use, the fact that the Company has received the Subscription Amount pursuant to this Agreement for any advertisement or promotional purposes at any time without the prior written consent of the Subscriber.

5.10                        Confidentiality

All information provided or disclosed to the Minister or the Subscriber pursuant to this Clause 5 shall be treated as confidential by its recipient, save that this restriction shall not apply where:

(a)                                 the information, at the time of disclosure, is in the public domain; or

(b)                                 the information, following its disclosure, becomes generally available to third parties through no breach of this Agreement by the Subscriber or the Minister; or

(c)                                  the information was lawfully in the possession of the recipient prior to its receipt or disclosure; or

(d)                                 the disclosure of the information is required by law.

5.11                        Duration of the Undertakings in this Clause 5

The undertakings set out in this Clause 5 shall continue in full force and effect until such time as the Stockholder no longer holds any of the 2009 Preference Stock or the Warrants, or for such other shorter period as may be specified in writing by the Stockholder.

6.                                      ASSIGNMENT AND NOVATION

The Subscriber shall be permitted to transfer, wholly or partially, its rights and/or obligations under this Agreement, by way of assignment and/or novation and/or contribution, to any entity or agency of or related to the State, and the Company hereby:

6.1                               consents to any such assignment and/or novation and/or contribution;

6.2                               agrees to do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the Subscriber which the Subscriber may reasonably consider necessary for giving full effect to this Agreement and securing to the Subscriber or any person to whom the Subscriber has transferred or proposes to transfer its rights and obligations under this Agreement the full benefit of the rights, powers and remedies conferred upon the Subscriber in or by this Agreement; and

6.3                               irrevocably appoints the Subscriber as its attorney to sign, execute and deliver on its behalf all deeds and documents and to do all acts and things necessary for giving full effect to this Clause 6 of this Agreement.

7.                                      NOTICES

7.1                               Subject to Clause 7.2, any notice or other communication under this Agreement shall only be effective if it is in writing.

7.2                               Communication by electronic mail or other electronic methods of writing shall not be effective under this Agreement.

7.3                               Any notice or other communication given or made under this Agreement shall be addressed as provided in Clause 7.5 and, if so addressed, shall, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

(a)                                 if sent by personal delivery, on delivery at the address of the relevant party;

(b)                                 if sent by pre-paid post, two (2) clear Business Days after the date of posting; or

(c)                                  if sent by facsimile, when transmitted.

7.4                               Any notice or other communication given or made, or deemed to have been given or made, outside Working Hours will be deemed not to have been given or made until the start of the next period of Working Hours.

7.5                               The relevant notice details are:

	Address	Fax No.

The Company

Marked for the attention of: The Group Secretary	Head Office Baggot Street Dublin 2	01 661 5671

The Subscriber

Marked for the attention of: Michael J. Somers Chief Executive National Treasury Management Agency	Treasury Building Grand Canal Street Dublin 2	01 676 6639

with a copy to: Head of Control National Treasury Management Agency	Treasury Building Grand Canal Street Dublin 2	01 676 6639

The Minister

Marked for the attention of: The Secretary General Department of Finance	Upper Merrion Street Dublin 2

7.6                               A party may notify the other parties of a change to its notice details.  That notification shall only be effective on:

(a)                                 any effective date specified in the notification; or

(b)                                 if no effective date is specified or the effective date specified is less than five (5) clear Business Days after the date when notice is received, the date falling five (5) clear Business Days after the notification has been received.

8.                                      GENERAL

8.1                               This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

8.2                               Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

8.3                               This Agreement may only be varied in writing (excluding electronic methods of writing) signed by each of the parties.

8.4                               This Agreement constitutes the entire understanding and agreement between the parties and supersedes all prior agreements, arrangements, letters and discussions between the parties.

8.5                               No announcement concerning the transaction contemplated by this Agreement or any ancillary matter shall be made by the Company without the prior written consent of the Subscriber, such consent not to be unreasonably withheld or delayed, save that the Company may (after consultation with the Subscriber) make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by law or any securities exchange or regulatory or governmental body to which the Company is subject.

8.6                               If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement, or the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

8.7                               No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy, or operate as a waiver of it.  The exercise or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

8.8                               The Company will, from time to time on request and at its own expense, do and execute or procure to be done and executed (including by any Group Company) all necessary acts, deeds, documents and things in a form satisfactory to the Subscriber or, as the case may be, the Minister that the Subscriber or, as the case may be, the Minister reasonably considers necessary to give full effect to this Agreement and to remedy any breach of this Agreement which is related to any absence of authority or the existence of any impediment in regard to the performance of the Company’s obligations pursuant to this Agreement and pursuant to the terms of the Warrant Instrument and, in respect of the 2009 Preference Stock, under the Bye-laws.

8.9                               Each party shall bear its own costs and expenses in relation to the preparation, negotiation, execution, delivery, performance or enforcement of this Agreement and the subscription for, and allotment and issue of, the 2009 Preference Stock and the Warrants.

8.10                        The rights and remedies of the Minister and the Subscriber pursuant to this Agreement are cumulative and not exclusive of any rights or remedies provided by law; in particular, the Company agrees that damages may not be an adequate remedy in the event of a breach of this Agreement by the Company and that, accordingly, the Subscriber or the Minister shall be entitled (without proof of special damages) to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

9.                                      GOVERNING LAW AND JURISDICTION

9.1                               This Agreement shall be governed by and construed in accordance with the laws of Ireland.

9.2                               Each of the parties to this Agreement irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement (the “Proceedings”) shall therefore be brought in the courts of Ireland.

9.3                               Each of the parties to this Agreement irrevocably waives any objection to Proceedings in the courts referred to in Clause 9.2 on the grounds of venue or on the grounds of forum non conveniens.

SCHEDULE 1

THE BYE-LAWS

THE GOVERNOR AND COMPANY OF THE

BANK OF IRELAND

(Established in Ireland by Charter in 1783 and having limited liability)

BYE-LAWS

adopted by Resolution passed by an Extraordinary General Court on

27 March 2009

C O N T E N T S

Number
of	Page
Bye-Law	Number

BANK OF IRELAND

BYE - LAWS

for the government of the Corporation of the

Governor and Company of the Bank of Ireland and the management and conduct of its affairs and business.

(Adopted by Resolution passed by an Extraordinary General Court on 27 March 2009.)

PRELIMINARY

1.                            In these Bye-Laws, unless the context otherwise requires:

“2009 Issue Date” means the date of issue and allotment of the 2009 Preference Stock, being the date on or around or after 31 March 2009;

“2009 Warrant Instrument” means the  warrant instrument entered into by the Bank with the National Pensions Reserve Fund Commission for and on behalf of the National Pensions Reserve Fund on or around or after 31 March 2009;

“Acts” means the Companies Acts, 1963 to 2006;

“Auditors” means the auditors of the Bank for the time being appointed in pursuance of these Bye-Laws;

“the Bank” or “Bank of Ireland” means the body corporate entitled the Governor and Company of the Bank of Ireland which was incorporated by the Charter;

“the Bank’s Acts” means the Bank of Ireland Act 1929, the enactments specified in the First Schedule to that Act and every other enactment amending any of those enactments;

“certificated stock” means stock other than uncertificated stock; and corresponding expressions shall be construed accordingly;

“the Charter” means the Charter or Letters Patent under the Great Seal of Ireland bearing date the 10th day of May 1783 and granted by his late Majesty King George the Third;

“Control” means the holding, whether directly or indirectly, of stock of the Bank that confer, in aggregate, more than 50 per cent. of the voting rights in the Bank (excluding any voting rights conferred by Bye-Law 6(I)(6));

“Control Resolution” means a resolution of the holders of the capital stock of the Bank for the approval of any agreement or transaction (including a merger) whereby, or in consequence of which, Control of the Bank, or substantially all of the Bank’s business, is or may be acquired by any person or persons (excluding any member of the Government Concert Party) acting in concert and which for the avoidance of doubt shall include any resolution of the holders of the capital stock of the Bank to approve a scheme of arrangement pursuant to section 201 of the Companies Act 1963 pursuant to which a takeover of the Bank (within the meaning of the Irish Takeover Panel Act 1997 Takeover Rules (as amended, replaced or substituted from time to time)) would be effected or approved or a merger or division of the Bank pursuant to the European Communities (Mergers And Divisions Of Companies) Regulations, 1987 (Statutory Instrument 137 of

1987) or a merger of the Bank pursuant to the European Communities (Cross-Border Mergers) Regulations 2008 (Statutory Instrument 157 of 2008);

“Court of Directors” means a meeting of the Directors duly assembled under and in accordance with these Bye-Laws;

“dematerialised instruction” means an instruction sent or received by means of a relevant system;

“the Directors” means the Directors for the time being of the Bank and includes the Governor and Deputy Governors (if any) of the Bank;

“electronic communication” means information communicated or intended to be communicated to a person or public body, other than its originator, that is generated, communicated, processed, sent, received, recorded, stored or displayed by electronic means or in electronic form but does not include information communicated in the form of speech unless the speech is processed at its destination by an automatic voice recognition system; any references in this definition, the fifth last paragraph of Bye-Law 1 and Bye-Law 138 to “information”, “public body”, “originator”, “electronic” and “person” shall have the same meaning as in Section 2 of the Electronic Commerce Act, 2000; “electronic communication” shall include the making of information and/or documents available on a website or by delivering, giving or sending the same by electronic mail;

“enactment” includes an enactment comprised in any subordinate legislation within the meaning of the Interpretation Act, 2005;

“Financial Regulator” means the Central Bank and Financial Services Authority of Ireland or any successor of it;

“General Court” means a General Court of the members of the Bank duly assembled under and in accordance with these Bye-Laws;

“Government Concert Party” means any person, firm or body corporate acting in concert with any Government Preference Stockholder or any Government Body holding stock in the capital of the Company within the meaning of Article 8(2) of the European Communities (Takeover Bids (Directive 2004/25/EC) Regulations 2006 (SI 255 of 2006)) (as amended, substituted or re-enacted from time to time) provided however this shall not include any occupational pension scheme approved by the Revenue Commissioners and registered with the Pension Board;

“Government Body” means any of the National Treasury Management Agency, the National Pensions Reserve Fund Commission, in its capacity as controller and manager of the National Pensions Reserve Fund, the Minister for Finance or any Minister or Department of the Government of Ireland;

“Government Preference Stockholder” means a Government Body holding 2009 Preference Stock or any custodian or nominee holding 2009 Preference Stock on behalf of a Government Body provided however that where such custodian or nominee holds 2009 Preference Stock for any other person, such holding shall be not be taken into account for the purpose of determining the voting rights of the Government Preference Stockholder;

“issuer-instruction” means a properly authenticated dematerialised instruction attributable to a participating issuer;

“member” means every person who agrees to become a holder of at least one unit of capital stock of the Bank and whose name is entered in the Register;

“Minority Interest” means such minority interests in subsidiaries of the Bank as have been or may in the future be agreed between the Bank and the Minister for Finance;

“Month” means calendar month;

“the Office” means the head office of the Bank of Ireland at Lower Baggot Street, Dublin 2;

“officer” has the meaning attached to it in the Companies Acts 1963 to 1990 as the same may be amended or re-enacted from time to time but does not include an Auditor;

“operator-instruction” means a properly authenticated dematerialised instruction attributable to an operator;

“operator-system” means those facilities and procedures which are part of the relevant system, which are maintained and operated by or for an operator, by which the operator generates operator-instructions and receives dematerialised instructions from system-participants and by which persons change the form in which units of a participating security are held;

“operator” means any person specified in Regulation 28 of the Regulations or approved by the Minister under the Regulations as operator of a relevant system;

“Parity Core Tier I Securities” means the euro Preference Stock, the Sterling Preference Stock and any other securities issued or guaranteed by the Bank that constitute, under the regulatory framework then applicable to the Bank, core tier 1 capital (within the meaning of the Financial Regulator’s requirement at such time or equivalent) excluding the Ordinary Stock and the Minority Interests;

“participating issuer” means a person who has issued a security which is a participating security;

“participating member state” means each state of the European Union described as such in the Economic and Monetary Union Act, 1998;

“participating security” means a security title to units of which is permitted by an operator to be transferred by means of a relevant system;

“the Register” means the register of members of the Bank kept under and in pursuance of these Bye-Laws;

“Regulations” mean the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996, S.I. No. 68 of 1996 and such other regulations made under Section 4 of the Companies (Amendment) Act, 1977 and Section 239 of the Companies Act, 1990 as are applicable including any modification thereof or any regulations in substitution therefore and which term shall include, where the context requires or admits, the rules, facilities and requirements of the relevant system;

“relevant system” means a computer based system and procedures which enable title to units of a security to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters; and “relevant system” includes an operator-system;

“the Seal” means the common seal of the Bank and the “Official Seal” means the seal which may be used for the purpose of sealing securities issued by the Bank;

“Secretary” means any person appointed to perform any of the duties of Secretary of the Bank and includes a Deputy or Assistant Secretary;

“settlement-bank” in relation to a relevant system, means a person who has contracted to make payments in connection with transfers of title to uncertificated units of a security by means of that system;

“the State” means Ireland;

“Stock Exchange” means a stock exchange on which the Bank has sought and has obtained a listing for any of its stock or securities, and/or has had any of its stock or securities admitted to trading;

“system-member” in relation to a relevant system, means a person permitted by an operator to transfer title to uncertificated units of a security by means of that system and includes, where relevant, two or more persons who are jointly so permitted;

“system-participant” in relation to a relevant system, means a person who is permitted by an operator to send and receive properly authenticated dematerialised instructions and “sponsoring system-participant” means a system-participant who is permitted by an operator to send properly authenticated dematerialised instructions on another person’s behalf;

“Trading Day” means a day on which The Irish Stock Exchange Limited or any successor exchange is open for trading of securities admitted to its official list or equivalent;

“uncertificated stock” means stock title to which is recorded on the Register as being held in uncertificated form, and title to which, by virtue of the provisions of the Regulations and these Bye-Laws may be transferred by means of a relevant system; and corresponding expressions shall be construed accordingly;

In these Bye-Laws “euro” or “€” shall refer to the single currency of participating member states of the European Union, the lawful currency of the State, “Stg£” or “Pounds Sterling” shall refer to the lawful currency for the time being of the United Kingdom, and “US$” or “US Dollars” shall refer to the lawful currency for the time being of the United States of America;

The masculine includes the feminine and the singular includes the plural and vice versa;

Words importing persons shall include corporations;

Expressions referring to writing shall be construed as including references to printing, lithography, photography, electronic and any other modes of representing or of reproducing words in visible form and cognate words shall be similarly construed;

Save as aforesaid, words or expressions contained in these Bye-Laws shall if not inconsistent with the subject or context bear the same meaning as in the Charter.

The table of contents, sub-titles and marginal notes are inserted for convenience and shall not affect the construction of these presents.

A reference to any statute or any statutory provision shall be construed as relating to any statutory modification or re-enactment thereof from time to time.

References in these Bye-Laws to any stock being in “uncertificated form” or in “certificated form” are references respectively to such stock being “uncertificated stock” or “certificated stock”.

2.                            In case of any conflict between any provision in these Bye-Laws and any provision of the Charter or of the Bank’s Acts, the provision in these Bye-Laws shall prevail and have effect in place of such conflicting provision of the Charter or the Bank’s Acts.

CAPITAL

3.                            (a)     The capital stock of the Bank is €1,280,000,000 divided into 2,000,000,000 units of Ordinary Stock of €0.64 each (“Ordinary Stock”), US$200,000,000 divided into 8,000,000 units of Non-Cumulative Preference Stock of US$25 each (“Dollar Preference Stock”), Stg£100,000,000 divided into 100,000,000 units of Non-Cumulative Preference Stock of Stg£1 each (“Sterling Preference Stock”), €162,000,000 divided into 100,000,000 units of Non-Cumulative Preference Stock of €1.27 each and 3,500,000,000 units of Non-Cumulative Preference Stock of €0.01 each (“euro Preference Stock” which includes the 3,500,000,000 units of 2009 Preference Stock of €0.01 each),  100,000,000 undesignated Dollar Preference Stock of US$0.25 each, 100,000,000 undesignated sterling preference stock of Stg£0.25 each, 100,000,000 undesignated euro preference stock of €0.25 each (in each case as consolidated or sub-divided from time to time, respectively the “Dollar 2005 Preference Stock”, “Sterling 2005 Preference Stock”, and the “euro 2005 Preference Stock” and together, the “2005 Preference Stock”), having, subject to the provisions of Bye-Laws 3(b), 3(c) and 3(d), the rights set out in Bye-Laws 4 to 7 below.

(b)    The Dollar 2005 Preference Stock shall be comprised of two classes of Stock:

(i)                           redeemable Dollar Preference Stock (the “Redeemable Dollar Preference Stock”); and

(ii)                        non-redeemable Dollar Preference Stock (the “Non-redeemable Dollar Preference Stock”);

In the case of Dollar 2005 Preference Stock that are initially created as undesignated Dollar 2005 Preference Stock the Directors shall upon allotment determine whether they are to be allotted as Redeemable Dollar Preference Stock or Non-redeemable Dollar Preference Stock.

(c)     The Sterling 2005 Preference Stock shall be comprised of two classes of Stock:

(i)                           redeemable Sterling Preference Stock (the “Redeemable Sterling Preference Stock”); and

(ii)                        non-redeemable Sterling Preference Stock (the “Non-redeemable Sterling Preference Stock”);

In the case of Sterling 2005 Preference Stock that are initially created as undesignated Sterling 2005 Preference Stock the Directors shall upon allotment determine whether they are to be allotted as Redeemable Sterling Preference Stock or Non-redeemable Sterling Preference Stock.

(d)    The euro Preference Stock shall be comprised of two classes of Stock:

(i)                           redeemable euro Preference Stock (the “Redeemable euro Preference Stock”); and

(ii)                        non-redeemable euro Preference Stock (the Non-redeemable euro Preference Stock);

In the case of euro 2005 Preference Stock that are initially created as undesignated euro 2005 Preference Stock the Directors shall upon allotment determine whether they are to be allotted as Redeemable euro Preference Stock or Non-redeemable euro Preference Stock.

4.                            The rights attaching to the Dollar Preference Stock shall be as follows:

(A)       General

The Dollar Preference Stock shall rank pari passu inter se with the Sterling Preference Stock and with the euro Preference Stock as regards the right to receive dividends and the rights on winding up of, or other return of capital by, the Bank. Notwithstanding the provisions of  Bye-Law 8 and subject as provided in paragraphs (B) to (H) of this Bye-Law, the Dollar Preference Stock may be issued with such rights and privileges, and subject to such restrictions and limitations, as the Directors shall determine in the resolution approving the issue of such stock and in particular (but without prejudice to the generality of the foregoing), the Directors may (without prejudice to the authority conferred by sub-paragraph (D) (5) of this Bye-Law), pursuant to the authority given by the passing of the resolution to adopt this Bye-Law, consolidate and divide and/or subdivide any Dollar Preference Stock into stock of a larger or smaller amount. Whenever the Directors have power under this Bye-Law to determine any of the rights, privileges, limitations or restrictions attached to any of the Dollar Preference Stock, the rights, privileges, limitations or restrictions so determined need not be the same as those attached to the Dollar Preference Stock which has then been allotted or issued. Without prejudice to Bye-Law 8 (b) each issue of Dollar Preference Stock carrying rights, privileges, limitations or restrictions that are not the same as those attached to the Dollar Preference Stock which has then been allotted or issued shall constitute a separate class of stock.

(B)       Income

(1)    The Dollar Preference Stock shall (subject to the further provisions of this paragraph) entitle the holders thereof (the “Dollar Preference Stockholders”) to receive a non-cumulative preferential dividend (the “Preference Dividend”), which shall be calculated at such annual rate (whether fixed or variable) and shall be payable on such dates and on such other terms and conditions as may be determined by the Directors prior to allotment thereof.

(2)    The following shall apply in relation to any particular Dollar Preference Stock (the “Relevant Dollar Preference Stock”) if so determined by the Directors prior to the allotment thereof:

(a)    The Relevant Dollar Preference Stock shall rank as regards the right to receive dividends pari passu with the Sterling Preference Stock, the euro Preference Stock and with any further stock created and issued pursuant to sub-paragraph (e) below and otherwise in priority to any Ordinary Stock in the capital of the Bank.

(b)    If, on any date on which an instalment of the Preference Dividend would fall to be paid under sub-paragraph (B) (1) above on any Relevant Dollar

Preference Stock, the distributable profits and distributable reserves of the Bank are together insufficient to enable payment in full to be made of such instalment and, if applicable, of any instalments of dividends payable on such date on any other preference stock ranking pari passu with the Relevant Dollar Preference Stock as regards dividend, then none of the said instalments shall be paid. If it shall subsequently appear that any instalment of the Preference Dividend or of any such other preferential dividend which has been paid should not, in accordance with the provisions of this subparagraph, have been so paid, then, provided the Directors shall have acted in good faith, they shall not incur any liability for any loss which any stockholder may suffer in consequence of such payment having been made.

(c)     Where any instalment of the Preference Dividend on any Relevant Dollar Preference Stock is payable, the Directors shall, subject to sub-paragraph (b) above, resolve to make payment of such instalment in cash, provided however that such instalment shall not be payable in cash if, in the judgment of the Directors, after consultation with the Irish Financial Services Regulatory Authority (or such other governmental authority in Ireland having primary bank supervisory authority), the payment of such instalment in cash would breach or cause a breach of the Irish Financial Services Regulatory Authority’s capital adequacy requirements from time to time applicable to the Bank.

(d)    Subject to the right to be allotted additional Dollar Preference Stock in accordance with sub-paragraph (e) below, the Relevant Dollar Preference Stock shall carry no further right to participate in the profits and reserves of the Bank other than the Preference Dividend and if on any occasion an instalment of the Preference Dividend is not paid in cash for the reasons described in sub-paragraph (b) or sub-paragraph (c) above, the Dollar Preference Stockholders shall have no claim in respect of such instalment.

(e)     (i)                          The provisions of this sub-paragraph shall apply where any instalment of the Preference Dividend payable on a particular date on the Relevant Dollar Preference Stock is, for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above, not to be paid in cash and the amount (if any) standing to the credit of the profit and loss account of the Bank together with the amount of the reserves of the Bank available for the purpose are sufficient to enable the allotments of additional preference stock referred to in the further provisions of this sub-paragraph to be made in full;

(ii)                       For the purposes of this sub-paragraph:

“Relevant Stock” means Relevant Dollar Preference Stock and any preference stock of the Bank carrying similar rights to those set out in this sub-paragraph (e) and ranking pari passu with the Relevant Dollar Preference Stock as regards dividend in respect of which an instalment of preference dividend which would have been payable on the same date as a Relevant Instalment on Relevant Dollar Preference Stock is not to be paid in cash; and

“Relevant Instalment” means an instalment of preference dividend which is not to be paid in cash on Relevant Stock on any occasion for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above; and, where a member holds Relevant Stock of more than one class, the provisions of this sub-clause shall be interpreted and applied separately in respect of each class of Relevant Stock held by him;

(iii)                    Each holder of Relevant Stock shall, on the date for payment of the Relevant Instalment, had such instalment been paid in cash, be allotted such additional nominal amount of preference stock of the class in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Instalment that would have been payable to him, had such instalment been payable in cash, (exclusive of any associated tax credit) by a factor to be determined by the Directors prior to allotment of the Relevant Stock. The Bank shall not issue fractions of preference stock of any class (“Fractional Stock”) on any such allotment of additional preference stock. In lieu of any Fractional Stock each holder of Relevant Stock otherwise entitled to receive Fractional Stock shall receive a payment in cash equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Bank, on behalf of all such holders, of the aggregate of the preference stock of the relevant class equal in nominal amount to the aggregate amount of all Fractional Stock of the relevant class otherwise payable as a dividend rounded down to the nearest integral multiple of the par value of such preference stock, provided that the Bank shall not be obliged to make any such payment where the entitlement of the relevant holder is less than US$10. Such sale shall be effected promptly after the record date fixed for determining the holders entitled to payment of the Preference Dividend. A holder receiving an allotment of additional preference stock in terms of this sub-paragraph shall not be entitled to receive any part of the Relevant Instalment relating to Relevant Stock of that class in cash;

(iv)                   For the purpose of paying up preference stock to be allotted on any occasion pursuant to this sub-paragraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Bank and/or to the credit of the Bank’s reserve accounts available for the purpose, as the Directors may determine a sum equal to the aggregate nominal amount of the additional preference stock then to be allotted and shall apply the same in paying up in full the appropriate amount of unissued preference stock of the class or classes in question. Any such capitalisation shall be deemed to be authorised by the resolution adopting this Bye-Law and the provisions of Bye-Law 132 shall apply mutatis mutandis to any such capitalisation;

(v)                      The additional preference stock so allotted shall rank pari passu in all respects with the fully paid Relevant Stock of the same class then in issue save only as regards participation in the Relevant Instalment;

(f)      The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of subparagraph (e). If any additional preference stock falling to be allotted pursuant to such sub-paragraph cannot be allotted by reason of any insufficiency in the Bank’s authorised capital stock the Directors shall convene a General Court to be held as soon as practicable, for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised capital stock. The Dollar Preference Stock shall not confer the right to participate in any issue of stock on capitalisation of reserves except as provided in sub-paragraph (e) above.

(C)       Capital

(1)    On a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, the Dollar Preference Stockholders shall in respect of the Dollar Preference Stock held by them be entitled to receive in US Dollars, out of the surplus assets available for distribution to the Bank’s members, an amount equal to the amount paid up or credited as paid up on the Dollar Preference Stock (including any premium paid to the Bank in respect thereof).

(2)    In addition to the amount repayable on the Dollar Preference Stock pursuant to subparagraph (1) above there shall be payable:

(a)    a sum equal to the amount of any Preference Dividend which is due for payment after the date of commencement of the winding up or other return of capital but which is payable in respect of a period ending on or before such date and the amount of any Preference Dividend which would have been payable by the Bank in accordance with paragraph (B) of this Bye-Law in respect of the period commencing with the fixed dividend payment date which shall most recently have occurred prior to the winding up of the Bank or the date of return of capital, as the case may be, and ending with the date of such return of capital, whether on a winding up or otherwise, as though such period had been one in relation to which an instalment of the Preference Dividend would have been payable pursuant to paragraph (B), but subject always to the provisions of sub-paragraphs (2)(b), (c) and (d) of paragraph (B); and

(b)    subject thereto, such premium (if any) as may be determined by the Directors prior to allotment thereof (and so that the Directors may determine that such premium is payable only in specified circumstances and/or that such premium shall be of variable amount depending on the timing and circumstances of such return of capital).

(3)    The amounts payable or repayable under sub-paragraphs (1) and (2) of this paragraph (C) in the event of a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, shall be so paid pari passu with any amounts payable or repayable in that event upon or in respect of any further preference stock of the Bank ranking pari passu with the Dollar Preference Stock as regards repayment of capital and shall be so paid in priority to any repayment of capital on any other class of stock of the Bank. The Dollar Preference Stockholders shall not be entitled in respect of the Dollar Preference Stock held by them to any further or other right of participation in the assets of the Bank.

(D)       Redemption

(1)    Unless otherwise determined by the Directors in relation to any particular Dollar Preference Stock prior to allotment thereof, the Dollar Preference Stock shall be redeemable at the option of the Bank. In the case of any particular Dollar Preference Stock which is to be so redeemable:

(a)    such stock shall be redeemable at par together with the sum which would have been payable pursuant to paragraph (C) of this Bye-Law (other than sub-paragraph (C)(2)(b)) if the date fixed for redemption had been the date of a return of capital on a winding up of the Bank;

(b)    such stock shall be redeemable during such period as the Directors shall prior to the allotment thereof determine, commencing with the first date on which a dividend is payable on such stock or with such later date as the Directors shall prior to allotment thereof determine; and

(c)     prior to allotment of such stock, the Directors shall determine whether the Bank may redeem (i) all (but not merely some) of such stock or (ii) all or any of such stock and the basis on which any necessary selection of such stock for redemption is to be made from time to time.

(2)    The provisions of this sub-paragraph (2) shall apply in relation to any Dollar Preference Stock that is to be redeemed and that on the date fixed for redemption is in certificated form. The Bank shall give to the holders of the Dollar Preference Stock to be redeemed not less than 30 days and not more than 60 days notice in writing of the date on which such redemption be effected. Such notice shall specify the redemption date and the place at which the certificates for such Dollar Preference Stock are to be presented for redemption and upon such date each of such holders shall be bound to deliver to the Bank at such place the certificates for such Dollar Preference Stock as are held by him. Upon such delivery, the Bank shall pay to such holder the amount due to him in respect of such redemption and shall cancel the certificates so delivered. If any such certificate includes any Dollar Preference Stock not redeemable on that occasion, a fresh certificate for such stock shall be issued to the holder without charge upon cancellation of the existing certificate.

(3)    As from the date fixed for redemption, no Preference Dividend shall be payable on the Dollar Preference Stock to be redeemed except on any such stock in respect of which, upon either due presentation of the certificate relating thereto, or, if the Dollar Preference Stock was in uncertificated form on the date fixed for redemption the procedures for redemption as referred to in sub-paragraph (4) below having been effected, payment of the moneys due at such redemption shall be improperly refused, in which event, the Preference Dividend shall continue to accrue on and from the date fixed for redemption down to, but not including, the date of payment of such redemption moneys.

(4)    The provisions of this sub-paragraph (4) shall apply in relation to any Dollar Preference Stock that is to be redeemed and that, on the date fixed for redemption, is in uncertificated form. The Bank shall give to the holders of such Dollar Preference Stock not less than 30 days and not more than 60 days notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the Directors shall be entitled, in their absolute discretion, to determine the procedures for the redemption of such Dollar Preference Stock held in uncertificated form on the relevant redemption date (subject always to the facilities and requirements of the relevant system concerned). Upon being satisfied that such procedures have been effected, the Bank shall pay to the holders of the Dollar Preference Stock concerned the amount due in respect of such redemption of such Dollar Preference Stock.

(5)    Without prejudice to the generality of sub-paragraph (4) above:

(a)    the procedures for the redemption of any Dollar Preference Stock may involve or include the sending by the Bank or by any person on its behalf, of an issuer-instruction to the operator of the relevant system concerned requesting or requiring the deletion of any computer-based entries in the relevant system concerned that relate to the holding of the Dollar Preference Stock concerned; and/or

(b)    the Bank may, if the Directors so determine, (by notice in writing to the holder concerned, which notice may be included in the notice of redemption concerned) require the holder of the Dollar Preference Stock concerned to change the form of the Dollar Preference Stock from uncertificated form to certificated form prior to the date fixed for redemption (in which case the provisions in this Bye-Law relating to the redemption of Dollar Preference Stock held in certificated form shall apply).

Whether any Dollar Preference Stock to be redeemed is in certificated form or uncertificated form on the relevant date fixed for redemption shall be determined by reference to the Register as at 12.00 noon on such date or such other time as the Directors, may (subject to the facilities and requirements of the relevant system concerned) in their absolute discretion determine.

(6)    The receipt of the registered holder for the time being of any Dollar Preference Stock or, in the case of joint registered holders, the receipt of any of them for the moneys payable on redemption thereof, shall constitute an absolute discharge to the Bank in respect thereof.

(7)    Upon the redemption of any Dollar Preference Stock the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised preference stock existing as a consequence of such redemption into stock of any other class of capital stock into which the authorised capital stock of the Bank is or may at that time be divided of a like nominal amount (as nearly as may be) and in the same currency as the Dollar Preference Stock so redeemed or into unclassified stock of the same nominal amount and in the same currency as the Dollar Preference Stock so redeemed.

(E)        Voting

(1)    The Dollar Preference Stockholders shall be entitled to receive notice of any General Court of the Bank and a copy of every circular or like document sent out by the Bank to the holders of Ordinary Stock but shall not be entitled to attend any General Court or to speak or vote thereat unless:

(a)    a resolution is to be proposed at such meeting for the winding up of the Bank; or

(b)    a resolution is to be proposed at such meeting varying, altering or abrogating any of the rights, privileges, limitations or restrictions attached to the Dollar Preference Stock;

and then to vote only on such resolution or resolutions; or

unless at the date of such meeting the most recent instalment of the Preference Dividend due to be paid prior to such meeting shall not have been paid in cash in which event the Dollar Preference Stockholders shall be entitled to speak and vote on all resolutions proposed at such meeting.

For the avoidance of doubt, unless otherwise provided by its terms of issue and without prejudice to the rights attached to the Dollar Preference Stock to participate in any return of capital, the rights attached to any Dollar Preference Stock shall not be deemed to be varied, altered or abrogated by a reduction in any capital stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such Dollar Preference Stock or by any redemption of any such capital stock, unless, in either of the foregoing cases, the then most recent dividend due to be paid on each class of preference stock in the capital of the Bank prior to such reduction or redemption shall not have been paid in cash.

(2)    (a)    At a separate Meeting of the Dollar Preference Stockholders referred to in paragraph (F) of this Bye-Law on a show of hands each Dollar Preference Stockholder present in person or every proxy for every such member shall have one vote and on a poll each Dollar Preference Stockholder present in person or by proxy shall have one vote in respect of each US$1 of Dollar Preference Stock held by him; and

(b)    Whenever the Dollar Preference Stockholders are entitled to attend and vote at a General Court of the Bank then, on a show of hands, each Dollar Preference Stockholder, present in person or every proxy for every such member, shall have one vote and on a poll each Dollar Preference Stockholder present in person or by proxy shall have one vote for every €0.64 of the euro amount decided by the Directors as being equivalent to the nominal amount of Dollar Preference Stock held by him, such calculation to be made by applying the rate of exchange prevailing at the date or respective dates of allotment of such stock as determined by the Directors. For the purpose of making the above calculation the euro amount shall be adjusted downwards to the nearest integral multiple of €0.64.

(3)    On a relevant requisition given in accordance with the provisions of sub-paragraph (4) below, the Directors shall procure that an Extraordinary General Court of the Bank shall be convened forthwith.

(4)    A “relevant requisition” is a requisition:

(a)    which has been signed by or on behalf of the holders of a majority of the Dollar Preference Stock in issue at the date of such requisition; and

(b)    which states the objects of the meeting to be convened;

and a relevant requisition may consist of several documents in like form each signed by or on behalf of one or more of the requisitionists. The provisions of Bye-Law 46 (c), (d) and (e) shall apply mutatis mutandis to an Extraordinary General Court requisitioned in accordance with this Bye-Law.

(5)    The right to requisition a General Court of the Bank contained in this paragraph (E) shall be exercisable only at a time when the most recent instalment of the Preference Dividend due to be paid prior to such requisition shall not have been paid in cash.

(6)    The Directors shall procure that, on any resolution at a General Court of the Bank upon which the Dollar Preference Stockholders are entitled to vote and on each resolution at a separate Meeting, referred to at paragraph (F) of this Bye-Law, of the Dollar Preference Stockholders, a poll is demanded by the Chairman of such meeting in accordance with these Bye-Laws.

(F)    Restriction on Capitalisations and Issues of Securities

The following shall apply in relation to any particular Dollar Preference Stock (the “Relevant Dollar Preference Stock”) if so determined by the Directors prior to allotment thereof. Save with the written consent of the holders of not less than 66 2/3% in nominal value of the Relevant Dollar Preference Stock, or with the sanction of a resolution passed at a separate meeting of the holders of the Relevant Dollar Preference Stock where holders of not less than 66 2/3% in nominal value of the Relevant Dollar Preference Stock in attendance and voting have voted in favour of such resolution, the Directors shall not (i) pursuant to Bye-Law 131 to 133 capitalise any part of the amounts available for distribution and referred to in such Bye-Law if after such capitalisation the aggregate of such amounts would be less than a multiple, determined by the Directors prior to the allotment of the Relevant Dollar Preference Stock of the aggregate amount of the annual dividends (exclusive of any associated tax credit) payable on the Dollar Preference Stock then in issue and any other preference stock then in issue ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank, pari passu with or in priority to the Relevant Dollar Preference Stock, or (ii) authorise or create, or increase the amount of any stock of any class or any security convertible into the stock of any class ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank in priority to the Relevant Dollar Preference Stock. A separate meeting shall be deemed to be a class meeting and the provisions of Bye-Law 8 (a) shall apply subject always to the over-riding provision of sub-paragraph (6) of paragraph (E) of this Bye-Law.

(G)       Further Preference Stock

The Bank may from time to time create and issue further preference stock ranking as regards participation in the profits and assets of the Bank pari passu with the Dollar Preference Stock and so that any such further preference stock may be denominated in any currency and may carry as regards participation in the profits and assets of the Bank rights identical in all respects to those attaching to the Dollar Preference Stock or rights differing therefrom in any respect including, but without prejudice to the generality of the foregoing:

(1)    the rate of dividend may differ and the dividend may be cumulative or non-cumulative;

(2)    the periods by reference to which dividend is payable may differ;

(3)    a premium may be payable on a return of capital or there may be no such premium;

(4)    the further preference stock may be redeemable at the option of the Bank or the holder or may be non-redeemable or may be redeemable at different dates and on different terms from those applying to the Dollar Preference Stock; and

(5)    the further preference stock may be convertible into Ordinary Stock or any other class of stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such Dollar Preference Stock, in each case on such terms and conditions as may be prescribed by the terms of issue thereof.

The creation or issue of, or the variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to, any stock of the Bank ranking after the Dollar Preference Stock as regards participation in the profits and assets of the Bank and the creation or issue of further preference stock ranking pari passu with the Dollar Preference Stock as provided for above shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Dollar Preference Stock. Provided, however, as regards further preference stock ranking pari passu with the Dollar Preference Stock that, on the date of such creation or issue, the most recent instalment of the dividend due to be paid on each class of preference stock in the capital of the Bank prior to such date shall have been paid in cash. If any further preference stock of the Bank shall have been issued, then any subsequent variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to any of such further preference stock shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Dollar Preference Stock provided that the rights attaching to such preference stock thereafter shall be such that the creation and issue by the Bank of further preference stock carrying those rights would have been permitted under this paragraph.

(H)      Variation of Class Rights

Without prejudice to Bye-Law 8 (b) the rights, privileges, limitations or restrictions attached to the Dollar Preference Stock (or any class thereof) may be varied, altered or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the written consent of the holders of not less than 66 2/3% in nominal value of such class of stock or with the sanction of a resolution passed at a class meeting of holders of such classes of stock provided that the holders of not less than 66 2/3% in nominal value of such class of stock in attendance and voting vote in favour of such resolution.

5.                            The rights attaching to the Sterling Preference Stock shall be as follows:

(A)       General

The Sterling Preference Stock shall rank pari passu inter se with the Dollar Preference Stock and with the euro Preference Stock as regards the right to receive dividends and the rights on winding up of, or other return of capital by, the Bank. Notwithstanding the provisions of Bye-Law 8 and subject as provided in paragraphs (B) to (H) of this Bye-Law, the Sterling Preference Stock may be issued with such rights and privileges, and subject to such restrictions and limitations, as the Directors shall determine in the resolution approving the issue of such stock and in particular (but without prejudice to the generality of the foregoing), the Directors may (without prejudice to the authority conferred by sub-paragraph (D) (5) of this Bye-Law), pursuant to the authority given by the passing of the resolution to adopt this Bye-Law, consolidate and divide and/or subdivide any Sterling Preference Stock into stock of a larger or smaller amount. Whenever the Directors have power under this Bye-Law to determine any of the rights, privileges, limitations or restrictions attached to any of the Sterling Preference Stock, the rights, privileges, limitations or restrictions so determined need not be the same as those attached to the Sterling Preference Stock which has then been allotted or issued. Without prejudice to Bye-Law 8 (c) each issue of Sterling Preference Stock carrying rights, privileges, limitations or restrictions that are not the same as those attached to the Sterling Preference Stock which has then been allotted or issued shall constitute a separate class of stock.

(B)       Income

(1)    The Sterling Preference Stock shall (subject to the further provisions of this paragraph) entitle the holders thereof (the “Sterling Preference Stockholders”) to receive a non-cumulative preferential dividend (the “Preference Dividend”), which shall be calculated at such annual rate (whether fixed or variable) and shall be payable on such dates and on such other terms and conditions as may be determined by the Directors prior to allotment thereof.

(2)    The following shall apply in relation to any particular Sterling Preference Stock (the “Relevant Sterling Preference Stock”) if so determined by the Directors prior to the allotment thereof:

(a)    The Relevant Sterling Preference Stock shall rank as regards the right to receive dividends pari passu with the Dollar Preference Stock, the euro Preference Stock and with any further stock created and issued pursuant to sub-paragraph (e) below and otherwise in priority to any Ordinary Stock in the capital of the Bank.

(b)    If, on any date on which an instalment of the Preference Dividend would fall to be paid under sub-paragraph (B) (1) above on any Relevant Sterling Preference Stock, the distributable profits and distributable reserves of the Bank are together insufficient to enable payment in full to be made of such instalment and, if applicable, of any instalments of dividends payable on such date on any other preference stock ranking pari passu with the Relevant Sterling Preference Stock as regards dividend, then none of the said instalments shall be paid. If it shall subsequently appear that any instalment of the Preference Dividend or of any such other preferential dividend which has been paid should not, in accordance with the provisions of this subparagraph, have been so paid, then, provided the Directors shall have acted in good faith, they shall not incur any liability for any loss which any stockholder may suffer in consequence of such payment having been made.

(c)     Where any instalment of the Preference Dividend on any Relevant Sterling Preference Stock is payable, the Directors shall, subject to sub-paragraph (b) above, resolve to make payment of such instalment in cash, provided however that such instalment shall not be payable in cash if, in the judgment of the Directors, after consultation with the Irish Financial Services Regulatory Authority or such other governmental authority in Ireland having primary bank supervisory authority, the payment of such instalment in cash would breach or cause a breach of the Irish Financial Services Regulatory Authority’s capital adequacy requirements from time to time applicable to the Bank.

(d)    Subject to the right to be allotted additional Sterling Preference Stock in accordance with sub-paragraph (e) below, the Relevant Sterling Preference Stock shall carry no further right to participate in the profits and reserves of the Bank other than the Preference Dividend and if on any occasion an instalment of the Preference Dividend is not paid in cash for the reasons described in sub-paragraph (b) or sub-paragraph (c) above, the Sterling Preference Stockholders shall have no claim in respect of such instalment.

(e)     (i)                          The provisions of this sub-paragraph shall apply where any instalment of the Preference Dividend payable on a particular date on the Relevant Sterling Preference Stock is, for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above, not to be paid in cash and the amount (if any) standing to the credit of the profit and loss account of the Bank together with the amount of the reserves of the Bank available for the purpose are sufficient to enable the allotments of additional Preference Stock referred to in the further provisions of this sub-paragraph to be made in full;

(ii)                       For the purposes of this sub-paragraph:

“Relevant Stock” means relevant Sterling Preference Stock and any preference stock of the Bank carrying similar rights to those set out in this sub-paragraph (e) and ranking pari passu with the Relevant Sterling Preference Stock as regards dividend in respect of which an instalment of preference dividend which would have been payable on the same date as a Relevant Instalment on Relevant Sterling Preference Stock is not to be paid in cash; and

“Relevant Instalment” means an instalment of preference dividend which is not to be paid in cash on Relevant Stock on any occasion for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above; and

where a member holds Relevant Stock of more than one class, the provisions of this sub-clause shall be interpreted and applied separately in respect of each class of Relevant Stock held by him;

(iii)                    Each holder of Relevant Stock shall, on the date for payment of the Relevant Instalment, had such instalment been paid in cash, be allotted such additional nominal amount of preference stock of the class in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Instalment that would have been payable to him, had such instalment been payable in cash, (exclusive of any associated tax credit) by a factor to be determined by the Directors prior to allotment of the Relevant Stock. The Bank shall not issue fractions of preference stock of any class (“Fractional Stock”) on any such allotment of additional preference stock. In lieu of any Fractional Stock each holder of Relevant Stock otherwise entitled to receive Fractional Stock shall receive a payment in cash equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Bank, on behalf of all such holders, of the aggregate of the preference stock of the relevant class equal in nominal amount to the aggregate amount of all Fractional Stock of the relevant class otherwise payable as a dividend rounded down to the nearest integral multiple of the par value of such preference stock, provided that the Bank shall not be obliged to make any such payment where the entitlement of the relevant holder is less than Stg£5. Such sale shall be effected promptly after the record date fixed for determining the holders entitled to payment of the Preference Dividend. A holder receiving an allotment of additional preference stock in terms of this sub-paragraph shall not be entitled to receive any part of the Relevant Instalment relating to Relevant Stock of that class in cash;

(iv)                   For the purpose of paying up preference stock to be allotted on any occasion pursuant to this sub-paragraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Bank and/or to the credit of the Bank’s reserve accounts available for the purpose, as the Directors may determine a sum equal to the aggregate nominal amount of the additional preference stock then to be allotted and shall apply the same in paying up in full the appropriate amount of unissued preference stock of the class or classes in question. Any such capitalisation shall be deemed to be authorised by the resolution adopting this Bye-Law and the provisions of Bye-Law 132 shall apply mutatis mutandis to any such capitalisation;

(v)                      The additional preference stock so allotted shall rank pari passu in all respects with the fully paid Relevant Stock of the same class then in issue save only as regards participation in the Relevant Instalment;

(f)  The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of sub-paragraph (e). If any additional preference stock falling to be allotted pursuant to such sub-paragraph cannot be allotted by reason of any insufficiency in the Bank’s authorised capital stock the Directors shall convene a General Court to be held as soon as practicable, for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised capital stock. The Sterling Preference Stock shall not confer the right to participate in any issue of stock on capitalisation of reserves except as provided in sub-paragraph (e) above.

(C)  Capital

(1)  On a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, the Sterling Preference Stockholders shall in respect of the Sterling Preference Stock held by them be entitled to receive in Pounds Sterling out of the surplus assets available for distribution to the Bank’s members, an amount equal to the amount paid up or credited as paid up on the Sterling Preference Stock (including any premium paid to the Bank in respect thereof).

(2)  In addition to the amount repayable on the Sterling Preference Stock pursuant to sub-paragraph (1) above there shall be payable:

(a)  a sum equal to the amount of any Preference Dividend which is due for payment after the date of commencement of the winding up or other return of capital but which is payable in respect of a period ending on or before such date and the amount of any Preference Dividend which would have been payable by the Bank in accordance with paragraph (B) of this Bye-Law in respect of the period commencing with the fixed dividend payment date which shall most recently have occurred prior to the winding up of the Bank or the date of return of capital, as the case may be, and ending with the date of such return of capital, whether on a winding up or otherwise, as though such period had been one in relation to which an instalment of the Preference Dividend would have been payable pursuant to paragraph (B), but subject always to the provisions of sub-paragraphs (2) (b), (c) and (d) of paragraph (B); and

(b)  subject thereto, such premium (if any) as may be determined by the Directors prior to allotment thereof (and so that the Directors may determine that such premium is payable only in specified circumstances and/or that such premium shall be of variable amount depending on the timing and circumstances of such return of capital).

(3)  The amounts payable or repayable under sub-paragraphs (1) and (2) of this paragraph (C) in the event of a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, shall be so paid pari passu with any amounts payable or repayable in that event upon or in respect of any further preference stock of the Bank ranking pari passu with the Sterling Preference Stock as regards repayment of capital and shall be so paid in priority to any repayment of capital on any other class of stock of the Bank. The Sterling Preference Stockholders shall not be entitled in respect of the Sterling Preference Stock held by them to any further or other right of participation in the assets of the Bank.

(D)          Redemption

(1)  Unless otherwise determined by the Directors in relation to any particular Sterling Preference Stock prior to allotment thereof, the Sterling Preference Stock shall be redeemable at the option of the Bank. In the case of any particular Sterling Preference Stock which is to be so redeemable:

(a)  such stock shall be redeemable at par together with the sum which would have been payable pursuant to paragraph (C) of this Bye-Law (other than sub-paragraph (C)(2)(b)) if the date fixed for redemption had been the date of a return of capital on a winding up of the Bank;

(b)  such stock shall be redeemable during such period as the Directors shall prior to the allotment thereof determine, commencing with the first date on which a dividend is payable on such stock or with such later date as the Directors shall prior to allotment thereof determine; and

(c)  prior to allotment of such stock, the Directors shall determine whether the Bank may redeem (i) all (but not merely some) of such stock or (ii) all or any of such stock and the basis on which any necessary selection of such stock for redemption is to be made from time to time.

(2)  The provisions of this sub-paragraph (2) shall apply in relation to any Sterling Preference Stock that is to be redeemed and that on the date fixed for redemption is in certificated form. The Bank shall give to the holders of the Sterling Preference Stock to be redeemed not less than 30 days and not more than 60 days notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the place at which the certificates for such Sterling Preference Stock are to be presented for redemption and upon such date each of such holders shall be bound to deliver to the Bank at such place the certificates for such Sterling Preference Stock as are held by him. Upon such delivery, the Bank shall pay to such holder the amount due to him in respect of such redemption and shall cancel the certificates so delivered. If any such certificate includes any Sterling Preference Stock not redeemable on that occasion, a fresh certificate for such stock shall be issued to the holder without charge upon cancellation of the existing certificate.

(3)  As from the date fixed for redemption, no Preference Dividend shall be payable on the Sterling Preference Stock to be redeemed except on any such stock in respect of which, upon either due presentation of the certificate relating thereto, or, if the Sterling Preference Stock was in uncertificated form on the date fixed for redemption the procedures for redemption as referred to in sub-paragraph (4) below, having been effected, payment of the moneys due at such redemption shall be improperly refused, in which event, the Preference Dividend shall continue to accrue on and from the date fixed for redemption down to, but not including, the date of payment of such redemption moneys.

(4)  The provisions of this sub-paragraph (4) shall apply in relation to any Sterling Preference Stock that is to be redeemed and that, on the date fixed for redemption, is in uncertificated form. The Bank shall give to the holders of such Sterling Preference Stock not less than 30 days and not more than 60 days notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the Directors shall be entitled, in their absolute discretion, to determine the procedures for the redemption of such Sterling Preference Stock held in uncertificated form on the relevant redemption date (subject always to the facilities and requirements of the relevant system concerned). Upon being satisfied that such procedures have been effected, the Bank shall pay to the holders of the Sterling Preference Stock concerned the amount due in respect of such redemption of such Sterling Preference Stock.

(5)  Without prejudice to the generality of sub-paragraph (4) above:

(a)  the procedures for the redemption of any Sterling Preference Stock may involve or include the sending by the Bank or by any person on its behalf, of an issuer-instruction to the operator of the relevant system concerned requesting or requiring the deletion of any computer-based entries in the relevant system concerned that relate to the holding of the Sterling Preference Stock concerned; and/or

(b)  the Bank may, if the Directors so determine, (by notice in writing to the holder concerned, which notice may be included in the notice of redemption concerned) require the holder of the Sterling Preference Stock concerned to change the form of the Sterling Preference Stock from uncertificated form to certificated form prior to the date fixed for redemption (in which case the provisions in this Bye-Law relating to the redemption of Sterling Preference Stock held in certificated form shall apply).

Whether any Sterling Preference Stock to be redeemed is in certificated form or uncertificated form on the relevant date fixed for redemption shall be determined by reference to the Register as at 12.00 noon on such date or such other time as the Directors, may (subject to the facilities and requirements of the relevant system concerned) in their absolute discretion determine.

(6)  The receipt of the registered holder for the time being of any Sterling Preference Stock or, in the case of joint registered holders, the receipt of any of them for the moneys payable on redemption thereof, shall constitute an absolute discharge to the Bank in respect thereof.

(7)  Upon the redemption of any Sterling Preference Stock the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised preference stock existing as a consequence of such redemption into stock of any other class of capital stock into which the authorised capital stock of the Bank is or may at that time be divided of a like nominal amount (as nearly as may be) and in the same currency as the Sterling Preference Stock so redeemed or into unclassified stock of the same nominal amount and in the same currency as the Sterling Preference Stock so redeemed.

(E)  Voting

(1)  The Sterling Preference Stockholders shall be entitled to receive notice of any General Court of the Bank and a copy of every circular or like document sent out by the Bank to the holders of Ordinary Stock but shall not be entitled to attend any General Court or to speak or vote thereat unless:

(a) a resolution is to be proposed at such meeting for the winding up of the Bank; or

(b) a resolution is to be proposed at such meeting varying, altering or abrogating any of the rights, privileges, limitations or restrictions attached to the Sterling Preference Stock;

and then to vote only on such resolution or resolutions; or

unless at the date of such meeting the most recent instalment of the Preference Dividend due to be paid prior to such meeting shall not have been paid in cash in which event the Sterling Preference Stockholders shall be entitled to speak and vote on all resolutions proposed at such meeting.

For the avoidance of doubt, unless otherwise provided by its terms of issue and without prejudice to the rights attached to the Sterling Preference Stock to participate in any return of capital, the rights attached to any Sterling Preference Stock shall not be deemed to be varied, altered or abrogated by a reduction in any capital stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such Sterling Preference Stock or by any redemption of any such capital stock, unless, in either of the foregoing cases, the then most recent dividend due to be paid on each class of preference stock in the capital of the Bank prior to such reduction or redemption shall not have been paid in cash.

(2)  (a)       At a separate Meeting of the Sterling Preference Stockholders referred to in paragraph (F) of this Bye-Law on a show of hands each Sterling Preference Stockholder present in person or every proxy for every such member shall have one vote and on a poll each Sterling Preference Stockholder present in person or by proxy shall have one vote in respect of each unit of Sterling Preference Stock held by him; and

(b) Whenever the Sterling Preference Stockholders are entitled to attend and vote at a General Court of the Bank then, on a show of hands, each Sterling Preference Stockholder, present in person or every proxy for every such member, shall have one vote and on a poll each Sterling Preference Stockholder present in person or by proxy shall have one vote for every €0.64 of the euro amount decided by the Directors as being equivalent to the nominal amount of Sterling Preference Stock held by him, such calculation to be made by applying the rate of exchange prevailing at the date or respective dates of allotment of such stock as determined by the Directors. For the purpose of making the above calculation the euro amount shall be adjusted downwards to the nearest integral multiple of €0.64.

(3)  On a relevant requisition given in accordance with the provisions of sub-paragraph (4) below, the Directors shall procure that an Extraordinary General Court of the Bank shall be convened forthwith.

(4)  A “relevant requisition” is a requisition:

(a) which has been signed by or on behalf of the holders of a majority of the Sterling Preference Stock in issue at the date of such requisition; and

(b) which states the objects of the meeting to be convened;

and a relevant requisition may consist of several documents in like form each signed by or on behalf of one or more of the requisitionists.  The provisions of Bye-Law 46 (c), (d) and (e) shall apply mutatis mutandis to an Extraordinary General Court requisitioned in accordance with this Bye-Law.

(5)  The right to requisition a General Court of the Bank contained in this paragraph (E) shall be exercisable only at a time when the most recent instalment of the Preference Dividend due to be paid prior to such requisition shall not have been paid in cash.

(6)  The Directors shall procure that, on any resolution at a General Court of the Bank upon which the Sterling Preference Stockholders are entitled to vote and on each resolution at a separate Meeting, referred to at paragraph (F) of this Bye-Law, of the Sterling Preference Stockholders, a poll is demanded by the Chairman of such meeting in accordance with these Bye-Laws.

(F)  Restriction on Capitalisations and Issues of Securities

The following shall apply in relation to any particular Sterling Preference Stock (the “Relevant Sterling Preference Stock”) if so determined by the Directors prior to allotment thereof. Save with the written consent of the holders of not less than 75% in nominal value of the Relevant Sterling Preference Stock, or with the sanction of a resolution passed at a separate meeting of the holders of the Relevant Sterling Preference Stock where holders of not less than 75% in nominal value of the Relevant Sterling Preference Stock in attendance and voting have voted in favour of such resolution, the Directors shall not (i) pursuant to Bye-Law 131 to 133 capitalise any part of the amounts available for distribution and referred to in such Bye-Law if after such capitalisation the aggregate of such amounts would be less than a multiple, determined by the Directors prior to the allotment of the Relevant Sterling Preference Stock of the aggregate amount of the annual dividends (exclusive of any associated tax credit) payable on the Sterling Preference Stock then in issue and any other preference stock then in issue ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank, pari passu with or in priority to the Relevant Sterling Preference Stock, or (ii) authorise or create, or increase the amount of any stock of any class or any security convertible into the stock of any class ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank in priority to the Relevant Sterling Preference Stock. A separate Meeting shall be deemed to be a class meeting and the provisions of Bye-Law 8 (a) shall apply subject always to the over-riding provision of sub-paragraph (6) of paragraph (E) of this Bye-Law.

(G)  Further Preference Stock

The Bank may from time to time create and issue further preference stock ranking as regards participation in the profits and assets of the Bank pari passu with the Sterling Preference Stock and so that any such further preference stock may be denominated in any currency and may carry as regards participation in the profits and assets of the Bank rights identical in all respects to those attaching to the

Sterling Preference Stock or rights differing therefrom in any respect including, but without prejudice to the generality of the foregoing:

(1)  the rate of dividend may differ and the dividend may be cumulative or non-cumulative;

(2)  the periods by reference to which dividend is payable may differ;

(3)  a premium may be payable on a return of capital or there may be no such premium;

(4)  the further preference stock may be redeemable at the option of the Bank or the holder or may be non-redeemable or may be redeemable at different dates and on different terms from those applying to the Sterling Preference Stock; and

(5)  the further preference stock may be convertible into Ordinary Stock or any other class of stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such Sterling Preference Stock, in each case on such terms and conditions as may be prescribed by the terms of issue thereof.

The creation or issue of, or the variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to, any stock of the Bank ranking after the Sterling Preference Stock as regards participation in the profits and assets of the Bank and the creation or issue of further preference stock ranking pari passu with the Sterling Preference Stock as provided for above shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Sterling Preference Stock. Provided, however, as regards further preference stock ranking pari passu with the Sterling Preference Stock that, on the date of such creation or issue, the most recent instalment of the dividend due to be paid on each class of preference stock in the capital of the Bank prior to such date shall have been paid in cash. If any further preference stock of the Bank shall have been issued, then any subsequent variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to any of such further preference stock shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Sterling Preference Stock provided that the rights attaching to such preference stock thereafter shall be such that the creation and issue by the Bank of further preference stock carrying those rights would have been permitted under this paragraph.

(H)  Variation of Class Rights

Without prejudice to Bye-Law 8 (c) the rights, privileges, limitations or restrictions attached to the Sterling Preference Stock (or any class thereof) may be varied, altered or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the written consent of the holders of not less than 75% in nominal value of such class of stock or with the sanction of a resolution passed at a class meeting of holders of such classes of stock provided that the holders of not less than 75% in nominal value of such class of stock in attendance and voting vote in favour of such resolution.

6.                           The rights attaching to the euro Preference Stock shall be as follows:

(A) General

The euro Preference Stock shall rank pari passu inter se with the Dollar Preference Stock and with the Sterling Preference Stock as regards the right to receive dividends and the rights on winding up of, or other return of capital by, the Bank. Notwithstanding the provisions of Bye-Law 8 and subject as provided in paragraphs (B) to (H) of this Bye-Law, the euro Preference Stock may be issued with such rights and privileges, and subject to such restrictions and limitations, as the Directors shall determine in the resolution approving the issue of such stock and in particular (but without prejudice to the generality of the foregoing), the Directors may (without prejudice to the authority conferred by sub-paragraph (D) (5) of this Bye-Law), pursuant to the authority given by the passing of the resolution to adopt this Bye-Law, consolidate and divide and/or subdivide any euro Preference Stock into stock of a larger or smaller amount. Whenever the Directors have power under this Bye-Law to determine any of the rights, privileges, limitations or restrictions attached to any of the euro Preference Stock, the rights, privileges, limitations or restrictions so determined need not be the same as those attached to the euro Preference Stock which has then been allotted or issued. Without prejudice to Bye-Law 8 (d) each issue of euro Preference Stock carrying rights, privileges, limitations or restrictions that are not the same as those attached to the euro Preference Stock which has then been allotted or issued shall constitute a separate class of stock.

(B) Income

(1)  The euro Preference Stock shall (subject to the further provisions of this paragraph) entitle the holders thereof (the “euro Preference Stockholders”) to receive a non-cumulative preferential dividend (the “Preference Dividend”), which shall be calculated at such annual rate (whether fixed or variable) and shall be payable on such dates and on such other terms and conditions as may be determined by the Directors prior to allotment thereof.

(2)  The following shall apply in relation to any particular euro Preference Stock (the “Relevant euro Preference Stock”) if so determined by the Directors prior to the allotment thereof:

(a)  The Relevant euro Preference Stock shall rank as regards the right to receive dividends pari passu with the Dollar Preference Stock, the Sterling Preference Stock and with any further stock created and issued pursuant to sub-paragraph (e) below and otherwise in priority to any Ordinary Stock in the capital of the Bank.

(b)  If, on any date on which an instalment of the Preference Dividend would fall to be paid under sub-paragraph (B) (1) above on any Relevant euro  Preference Stock, the distributable profits and distributable reserves of the Bank are together insufficient to enable payment in full to be made of such instalment and, if applicable, of any instalments of dividends payable on such date on any other preference stock ranking pari passu with the Relevant euro Preference Stock as regards dividend, then none of the said instalments shall be paid. If it shall subsequently appear that any instalment of the Preference Dividend or of any such other preferential dividend which has been paid should not, in accordance with the provisions of this sub-paragraph, have been so paid, then, provided the Directors shall have acted in good faith, they shall not incur any liability for any loss which any stockholder may suffer in consequence of such payment having been made.

(c)  Where any instalment of the Preference Dividend on any Relevant euro Preference Stock is payable, the Directors shall, subject to sub-paragraph (b) above, resolve to make payment of such instalment in cash, provided however that such instalment shall not be payable in cash if, in the judgement of the Directors, after consultation with the Irish Financial Services Regulatory Authority or such other governmental authority in Ireland having primary bank supervisory authority, the payment of such instalment in cash would breach or cause a breach of the Irish Financial Services Regulatory Authority’s capital adequacy requirements from time to time applicable to the Bank.

(d)  Subject to the right to be allotted additional euro Preference Stock in accordance with sub-paragraph (e) below, the Relevant euro Preference Stock shall carry no further right to participate in the profits and reserves of the Bank other than the Preference Dividend and if on any occasion an instalment of the Preference Dividend is not paid in cash for the reasons described in sub-paragraph (b) or sub-paragraph (c) above, the euro Pound Preference Stockholders shall have no claim in respect of such instalment.

(e) (i)                            The provisions of this sub-paragraph shall apply where any instalment of the Preference Dividend payable on a particular date on the Relevant euro Preference Stock is, for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above, not to be paid in cash and the amount (if any) standing to the credit of the profit and loss account of the Bank together with the amount of the reserves of the Bank available for the purpose are sufficient to enable the allotments of additional preference stock referred to in the further provisions of this sub-paragraph to be made in full;

(ii)                       For the purposes of this sub-paragraph:

“Relevant Stock” means Relevant euro Preference Stock and any preference stock of the Bank carrying similar rights to those set out in this subparagraph (e) and ranking pari passu with the Relevant euro Preference Stock as regards dividend in respect of which an instalment of preference dividend which would have been payable on the same date as a Relevant Instalment on Relevant euro Preference Stock is not to be paid in cash; and

“Relevant Instalment” means an instalment of preference dividend which is not to be paid in cash on Relevant Stock on any occasion for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above; and

where a member holds Relevant Stock of more than one class, the provisions of this sub-clause shall be interpreted and applied separately in respect of each class of Relevant Stock held by him;

(iii)                    Each holder of Relevant Stock shall, on the date for payment of the Relevant Instalment, had such instalment been paid in cash, be allotted such additional nominal amount of preference stock of the class in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Instalment that would have been payable to him, had such instalment been payable in cash, (exclusive of any associated tax credit) by a factor to be determined by the Directors prior to allotment of the Relevant Stock. The Bank shall not issue fractions of preference stock of any class (“Fractional Stock”) on any such allotment of additional preference stock. In lieu of any Fractional Stock each holder of Relevant Stock otherwise entitled to receive Fractional Stock shall receive a payment in cash equal to such holder’s proportional interest in the net proceeds from the sale or sales in the open market by the Bank, on behalf of all such holders, of the aggregate of the preference stock of the relevant class equal in nominal amount to the aggregate amount of all Fractional Stock of the relevant class otherwise payable as a dividend rounded down to the nearest integral multiple of the par value of such preference stock, provided that the Bank shall not be obliged to make any such payment where the entitlement of the relevant holder is less than €6.35. Such sale shall be effected promptly after the record date fixed for determining the holders entitled to payment of the Preference Dividend. A holder receiving an allotment of additional preference stock in terms of this sub-paragraph shall not be entitled to receive any part of the Relevant Instalment relating to Relevant Stock of that class in cash;

(iv)                   For the purpose of paying up preference stock to be allotted on any occasion pursuant to this sub-paragraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Bank and/or to the credit of the Bank’s reserve accounts available for the purpose, as the Directors may determine a sum equal to the aggregate nominal amount of the additional preference stock then to be allotted and shall apply the same in paying up in full the appropriate amount of unissued preference stock of the class or classes in question. Any such capitalisation shall be deemed to be authorised by the resolution adopting this Bye-Law and the provisions of Bye-Law 132 shall apply mutatis mutandis to any such capitalisation;

(v)                      The additional preference stock so allotted shall rank pari passu in all respects with the fully paid Relevant Stock of the same class then in issue save only as regards participation in the Relevant Instalment;

(f)  The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of subparagraph (e). If any additional preference stock falling to be allotted pursuant to such sub-paragraph cannot be allotted by reason of any insufficiency in the Bank’s authorised capital stock the Directors shall convene a General Court to be held as soon as practicable, for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised capital stock. The euro Preference Stock shall not confer the right to participate in any issue of stock on capitalisation of reserves except as provided in sub-paragraph (e) above.

(C) Capital

(1) On a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, the euro Preference Stockholders shall in respect of the euro Preference Stock held by them be entitled to receive in euro out of the surplus assets available for distribution to the Bank’s members, an amount equal to the amount paid up or credited as paid up on the euro Preference Stock (including any premium paid to the Bank in respect thereof).

(2)    In addition to the amount repayable on the euro Preference Stock pursuant to sub-paragraph (1) above there shall be payable:

(a)    a sum equal to the amount of any Preference Dividend which is due for payment after the date of commencement of the winding up or other return of capital but which is payable in respect of a period ending on or before such date and the amount of any Preference Dividend which would have been payable by the Bank in accordance with paragraph (B) of this Bye-Law in respect of the period commencing with the fixed dividend payment date which shall most recently have occurred prior to the winding up of the Bank or the date of return of capital, as the case may be, and ending with the date of such return of capital, whether on a winding up or otherwise, as though such period had been one in relation to which an instalment of the Preference Dividend would have been payable pursuant to paragraph (B), but subject always to the provisions of sub-paragraphs (2) (b), (c) and (d) of paragraph (B); and

(b)    subject thereto, such premium (if any) as may be determined by the Directors prior to allotment thereof (and so that the Directors may determine that such premium is payable only in specified circumstances and/or that such premium shall be of variable amount depending on the timing and circumstances of such return of capital).

(3)    The amounts payable or repayable under sub-paragraphs (1) and (2) of this paragraph (C) in the event of a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, shall be so paid pari passu with any amounts payable or repayable in that event upon or in respect of any further preference stock of the Bank ranking pari passu with the euro Preference Stock as regards repayment of capital and shall be so paid in priority to any repayment of capital on any other class of stock of the Bank. The euro Preference Stockholders shall not be entitled in respect of the euro Preference Stock held by them to any further or other right of participation in the assets of the Bank.

(D)  Redemption

(1)    Unless otherwise determined by the Directors in relation to any particular euro Preference Stock prior to allotment thereof, the euro Preference Stock shall be redeemable at the option of the Bank. In the case of any particular euro Preference Stock which is to be so redeemable:

(a)    such stock shall be redeemable at par together with the sum which would have been payable pursuant to paragraph (C) of this Bye-Law (other than sub-paragraph (C) (2) (b)) if the date fixed for redemption had been the date of a return of capital on a winding up of the Bank;

(b)    such stock shall be redeemable during such period as the Directors shall prior to the allotment thereof determine, commencing with the first date on which a dividend is payable on such stock or with such later date as the Directors shall prior to allotment thereof determine; and

(c)     prior to allotment of such stock, the Directors shall determine whether the Bank may redeem (i) all (but not merely some) of such stock or (ii) all or any of such stock and the basis on which any necessary selection of such stock for redemption is to be made from time to time.

(2)    The provisions of this sub-paragraph (2) shall apply in relation to any euro Preference Stock that is to be redeemed and that on the date fixed for redemption is in certificated form. The Bank shall give to the holders of the euro Preference Stock to be redeemed not less than 30 days and not more than 60 days notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the place at which the certificates for such euro Preference Stock are to be presented for redemption and upon such date each of such holders shall be bound to deliver to the Bank at such place the certificates for such euro Preference Stock as are held by him. Upon such delivery, the Bank shall pay to such holder the amount due to him in respect of such redemption and shall cancel the certificates so delivered. If any such certificate includes any euro Preference Stock not redeemable on that occasion, a fresh certificate for such stock shall be issued to the holder without charge upon cancellation of the existing certificate.

(3)    As from the date fixed for redemption, no Preference Dividend shall be payable on the euro Preference Stock to be redeemed except on any such stock in respect of which, upon either due presentation of the certificate relating thereto, or, if the euro Preference Stock was in uncertificated form on the date fixed for redemption the procedures for redemption as referred to in sub-paragraph (4) below, having been effected, payment of the moneys due at such redemption shall be improperly refused, in which event, the Preference Dividend shall continue to accrue on and from the date fixed for redemption down to, but not including, the date of payment of such redemption moneys.

(4)    The provisions of this sub-paragraph (4) shall apply in relation to any euro Preference Stock that is to be redeemed and that, on the date fixed for redemption, is in uncertificated form. The Bank shall give to the holders of such euro Preference Stock not less than 30 days, and not more than 60 days, notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the Directors shall be entitled, in their absolute discretion, to determine the procedures for the redemption of such euro Preference Stock held in uncertificated form on the relevant redemption date (subject always to the facilities and requirements of the relevant system concerned). Upon being satisfied that such procedures have been effected, the Bank shall pay to the holders of the euro Preference Stock concerned the amount due in respect of such redemption of such euro Preference Stock.

(5)    Without prejudice to the generality of sub-paragraph (4) above:

(a)    the procedures for the redemption of any euro Preference Stock may involve or include the sending by the Bank or by any person on its behalf, of an issuer-instruction to the operator of the relevant system concerned requesting or requiring the deletion of any computer-based entries in the relevant system concerned that relate to the holding of the euro Preference Stock concerned; and/or

(b)    the Bank may, if the Directors so determine, (by notice in writing to the holder concerned, which notice may be included in the notice of redemption concerned) require the holder of the euro Preference Stock concerned to change the form of the euro Preference Stock from uncertificated form to certificated form prior to the date fixed for redemption (in which case the provisions in this Bye-Law relating to the redemption of euro Preference Stock held in certificated form shall apply).

Whether any euro Preference Stock to be redeemed is in certificated form or uncertificated form on the relevant date fixed for redemption shall be determined by reference to the Register as at 12.00 noon on such date or such other time as the Directors, may (subject to the facilities and requirements of the relevant system concerned) in their absolute discretion determine.

(6)    The receipt of the registered holder for the time being of any euro Preference Stock or, in the case of joint registered holders, the receipt of any of them for the moneys payable on redemption thereof, shall constitute an absolute discharge to the Bank in respect thereof.

(7)    Upon the redemption of any euro Preference Stock the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised preference stock existing as a consequence of such redemption into stock of any other class of capital stock into which the authorised capital stock of the Bank is or may at that time be divided of a like nominal amount (as nearly as may be) and in the same currency as the euro Preference Stock so redeemed or into unclassified stock of the same nominal amount and in the same currency as the euro Preference Stock so redeemed.

(E)  Voting

(1)    The euro Preference Stockholders shall be entitled to receive notice of any General Court of the Bank and a copy of every circular or like document sent out by the Bank to the holders of Ordinary Stock but shall not be entitled to attend any General Court or to speak or vote thereat unless:

(a)    a resolution is to be proposed at such meeting for the winding up of the Bank; or

(b)    a resolution is to be proposed at such meeting varying, altering or abrogating any of the rights, privileges, limitations or restrictions attached to the euro Preference Stock;

and then to vote only on such resolution or resolutions; or

unless at the date of such meeting the most recent instalment of the Preference Dividend due to be paid prior to such meeting shall not have been paid in cash in which event the euro Preference Stockholders shall be entitled to speak and vote on all resolutions proposed at such meeting.

For the avoidance of doubt, unless otherwise provided by its terms of issue and without prejudice to the rights attached to the euro Preference Stock to participate in any return of capital, the rights attached to any euro Preference Stock shall not be deemed to be varied, altered or abrogated by a reduction in any capital stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such euro Preference Stock or by any redemption of any such capital stock, unless, in either of the foregoing cases, the then most recent dividend due to be paid on each class of preference stock in the capital of the Bank prior to such reduction or redemption shall not have been paid in cash.

(2)    (a) At a separate Meeting of the euro Preference Stockholders referred to in paragraph (F) of this Bye-Law on a show of hands each euro Preference Stockholder present in person or every proxy for every such member shall have one vote and on a poll each euro Preference Stockholder present in person or by proxy shall have one vote in respect of each unit of euro Preference Stock held by him; and

(b)    Whenever the euro Preference Stockholders are entitled to attend and vote at a General Court of the Bank then, on a show of hands, each euro Preference Stockholder, present in person or every proxy for every such member, shall have one vote and on a poll each euro Preference Stockholder present in person or by proxy shall have two votes for each unit of euro Preference Stock held by him.

(3)    On a relevant requisition given in accordance with the provisions of sub-paragraph (4) below, the Directors shall procure that an Extraordinary General Court of the Bank shall be convened forthwith.

(4)    A “relevant requisition” is a requisition:

(a)    which has been signed by or on behalf of the holders of a majority of the euro Preference Stock in issue at the date of such requisition; and

(b)    which states the objects of the meeting to be convened;

and a relevant requisition may consist of several documents in like form each signed by or on behalf of one or more of the requisitionists. The provisions of Bye-Law 46 (c), (d) and (e) shall apply mutatis mutandis to an Extraordinary General Court requisitioned in accordance with this Bye-Law.

(5)    The right to requisition a General Court of the Bank contained in this paragraph (E) shall be exercisable only at a time when the most recent instalment of the Preference Dividend due to be paid prior to such requisition shall not have been paid in cash.

(6)    The Directors shall procure that, on any resolution at a General Court of the Bank upon which the euro Preference Stockholders are entitled to vote and on each resolution at a separate Meeting, referred to at paragraph (F) of this Bye-Law, of the euro Preference Stockholders, a poll is demanded by the Chairman of such meeting in accordance with these Bye-Laws.

(F)  Restriction on Capitalisations and Issues of Securities

The following shall apply in relation to any particular euro Preference Stock (the “Relevant euro Preference Stock”) if so determined by the Directors prior to allotment thereof. Save with the written consent of the holders of not less than 75% in nominal value of the Relevant euro Preference Stock, or with the sanction of a resolution passed at a separate Meeting of the holders of the Relevant euro Preference Stock where holders of not less than 75% in nominal value of the Relevant euro Preference Stock in attendance and voting have voted in favour of such resolution, the Directors shall not (i) pursuant to Bye-Laws 131 to 133 capitalise any part of the amounts available for distribution and referred to in such Bye-Law if after such capitalisation the aggregate of such amounts would be less than a multiple, determined by the Directors prior to the allotment of the Relevant euro Preference Stock of the aggregate amount of the annual dividends (exclusive of any associated tax credit) payable on the euro Preference Stock then in issue and any other Preference Stock then in issue ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank, pari passu with or in priority to the Relevant euro Preference Stock, or (ii) authorise or create, or increase the amount of any stock of any class or any security convertible into the stock of any class ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank in priority to the Relevant euro Preference Stock. A separate Meeting shall be deemed to be a class meeting and the provisions of Bye-Law 8 (a) shall apply subject always to the over-riding provision of sub-paragraph (6) of paragraph (E) of this Bye-Law.

(G)  Further Preference Stock

The Bank may from time to time create and issue further preference stock ranking as regards participation in the profits and assets of the Bank pari passu with the euro Preference Stock and so that any such further preference stock may be denominated in any currency and may carry as regards participation in the profits and assets of the Bank rights identical in all respects to those attaching to the euro Preference Stock or rights differing therefrom in any respect including, but without prejudice to the generality of the foregoing:

(1)    the rate of dividend may differ and the dividend may be cumulative or non-cumulative;

(2)    the periods by reference to which dividend is payable may differ;

(3)    a premium may be payable on a return of capital or there may be no such premium;

(4)    the further preference stock may be redeemable at the option of the Bank or the holder or may be non-redeemable or may be redeemable at different dates and on different terms from those applying to the euro Preference Stock; and

(5)    the further preference stock may be convertible into Ordinary Stock or any other class of stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such euro Preference Stock, in each case on such terms and conditions as may be prescribed by the terms of issue thereof.

The creation or issue of, or the variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to, any stock of the Bank ranking after the euro Preference Stock as regards participation in the profits and assets of the Bank and the creation or issue of further preference stock ranking pari passu with the euro Preference Stock as provided for above shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the euro Preference Stock. Provided, however, as regards further preference stock ranking pari passu with the euro Preference Stock that, on the date of such creation or issue, the most recent instalment of the dividend due to be paid on each class of preference stock in the capital of the Bank prior to such date shall have been paid in cash. If any further preference stock of the Bank shall have been issued, then any subsequent variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to any of such further preference stock shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the euro Preference Stock provided that the rights attaching to such preference stock thereafter shall be such that the creation and issue by the Bank of further preference stock carrying those rights would have been permitted under this paragraph.

(H)  Variation of Class Rights

Without prejudice to Bye-Law 8 (d) the rights, privileges, limitations or restrictions attached to the euro Preference Stock (or any class thereof) may be varied, altered or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the written consent of the holders of not less than 75% in nominal value of such class of stock or with the sanction of a resolution passed at a class meeting of holders of such classes of stock provided that the holders of not less than 75% in nominal value of such class of stock in attendance and voting vote in favour of such resolution.

(I)  2009 Preference Stock

(1)    General

The Directors may issue and allot euro Preference Stock divided into units of EUR0.01 each subject to the rights, privileges, limitations and restrictions set out in this Bye-Law 6(I) (the “2009 Preference Stock”).

(2)    Income

(a)                                 The 2009 Preference Stock shall rank pari passu with the Parity Core Tier 1 Securities as regards the right to receive dividends and shall rank in priority to the Ordinary Stock as regards the right to receive dividends.

(b)                                 Subject to the further provisions of this paragraph, the Preference Dividend for the 2009 Preference Stock shall be a fixed non-cumulative cash dividend at the rate of 8 per cent. per annum on the amount paid up on the 2009 Preference Stock (including premium) (the “2009 Preference Dividend”) which shall be payable, subject to Bye-Law 6(I)(2)(c), annually in arrears on 20 February (or on the next business day where such date falls on a Saturday, Sunday or public holiday in Ireland) in each year commencing in 2010 (the “Dividend Payment Date”).

(c)                                  An instalment of the 2009 Preference Dividend shall become payable subject to and following a resolution of the Directors to pay such dividend, provided that the Directors in their sole and absolute discretion may:

(i)                                     decline to pass such a resolution; or

(ii)                                  resolve that the instalment of the 2009 Preference Dividend shall not be payable,

in which case the relevant instalment of the 2009 Preference Dividend shall not be payable on the relevant Dividend Payment Date and the holders of the 2009 Preference Stock (the “2009 Preference Stockholders”) shall have no further right or claim in respect of that instalment of the 2009 Preference Dividend, whether on a subsequent Dividend Payment Date or otherwise subject to Bye-Law 6(I)(2)(e).

(d)                                 For the avoidance of doubt and without limitation to the generality of the discretion of the Directors referred to in Bye-Law 6(I)(2)(c), no instalment of the 2009 Preference Dividend shall be paid or be payable:

(i)                                     if, in the judgement of the Directors, after consultation with the Financial Regulator the payment of such instalment would breach or cause a breach of Irish banking capital adequacy requirements from time to time applicable to the Bank; and/or

(ii)                                  if, in the judgement of the Directors, there are insufficient distributable reserves of the Bank to pay the relevant instalment.

(e)                                  In addition to the amount repayable on the 2009 Preference Stock pursuant to Bye-Law 6(I)(3) there shall be payable on a winding up or dissolution of the Bank or the passing of a resolution at a General Court of the Bank for the appointment of a liquidator or examiner to the Bank a sum equal to:

(i)                                     the amount of any 2009 Preference Dividend which is due for payment after the date of commencement of the winding-up or dissolution or relevant resolution but which is payable in respect of the period ending on or before the date of such commencement of winding-up or dissolution or relevant resolution; and

(ii)                                  the amount of any 2009 Preference Dividend which would have been payable by the Bank in accordance with Bye-Law 6(I)(2)(b) in respect of the period commencing with the Dividend Payment Date which shall have most recently occurred prior to the commencement of the winding-up or dissolution or relevant resolution and ending with the date of such commencement of winding-up or dissolution or resolution, unless that period had been one in relation to which an instalment of the 2009 Preference Dividend would not have been payable pursuant to Bye-Law 6(I)(2)(d), but subject always to the payment of any dividend rights accrued on any stock ranking in priority as to dividends to the 2009 Preference Stock.

(f)                                   The amounts payable under Bye-Law 6(I)(2)(e) shall be so paid pari passu with any amounts payable or repayable on the Parity Core Tier 1 Securities on a winding-up or dissolution of the Bank, but shall be paid in priority to any amounts payable or repayable on the Ordinary Stock.

(g)                                  For the purposes of determining the 2009 Preference Dividend payable for any period of less than one year, the amount will be calculated on the basis of the number of days in such period based on a 360-day year comprised of twelve 30-day months.

(h)                                 The record date for:-

(i)                                     the payment of 2009 Preference Dividends; and

(ii)                                  the purposes of determining any right to be issued 2009 Bonus Stock pursuant to Bye-Law 6(I)(3),

shall be 6.00 pm on 1 February immediately preceding the relevant Dividend Payment Date.

(i)                                     The units of the 2009 Preference Stock are perpetual securities, subject to the rights of redemption set out in these Bye-Laws.

(3)    Capital

(a)                                 On a winding up of the Bank or other return of capital (other than a redemption of stock of any class in the capital of the Bank) by the Bank, the repayment of the capital paid up (including premium) on the 2009 Preference Stock to the 2009 Preference Stockholders:

(i)                                     shall rank pari passu with the repayment of the capital paid up (excluding premium) on the Ordinary Stock to the holders of Ordinary Stock;

(ii)                                  shall rank ahead of the repayment of the premium (if any) paid up on the Ordinary Stock to the holders of the Ordinary Stock;

(iii)                               but shall rank behind the repayment of capital on all other classes of stock, including other classes of the euro Preference Stock, the Sterling Preference Stock, the Dollar Preference Stock and the 2005 Preference Stock,

and the 2009 Preference Stockholders shall be entitled to receive in euro out of the surplus assets available for distribution to the Bank’s members the repayment of the capital paid up on the 2009 Preference Stock (including premium), but shall not be entitled to any further or other participation in the profits or assets of the Bank without prejudice to Bye-Law 6(I)(2)(e).

(b)                                 Bye-Law 6(C) shall not apply to the 2009 Preference Stock.

(c)                                  The provisions in the first sentence of Bye-Law 6(A) relating to the rights of the euro Preference Stock on the winding up of or other return of capital by the Bank shall not apply to the 2009 Preference Stock.

(4)    Bonus issue of Ordinary Stock

(d)                                 If an instalment of the 2009 Preference Dividend is not paid on the relevant Dividend Payment Date pursuant to Bye-Law 6(I)(2) (a “Relevant Instalment”), each 2009 Preference Stockholder shall be issued and allotted on the Bonus Stock Settlement Date (as defined in Bye-Law 6(I)(4)(f)) the number of units of Ordinary Stock as is equal to: (i) the aggregate cash amount of the Relevant Instalment in euro which would have been payable to the 2009 Stockholder or would have been received had it been paid; and (ii) any dividend withholding tax deducted or which would have been deducted, divided by the Stock Value (the “2009 Bonus Stock”) subject to the Bank not being prohibited by law from doing so.  Such 2009 Bonus Stock shall be issued fully paid at an issue price equal to the nominal value of such stock by a capitalisation of reserves as provided in paragraph (h) of this Bye-Law;  provided however that where the Bank has insufficient reserves to pay up the 2009 Bonus Stock in full it may be required by a 2009 Preference Stockholder to issue its pro rata share of such 2009 Bonus Stock on the basis that the Bank shall pay up the issue price of such 2009 Bonus Stock in accordance with Bye-Law 6(I)(4)(h) out of a pro rata amount of the available reserves of the Bank, with the balance to be paid up by such 2009 Preference Stockholder, provided however that the Bank shall not be required to pay up any part of the 2009 Bonus Shares out of the distributable reserves of the Bank in contravention of Bye-Law 4(F), 5(F) or 6(F).

(e)                                  Where the issue of such 2009 Bonus Stock is to be on a date later than the Dividend Payment Date, the fact that the issue of such stock shall be so deferred shall be notified to each holder of 2009 Preference Stock in writing within a reasonable period following the Relevant Instalment Date.

(f)                                   “Stock Value” in this Bye-Law means:

(i)                                     where the Bonus Stock Settlement Date is the Dividend Payment Date when the Relevant Instalment would have been paid had the directors so resolved (the “Relevant Instalment Date”), 100 per cent. of the Average Stock Price;

(ii)                                  where the Bonus Stock Settlement Date is after the Relevant Instalment Date, 95 per cent. of the Average Stock Price.

(g)                                  “Average Stock Price” in this Bye-Law means the average price per unit of Ordinary Stocks in the 30 Trading Days prior to the Relevant Instalment Date, with the price for each such Trading Day from which the average is to be derived being determined as follows:

(i)                                     in respect of a Trading Day on which there is dealing on The Irish Stock Exchange in respect of the Ordinary Stock, the closing quotation price on that date per unit of the Ordinary Stock as published in The Irish Stock Exchange Daily Official List (or any successor publication);

(ii)                                  in respect of any Trading Day on which there is no dealing on The Irish Stock Exchange in respect of the Ordinary Stock, the mid-price on that day between the low and high market guide prices per unit of the Ordinary Stock as published in The Irish Stock Exchange Daily Official List (or any successor publication);

(iii)                               in respect of any Trading Day on which there is no dealing on The Irish Stock Exchange in respect of the Ordinary Stock where only one market guide price has been published, the market guide price on that day per unit of the Ordinary Stock as published in The Irish Stock Exchange Daily Official List (or any successor publication), provided that if the means of providing the above information as to dealings and prices is altered or is replaced by some other means, then the appropriate price shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on The Irish Stock Exchange or its equivalent.

(h)                                 The 2009 Bonus Stock allotted pursuant to this Bye-Law 6(I)(4) shall rank pari passu in all respects with the fully paid Ordinary Stock, subject to the limitations on voting rights applicable to the Government Preference Stockholders set out in Bye-Law 71(f).

(i)                                     The 2009 Bonus Stock shall be allotted on a date determined by the Directors in their sole and absolute discretion provided such date shall be no later than the first in time to occur of the following:

(i)                                     the date after the Dividend Payment Date on which the Relevant Instalment was not paid on which a cash dividend is paid on the 2009 Preference Stock or any other capital stock in the Bank;

(ii)                                  the date after the Dividend Payment Date on which the Relevant Instalment was not paid on which any of the 2009 Preference Stock or any other capital stock in the Bank is redeemed or purchased for cash by the Bank,

(the “Bonus Stock Settlement Date”).

(j)                                    The Bank shall not issue fractions of Ordinary Stock on any allotment of 2009 Bonus Stock and the number of units of 2009 Bonus Stock to be issued to any 2009 Preference Stockholder shall be rounded down to the nearest integer and the 2009 Preference Stockholders shall have no further right or claim in respect of such fractions of Ordinary Stock.

(k)                                 For the purpose of paying up 2009 Bonus Stock, the Directors shall:

(i)                                     first capitalise out of the sums standing to the credit of the Bank’s undistributable reserve accounts, including any premia received on the issue of stock; and

(ii)                                  thereafter, subject to the provisions of Bye-Laws 4(F), 5(F) and 6(F), capitalise any amount remaining unpaid out of the distributable reserves of the Bank,

in either case, available for that purpose as the Directors may determine, the aggregate nominal amount of the 2009 Bonus Stock to be allotted and issued and shall apply such sum in paying up in full the appropriate amount of unissued Ordinary Stock and any such capitalisation shall be deemed to be authorised by the resolution adopting this Bye-Law and the provisions of Bye-Law 133 shall apply to any such capitalisation.

(l)                                     The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of this Bye-Law 6(I)(4).  If any 2009 Bonus Stock falling to be allotted pursuant to this Bye-Law 6(I)(4) cannot be allotted by reason of any insufficiency in the Bank’s authorised capital stock:

(i)                                     the Directors shall convene a General Court to be held as soon as practicable for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised capital stock; and

(ii)                                  the 2009 Preference Stockholders shall be entitled to exercise such number of votes at such General Court as shall be required to have such resolutions approved as special resolutions.

(m)                             The 2009 Preference Stock shall not confer the right to participate in any issue of stock on a capitalisation of reserves except as provided in this Bye-Law 6(I)(4).

(n)                                 No 2009 Bonus Stock shall be issued where the Bonus Stock Settlement Date falls on a date on or after the date of an order being made or petition being presented or resolution being passed for the insolvent winding up or insolvent dissolution of the Bank or for the appointment of a liquidator or examiner to the Bank.

(o)                                 Bye-Laws 6(B)(2) and 6(F) shall not apply to the 2009 Preference Stock.

(5)    Redemption

(p)                                 The 2009 Preference Stock shall, subject to the provisions of the Companies Acts 1963 to 2006 (in so far as they apply to the Bank) and the consent of the Financial Regulator, be redeemable in whole or in part, at any time, at the option of the Bank in accordance with Bye-Law 6(D) from:

(i)                                     profits available for distribution; and/or

(ii)                                  the proceeds of an issue of stock or other securities which, under the regulatory framework then applicable to the Bank, would constitute core tier 1 capital (within the meaning of the Financial Regulator’s requirements at such time), or its equivalent, at least equal to the amount proposed to be paid on the redemption of the 2009 Preference Stock utilising such profits and/or proceeds, as the case may be.

(q)                                 The Bank shall be required to redeem all of the 2009 Preference Stock in accordance with paragraph (5)(a) of this Bye-Law in the event that the number of units of 2009 Preference Stock in issue falls below 35,000,000 units of €0.01 each.

(r)                                    During the five year period commencing on the 2009 Issue Date, each unit of 2009 Preference Stock that the Bank proposes to redeem shall be redeemable at a price per unit equal to the amount paid on subscription (including premium).  On or after the fifth anniversary of the 2009 Issue Date, each unit of the 2009 Preference Stock that the Bank proposes to redeem shall be redeemable at a price per unit equal to 125 per cent. of the amount paid on subscription (including premium).  On the redemption of units of the 2009 Preference Stock the Bank shall pay the proportion of the relevant 2009 Preference Dividend which shall have accrued on the units of 2009 Preference Stock to be redeemed up to the date of redemption or, at the option of the Bank in accordance with these Bye-Laws, the Bank shall issue the 2009 Bonus Stock in respect of which issue rights have accrued on the units of the 2009 Preference Stock to be redeemed up to the date of redemption. No other premium or dividend (including 2009 Preference Dividend or part thereof) shall be paid on any redemption of the 2009 Preference Stock.

(s)                                   The Bank shall give to the holders of the 2009 Preference Stock to be redeemed not less than 30 days’ and not more than 60 days’ notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the place at which the certificates (or other title document) for such 2009 Preference Stock are to be presented for redemption and upon such date each of such holders shall deliver to the Bank at such place the certificates (or other title document) for such of the 2009 Preference Stock as is held by such holder which is due to be redeemed. Upon such delivery, or, if earlier, the date of expiry of the redemption notice issued by the Bank as aforesaid, the Bank shall pay to such holder the amount due to him in respect of such redemption and shall (as appropriate) cancel any certificates so delivered. If any such certificate includes any 2009 Preference Stock not redeemable on that occasion, a fresh certificate for such stock shall be issued to the holder, without charge, upon cancellation of the existing certificate.

(t)                                    The receipt of the registered holder for the time being of any 2009 Preference Stock or, in the case of joint registered holders, the receipt of any of them for the moneys payable on redemption thereof shall constitute an absolute discharge to the Bank in respect thereof.

(u)                                 Upon the redemption of any 2009 Preference Stock, the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised stock capital existing as a consequence of such redemption into stock of any other class of stock capital into which the authorised stock capital of the Bank is or may at that time be divided of a like nominal amount (as nearly as may be) and in the same currency as the 2009 Preference Stock so redeemed or into unclassified stocks of the same nominal amount and in the same currency as the 2009 Preference Stock so redeemed.

(v)                                 The 2009 Preference Stock shall not be redeemable at the option of the holders of such stock.

(w)                               In the event of a conflict or ambiguity between the terms of this Bye-Law 6(I)(5) and Bye-Law 6(D), this Bye-Law 6(I)(5) shall prevail, provided that, for the avoidance of doubt, Bye-Laws 6(D)(3), 6(D)(5) and 6(D)(6) shall apply to the 2009 Preference Stock.

(6)    Voting

(x)                                 The 2009 Preference Stockholders shall be entitled to receive notice of any General Court of the Bank and a copy of every circular or like document sent out by the Bank to the holders of Ordinary Stock but shall not be entitled to attend, speak or vote at any General Court in their capacity as holders of the 2009 Preference Stock save as expressly permitted by this Bye-Law 6(I)(6).

(y)                                 The Government Preference Stockholder (or all of the Government Preference Stockholders together, where there is more than one Government Preference Stockholder) shall, subject to Bye-Law 71(f) in the case of paragraph (i) of this Bye-Law 6(I)(6)(b), be entitled to cast the number of votes that would equal 25 per cent. of all the votes capable of being cast at a General Court (including the votes of the Government Preference Stockholder (or all of the Government Preference Stockholders together, where there is more than one Government Preference Stockholder) pursuant to this Bye-Law 6(1)(6)(b), pursuant to the Provisional Voting Rights and/or pursuant to the Ordinary Stock held by such Government Preference Stockholder) in respect of the following resolutions at a General Court:

(i)                                     a resolution to appoint, re-elect or remove a Director; and/or

(ii)                                  a Control Resolution.

(z)                                  “2009 General Voting Rights” means the voting rights of the Government Preference Stockholder referred to in Bye-Law 6(I)(6)(b).

(aa)                          The 2009 General Voting Rights shall cease to apply if:

(i)                                     the Government Preference Stockholder (or all of the Government Preference Stockholders where there is more than one Government Preference Stockholder) transfers, or otherwise disposes of all of the 2009 Preference Stock (or any beneficial or legal interest in all of the 2009 Preference Stock) to any person or persons who is not a Government Preference Stockholder or a Government Body; or

(ii)                                  all of the 2009 Preference Stock is redeemed or repurchased by the Bank,

and for the avoidance of doubt once the 2009 General Voting Rights have been extinguished pursuant to this Bye-Law 6(I)(6)(d) they shall not be capable of being reinstated in favour of any holder of the 2009 Preference Stock.

(bb)                          In the period between a Relevant Instalment Date on which a 2009 Preference Dividend is not paid and where 2009 Bonus Stock is not issued and the relevant Bonus Stock Settlement Date the Government Preference Stockholder (or all of the Government Preference Stockholders together, where there is more than one Government Preference Stockholder) shall be entitled to cast up to the number of votes capable of being cast at a General Court that would have attached to the relevant 2009 Bonus Stock had the relevant 2009 Bonus Stock been allotted and issued to the Government Preference Stockholder on the Relevant Instalment Date (the “Provisional Voting Rights”).

(cc)                            The Provisional Voting Rights relating to any 2009 Bonus Stock which has yet to be issued shall cease to apply once such 2009 Bonus Stock has been issued and any purported exercise of the Provisional Voting Rights after such rights have been extinguished shall be disregarded and void.

(dd)                          The Provisional Voting Rights shall  be unaffected in the event of the 2009 General Voting Rights ceasing to apply under Bye-Law 6(I)(6)(d).

(ee)                            The Government Preference Stockholder (or all the Government Preference Stockholders together, where there is more than one Government Preference Stockholder) in respect of the 2009 Preference Stock, the 2009 Bonus Stock, the Ordinary Stock issued pursuant to the 2009 Warrant Instrument or any Provisional Voting Rights shall not be capable of exercising its voting rights in any resolution with the purpose or effect, whether directly or indirectly, of authorising or restricting:

(i)                                     the declaration or payment of a dividend or distribution or the redemption, purchase or return of capital in respect of any capital stock of the Bank; or

(ii)                                  the capitalisation of reserves or the bonus issue of stock in respect of any capital stock of the Bank,

which would directly or indirectly give rise to a right of payment of an instalment of the 2009 Preference Dividend or cause a Bonus Stock Settlement Date to occur, and any votes cast in contravention of this Bye-Law shall be disregarded and void.  Nothing in this Bye-Law 6(1)(6)(h) shall limit the ability of a Government Preference Stockholder to vote on a Control Resolution.

(ff)                              The provisions of Bye-Law 6(E)(1) shall not apply to the 2009 Preference Stock, but for the avoidance of doubt the other provisions of Bye-Law 6(E) shall apply to class meetings of the 2009 Preference Stockholders, provided that the quorum for any class meeting of the holders of the 2009 Preference Stockholders shall be one 2009 Preference Stockholder present in person or by proxy.

(gg)                            The 2009 General Voting Rights do not apply to any holder of 2009 Preference Stock that is not a Government Preference Stockholder.

(hh)                          The Provisional Voting Rights relating to any units of 2009 Bonus Stock which have yet to be issued as well as the right to such units of 2009 Bonus Stock may be assigned by deed executed by the Government Preference Stockholder entitled thereto provided however that:

(i)                                     the Provisional Voting Rights which are assigned with the right to receive 2009 Bonus Stock to which such Provisional Voting Rights relate;

(ii)                                  such assignment shall only be enforceable against the Bank where a counterpart of such deed of assignment is delivered to the Bank; and

(iii)                               Provisional Voting Rights assigned pursuant to this Bye-Law shall, for the avoidance of doubt, be subject always to the provisions relating to the cessation of such Provisional Voting Rights pursuant to Bye-Law 6(I)(6)(f).

(ii)                                  The requirement for the consent of the Minister for Finance set out in Bye-Laws 71(c) and 71(d) may not be amended without the approval of the 2009 Preference Stockholders given by way of a special resolution passed at a separate meeting of the 2009 Preference Stockholders.

(7)    Transfer

The 2009 Preference Stock are freely transferable provided that the minimum number of units transferred to any one person is not less than 50,000.

7.                            In this Bye-Law 7 “Junior Obligations” means in respect of any Relevant Series:

(a)    the ordinary stock of the Bank;

(b)    any other series of preference stock and 2005 Preference Stock issued by the Bank ranking junior as to dividends with the Relevant Series; or

(c)     any preference stock or 2005 Preference Stock issued by a subsidiary undertaking of the Bank which benefits from a guarantee or other contractual support undertaking of the Bank which guarantee or contractual support undertaking ranks junior as to payments with the Relevant Series; or

(d)    any other instrument issued by the Bank ranking junior as to dividends with the Relevant Series.

“Parity Obligations” means in respect of any Relevant Series:

(a)    any other series of preference stock or 2005 Preference Stock issued by the Bank ranking pari passu as to dividends with the Relevant Series; or

(b)    any preference stock or 2005 Preference Stock issued by a subsidiary undertaking of the Bank which benefits from a guarantee or other contractual support undertaking of the Bank which guarantee or contractual support undertaking ranks pari passu as to payments with the Relevant Series; or

(c)     any other instrument issued by the Bank ranking pari passu as to dividends with the Relevant Series.

(A)  General

All of the 2005 Preference Stock shall rank pari passu inter se to the extent that they are expressed so to rank and shall confer the rights and be subject to the limitations set out in this Bye-Law 7.  They shall also confer such further rights (not being inconsistent with the rights set out in this Bye-Law 7) as may be attached by the Directors to any Series (as defined below) of such  Stock prior to allotment of such series and in particular (but without prejudice to the generality of the foregoing) the Directors may, pursuant to the authority given by the passing of the resolution to adopt this Bye-Law, consolidate and divide and/or sub-divide any 2005 Preference Stock into stock of larger or smaller amount.  Whenever the Directors have the power under this Bye-Law to determine any of the rights to be attached to any Series of the 2005 Preference Stock, the rights so determined need not be the same as those attached to the 2005 Preference Stock which have then been allotted or issued.  The 2005 Preference Stock, including any class of 2005 Preference Stock, may be issued in one or more separate series (each, a Series) and each Series shall be identified in such manner as the Directors may determine without any such determination or identification requiring any alteration to these Bye-Laws.  Each unit of the 2005 Preference Stock shall, subject to the terms and conditions of issue as the Directors may determine prior to the issue of any relevant Series of 2005 Preference Stock, confer the following rights as to participation in the profits and assets of the Bank, attendance at meetings, voting and, in the case of redeemable preference stock, redemption:

(B)  Income

(a)    The 2005 Preference Stock shall (subject to the further provisions described below) entitle the holders thereof to receive a preferential dividend (hereinafter called the “Preference Dividend”), payable at such rate or rates (whether fixed or variable) and on such dates (“Preference Dividend Payment Dates”) to be determined by the Directors before allotment on the amounts from time to time paid up or credited as paid up thereon and on such other terms and conditions as may be determined by the Directors prior to allotment thereof and in particular (but without prejudice to the foregoing) the Directors may determine whether the rights of such Stock as regards participation in profits are cumulative or non-cumulative.  Unless otherwise determined by the Directors prior to allotment, any Preference Dividends on Dollar 2005 Preference Stock shall be payable in US Dollars, any Preference Dividends on Sterling 2005 Preference Stock shall be payable in sterling, and any Preference Dividends on euro 2005 Preference Stock shall be payable in euro.  Subject to sub-paragraph (f) below, the 2005 Preference Stock shall carry no further right to participate in the profits and reserves of the Bank other than the Preference Dividend;

(b)    Unless otherwise determined by the Directors prior to allotment thereof, 2005 Preference Stock shall rank as regards the right to receive dividends pari passu inter se and with the Dollar Preference Stock, the euro Preference Stock, the Sterling Preference Stock and with any other stock that is expressed to rank pari passu therewith as regards participation in profits and otherwise in priority to any Ordinary Stock in the capital of the Bank.

(c)     If it shall subsequently appear that any dividend which has been paid to holders of 2005 Preference Stock should not have been so paid, then provided the Directors shall have acted in good faith, the Directors shall not incur any liability for any loss which any stockholder may suffer in consequence of such payment having been made.

(d)    The following provisions of this paragraph (d) shall apply in relation to any particular Series of 2005 Preference Stock (a “Relevant Series”) if so determined by the Directors prior to the allotment thereof:

(i)                           if the Directors determine prior to the allotment of a Relevant Series that this Bye-Law 7(B)(d)(i) shall apply to that Relevant Series then dividends shall only be payable on the 2005 Preference Stock of such series, when, as and if declared by the Directors, but without prejudice to paragraph (e) below; or

(ii)                        if the Directors determine prior to the allotment of a Relevant Series that this Bye-Law 7(B)(d)(ii) shall apply to that Relevant Series then the following provisions shall apply to that Relevant Series:

(A)  if, in the opinion of the Directors, the distributable profits and distributable reserves of the Bank are sufficient to cover the Preference Dividend in respect of the Relevant Series (including any arrears or deficiency of dividend that are cumulative in form) and also the payment in full of all other dividends stated to be payable on such date on any other Series (including any arrears or deficiency of dividend on any such other Stock that are in cumulative form) expressed to rank pari passu as regards participation in profits, then, subject to sub-paragraph (D) below, the Preference Dividend on all such Series shall be declared and paid in full;

(B)  if, on any Preference Dividend Payment Date the distributable profits and distributable reserves of the Bank are, in the opinion of the Directors, sufficient only to enable partial payment of the Preference Dividend in respect of the Relevant Series (including any arrears or deficiency of dividend that are cumulative in form) and, if applicable, of any dividends payable on such date on any other Series (including any arrears or deficiency of dividend on any such other Series that are in cumulative form) ranking pari passu with the Relevant Series as regards participation in profits (together, the “Participating Stock”), then, subject to subparagraph (D) below, the Directors shall apply such distributable profits and distributable reserves in paying dividends to the holders of the Participating Stock pro rata to the amount of dividend on the

Participating Stock accrued and payable (including any arrears or deficiency of dividend that are in cumulative form) on or before the relevant Preference Dividend Payment Date;

(C)  if, on any Preference Dividend Payment Date, the distributable profits and distributable reserves of the Bank are, in the opinion of the Directors, insufficient to enable payment to be made of any of the Preference Dividend in respect of the Relevant Series (including any arrears or deficiency of dividend that are cumulative in form) and, if applicable, of any dividends payable on such date on any other Series (including any arrears or deficiency of dividend that are cumulative in form) ranking pari passu with the Relevant Series as regards participation in profits, then the Bank shall not pay the Preference Dividend in respect of either Series;

(D)  if, pursuant to the provisions of sub-paragraphs (B) and (C) above, on any occasion a Preference Dividend in respect of a Relevant Series which is not expressed to have a cumulative right as regards participation in profits (or any part thereof) is not paid, the holders of stock of the Relevant Series shall have no claim in respect of such shortfall;

(E)   if a Preference Dividend due on any Preference Dividend Payment Date in respect of any Relevant Series which is expressed to have a cumulative right as regards participation in profits is not paid in full (a “Preference Dividend Shortfall”) (or a sum is not set aside to provide for its payment in full), and no additional preference stock have been allotted pursuant to subparagraph (G), the Bank may not (without the written consent of three-fourths in nominal value of, or the sanction of a special resolution passed at a meeting of the holders of stock of the Relevant Series) thereafter:

(I)                        redeem, reduce, purchase or otherwise acquire for any consideration any Parity Obligations or Junior Obligations (and may not set aside or establish any sinking fund for any such redemption, reduction, purchase or other acquisition); or

(II)                   subject to the provisions of sub-paragraph (F) below, pay or declare, or permit the declaration or payment of, any dividend on any Parity Obligations or Junior Obligations,

until such time as the Preference Dividend Shortfall has been paid or a sum has been set aside for its payment in full;

(F)   if a Preference Dividend due on any Preference Dividend Payment Date in respect of any Relevant Series which is not expressed to have a cumulative right as regards participation in profits is not paid in full (or a sum is not set aside to provide for its payment in full), and no additional preference stock have been allotted pursuant to sub-paragraph (G), the Bank may not (without the written consent of three fourths in nominal value of, or the sanction of a special resolution passed at a separate general meeting of the holders of stock of the Relevant Series) thereafter:

(I)                        redeem, reduce, purchase or otherwise acquire for any consideration any Parity Obligations or Junior Obligations (and may not set aside or establish any sinking fund for any such redemption, reduction, purchase or other acquisition); or

(II)                   pay or declare, or permit the declaration or payment of, any dividend on any other Parity Obligations or Junior Obligations,

for such period following the relevant Preference Dividend Payment Date as may be designated by the Directors prior to issue;

(G)  the provisions described in this sub-paragraph shall apply if determined by the Directors prior to allotment of the Relevant Series and then only where the Preference Dividend (including any arrears or deficiency of dividend that are in cumulative form) due on any Preference Dividend Payment Date in respect of any Relevant Series is not paid in its entirety pursuant to sub-paragraph (C) (the “Relevant Dividend”) and the amounts (if any) standing to the credit of the profit and loss account of the Bank together with the amount of the reserves of the Bank available for the purpose are sufficient to enable the allotments of additional preference stock referred to in the further provisions of this sub-paragraph to be made in full:

(I)                        provided that the Bank has sufficient authorised but unissued Stock and that the Directors are authorised to allot the appropriate amount of relevant securities (for which purposes the Directors shall, if necessary, call as soon as practicable a meeting of the General Court at which the appropriate resolutions to create such Stock and to obtain such authority are proposed), each stockholder of the Relevant Series shall, on the date for payment of the Relevant Dividend had such dividend been paid in cash, be allotted such additional nominal amount of preference stock of the same class, denominated in the same currency and carrying identical rights and limitations as the Relevant Series in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Dividend (exclusive of any associated tax credit) that would have been payable to him had such dividend been payable in cash by a factor to be determined by the Directors prior to allotment of the Relevant Series and rounding the resulting sum down to the nearest integral multiple of US$1 (in the case of Dollar 2005 Preference Stock), of Stg£1 (in the case of Sterling 2005 Preference Stock) and of €1 (in the case of euro 2005 Preference Stock).  A holder of 2005 Preference Stock receiving an allotment of additional preference stock in accordance with this subparagraph shall not be entitled to receive any part of the Relevant Dividend relating to Relevant Series in cash;

(II)                   subject to the provisos in sub-paragraph (G)(I) above, for the purpose of paying up preference stock to be allotted on any occasion pursuant to this subparagraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Bank and/or to the credit of the Bank’s reserve accounts (including stock premium account) available for the purpose, as the Directors may determine, a sum equal to the aggregate nominal amount of the additional preference stock then to be allotted and apply the same in paying up in full the appropriate amount of unissued preference stock of that class or classes in question;

(III)              the additional preference stock so allotted shall rank pari passu in all respects with the Relevant Series in respect of which the additional preference stock were so allotted, save only as regards participation in the Relevant Dividend; and

(IV)               the Directors may undertake and do such acts and things is it may consider necessary or expedient for the purpose of giving effect to the provisions described in this sub-paragraph (G).

(e)     if, in the opinion of the Directors, the payment of any Preference Dividend would breach or cause a breach of capital adequacy requirements from time to time applicable to the Bank then none of such Preference Dividend shall be declared or paid.

(C)  Capital

(a)    On a winding-up of or other return of capital by the Bank (other than on a redemption or purchase by the Bank of any of its capital stock), members holding 2005 Preference Stock shall in respect thereof be entitled to receive, out of the surplus assets remaining after payment of the Bank’s liabilities, an amount equal to the amount paid up or credited as paid up on the 2005 Preference Stock together with such premium (if any) as may be determined by the Directors prior to allotment thereof (and so that the Directors may determine that such premium is payable only in specified circumstances).  Unless otherwise determined by the Directors prior to allotment, such amount in respect of Dollar 2005 Preference Stock shall be payable in US Dollars, such amount in respect of Sterling 2005 Preference Stock shall be payable in sterling, and such amount in respect of euro 2005 Preference Stock shall be payable in euro.

(b)    In addition to the amount repayable on the 2005 Preference Stock in accordance with sub-paragraph (a) above there shall be payable a sum equal to the Preference Dividend which would have been payable by the Bank in accordance with paragraph 7(B) above (together, in the case of 2005 Preference Stock which is expressed to have a cumulative right as regards participation in profits, with any arrears or deficiency of Preference Dividend), calculated at the annual rate determined by the Directors before allotment of the preference stock in question, in respect of the number of days included in the period commencing with the day following whichever Preference Dividend Payment Date shall most recently have occurred prior to the date of commencement of the winding-up of the Bank or return of capital and ending with such date of commencement of winding-up or return of capital, as though such period had been one in relation to which a Preference Dividend would have been payable pursuant to the provisions described in paragraph 7 (B)(a) above and the terms of issue of the preference stock in question, but subject always to the provisions described in paragraph 7 (B)(d)(i) and (ii) above and to the terms on which any particular preference stock are issued.

(c)     With respect to the amounts payable or repayable under sub-paragraphs (a) and (b) of this paragraph in the event of a winding-up of the Bank or return of capital, 2005 Preference Stock shall rank pari passu inter se and with any other stock that are expressed to rank pari passu therewith as regards participation in surplus assets and otherwise in priority to any other stock of the Bank.  Save as  may be determined by the Directors prior to the issue of any particular series of 2005 Preference Stock, the holders of 2005 Preference Stock shall not be entitled in respect thereof to any further or other right of participation in the assets of the Bank upon a winding-up or return of capital.

(D)  Voting

The holders of any series of 2005 Preference Stock will only be entitled to receive notice of and to attend any meeting of a General Court:

(a)    if the Preference Dividend on the 2005 Preference Stock of such series has not, at the date of the notice of the general meeting, been paid in full in respect of such dividend periods as the Directors may prior to allotment determine, in which case the holders of the 2005 Preference Stock of such series will be entitled to speak and/or vote upon any resolution proposed thereat; or

(b)    if a resolution is proposed at the meeting of the General Court;

(i)                           for, or in relation to, the winding-up of the Bank; or

(ii)                        varying, altering or abrogating any of the rights, privileges, limitations or restrictions attached to the 2005 Preference Stock of such series, in which case the holders of the 2005 Preference Stock of such series will be entitled to speak and/or vote only upon such resolution; or

(c)     in such other circumstances, and upon and subject to such terms, as the Directors may determine prior to allotment.

On a show of hands every holder of 2005 Preference Stock who is entitled to vote and who (being an individual) is present in person or (being a corporation) is present by representative shall have one vote.  On a poll each holder of 2005 Preference Stock present in person or by proxy and entitled to vote shall have such number of votes in respect of each unit of 2005 Preference Stock as the Directors may determine prior to the allotment of such stock.

(E)   Redemption of Redeemable Preference Stock

(a)    The Redeemable Dollar Preference Stock, the Redeemable Sterling Preference Stock and the Redeemable euro Preference Stock (together, the “Redeemable Preference Stock”) shall, subject to the provisions of any applicable law and to the other provisions of this paragraph (E), be redeemable at the option of the Bank in whole or in part on such dates as the Court of Directors may determine prior to the allotment of the Relevant Series by the Bank giving to each of the holders of the Redeemable Preference Stock to be redeemed not less than fourteen days’ prior notice in writing (a “Notice of Redemption”) and by the Bank complying with the other requirements of this paragraph (E).

(b)    In the case of a partial redemption under sub-paragraph (a) of this paragraph (E) of this Bye-Law 7, the Bank shall for the purposes of ascertaining the particular Redeemable Preference Stock to be redeemed cause a lot to be drawn at the office (or at such other place as the Directors may determine) in the presence of the Auditors.

(c)     A Notice of Redemption shall specify the particular Redeemable Preference Stock to be redeemed, the date fixed for redemption (the “Redemption Date”), the amount payable in respect of each such Redeemable Preference Stock on redemption and the place in the State at which documents of title in respect of such Redeemable Preference Stock are to be  presented and surrendered for redemption and payment of redemption moneys is to be effected.  Upon such presentation and surrender and against the receipt of such holder for the redemption moneys payable in respect of such Redeemable Preference Stock, the  Bank shall pay to such holder the amount due to him in respect of such redemption and shall cancel the documents of title so delivered.  No defect in the Notice of Redemption or in the giving thereof shall affect the validity of the redemption procedure.

(d)    Without prejudice to the generality of sub-paragraph (c) above:

(i)                           the procedures for the redemption of and Redeemable Preference Stock held in uncertificated form may involve or include the sending by the Bank or by any person on its behalf of an issuer-instruction to the operator of the relevant system concerned requesting or requiring the deletion of any computer-based entries in the relevant system concerned that relate to the holding of the Redeemable Preference Stock concerned; and/or

(ii)                        the Bank may, if the Directors so determine, (by notice in writing to the holder concerned, which notice may be included in the notice of redemption concerned) require the holder of the Redeemable Preference Stock concerned to change the form of the Redeemable Preference Stock from uncertificated form to certificated form prior to the date fixed for redemption (in which case the provisions in this Bye-Law relating to the redemption of Redeemable Preference Stock held in certificated form shall apply).

Whether any Redeemable Preference Stock to be redeemed is in certificated form or uncertificated form on the relevant date fixed for redemption shall be determined by reference to the Register as at 12.00 noon on such date or such other time as the Directors, may (subject to the facilities and requirements of the relevant system concerned) in their absolute discretion determine.

(e)     There shall be paid on each Redeemable Preference Stock so redeemed the amount paid up or credited as paid up thereon, together (to the extent permitted by law) with any premium paid on issue or otherwise at such price as may be determined by the Court of Directors prior to allotment.

(f)      The provisions of this sub-paragraph (f) and the following sub-paragraphs (g) and (i) shall have effect in relation to Redeemable Preference Stock for the time being issued and registered in the Register (“Registered Stock”).  Payment by the Bank in respect of the amount due on redemption shall be made, in the case of Redeemable Dollar Preference Stock, by a cheque drawn on a bank in New York, in the case of Redeemable Sterling Preference Stock, by a sterling cheque drawn on a bank in London, and, in the case of Redeemable euro Preference Stock, by a euro cheque drawn on a bank in Dublin, or, upon the request of the holder or joint holders not later than the date specified for the purpose in the Notice of Redemption, by transfer to, in the case of Redeemable Dollar Preference Stock, a US Dollar account maintained by the payee with a bank in New York, or in the case of Redeemable Sterling Preference Stock, a sterling account maintained by the payee with a bank in London, or in the case of  Redeemable euro Preference Stock, a euro account maintained by the payee with a bank in Dublin.  Such payment will, in the case of a Registered Stock, be against presentation and surrender of the relative Certificate at the place or on one of the places specified in the Notice of Redemption and if any Certificate so surrendered includes Redeemable Preference Stock not to be redeemed on the relevant Redemption Date the Bank shall within fourteen days thereafter issue to the holder, free of charge, a fresh Certificate in respect of such Redeemable Preference Stock.  All payments in respect of redemption monies will in all respects be subject to any applicable fiscal or other laws.

(g)     As from the relevant Redemption Date the dividend on the Redeemable Preference Stock due for redemption shall cease to accrue except on any such Redeemable Preference Stock in respect of which, upon the due delivery of the Certificate in accordance with sub-paragraphs (c) and (f) above, payment of the redemption moneys due on such Redemption Date shall be improperly withheld or refused in which case the said  dividend, at the rate then applicable, shall be deemed to have continued and shall accordingly continue to accrue from the relevant Redemption Date to the date of payment of such redemption moneys.  Such Redeemable Preference Stock shall not be treated as having been redeemed until the redemption moneys in question together with the accrued dividend thereon have been paid whereupon such Redeemable Preference Stock shall be treated as having been redeemed.

(h)    If the Redemption Date for any Redeemable Preference Stock is not, in the case of a Redeemable Dollar Preference Stock, a day on which banks in New York are open for business and in which foreign exchange dealings may be conducted in New York (a US Dollar Business Day), or, in the case of a Redeemable Sterling Preference Stock, a day on which banks in London are open for business and on which foreign exchange dealings may be conducted in London (a “Sterling Business Day”), or, in the case of a Redeemable euro Preference Stock, a day in which banks in Dublin are open for business and on which foreign exchange dealings may be conducted in Dublin (a “euro Business Day”), then payment of the amount payable on redemption will be made on the next succeeding US Dollar Business Day or Sterling Business Day or euro Business Day as the case may be, and without any interest or other payment in respect of such delay unless such day shall fall within the next calendar month, whereupon such payment will be made on the preceding US Dollar Business Day or Sterling Business Day or euro Business Day, as the case may be.

(i)        The receipt of the holder for the time being of any Registered Stock (or, in the case of joint registered holders, the receipt of any one of them) in respect of the monies payable on redemption on such Registered Stock shall constitute an absolute discharge to the Bank in respect thereof.

(j)       Upon the redemption or purchase of any Redeemable Preference Stock, the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised, but unissued, Redeemable Preference Stock capital existing as a consequence of such redemption or purchase into Stock of a larger or smaller amount.

(F)   Further Stock

(a)    Save as provided by the terms of issue of any particular 2005 Preference Stock, the Bank shall not create or issue any further stock ranking as regards participation in the profits and assets of the Bank in priority to the 2005 Preference Stock.

(b)    Any series of preference stock or other stock ranking pari passu in some or all respects with the 2005 Preference Stock then in issue may (unless otherwise provided by the terms of issue of the 2005 Preference Stock then in issue), without their creation or issue being deemed to vary the special rights attached to any 2005 Preference Stock then in issue, either carry rights identical in all respects with such 2005 Preference Stock or any of them or carry rights differing therefrom in any respect.  Unless otherwise provided by the terms of issue, the rights attaching to any preference stock shall not be deemed to be varied or abrogated by the purchase, redemption or cancellation by the Bank of any of its stock ranking as regards participation in the profits or assets of the Bank pari passu with or after such 2005 Preference Stock.

(G)  Variation of Class Rights

Without prejudice to Bye-Law 8(a) the rights, privileges, limitations or restrictions attached to the 2005 Preference Stock (or any class thereof) may be varied, altered or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the written consent of holders of not less than 75% in nominal value of such class of stock or with the sanction of a resolution passed at a class meeting of holders of such class of stock provided that holders of not less than 75% in nominal value of such class of stock in attendance and voting vote in favour of such resolution.

8.                            (a) Whenever the capital of the Bank is divided into different classes of stock, the special rights attached to any class may, subject to the provisions of these Bye-Laws, be varied or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the sanction of a resolution passed at a class meeting of the holders of the stock of the class but not otherwise. To every such class meeting, save as provided in Bye-Laws 4, 5 and 6, all the provisions of these Bye-Laws relating to General Courts of the Bank and to the proceedings thereat shall apply, mutatis mutandis, except that in respect of class meetings of the holders of Dollar Preference Stock, Sterling Preference Stock and euro Preference Stock (i) the necessary quorum shall be two persons holding or representing by proxy at least one third in nominal amount of the issued stock of the class and if at any adjourned meeting of such holders a quorum as above defined is not present, any member of such class who is present in person or by proxy shall be a quorum; (ii) on a poll each holder of Dollar Preference Stock shall, whether present in person or by proxy, have one vote in respect of each US$1 of Dollar Preference Stock held by him, each holder of Sterling Preference Stock shall, whether present in person or by proxy, have one vote in respect of each unit of Sterling Preference Stock held by him and each holder of euro Preference Stock shall, whether present in person or by proxy, have one vote in respect of each unit of euro Preference Stock held by him. Any holder of stock in the class in question present in person or by proxy at such meeting may demand a poll.

(b)    Whenever the rights, privileges, limitations or restrictions attached to any particular Dollar Preference Stock in issue differ from the rights, privileges, limitations or restrictions attached to any other Dollar Preference Stock in issue and:

(i)                           some matter has arisen which would amount to a variation, alteration, or abrogation of the rights, privileges, limitations or restrictions attached to all that Dollar Preference Stock; and

(ii)                        the effect of such variation, alteration or abrogation on all of that Dollar Preference Stock is, in the opinion of the Directors, substantially the same;

such Dollar Preference Stock shall be treated as a single class for the purpose of applying the procedures in these Bye-Laws for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Dollar Preference Stock of such class.

(c)     Whenever the rights, privileges, limitations or restrictions attached to any particular Sterling Preference Stock in issue differ from the rights, privileges, limitations or restrictions attached to any other Sterling Preference Stock in issue and:

(i)                           some matter has arisen which would amount to a variation, alteration, or abrogation of the rights, privileges, limitations or restrictions attached to all that Sterling Preference Stock; and

(ii)                        the effect of such variation, alteration or abrogation on all of that Sterling Preference Stock is, in the opinion of the Directors, substantially the same;

such Sterling Preference Stock shall be treated as a single class for the purpose of applying the procedures in these Bye-Laws for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Sterling Preference Stock of such class.

(d)    Whenever the rights, privileges, limitations or restrictions attached to any particular euro Preference Stock in issue differ from the rights, privileges, limitations or restrictions attached to any other euro Preference Stock in issue and:

(i)                           some matter has arisen which would amount to a variation, alteration, or abrogation of the rights, privileges, limitations or restrictions attached to all that euro Preference Stock; and

(ii)                        the effect of such variation, alteration or abrogation on all of that euro Preference Stock is, in the opinion of the Directors, substantially the same;

such euro Preference Stock shall be treated as a single class for the purpose of applying the procedures in these Bye-Laws for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the euro Preference Stock of such class.

9.                            (a) Subject to the provisions of these Bye-Laws relating to new stock, the capital stock shall be at the disposal of the Directors, and they may allot, grant options over or otherwise dispose of it to such persons on such terms and conditions and at such times as they may consider to be in the best interests of the Bank and its members, but so that no stock shall be issued at a discount and so that in the case of stock offered to the public for subscription, the amount payable on application shall not be less than 5 per cent. of the nominal amount of the stock.

(b)    Any stock may be held in uncertificated form, provided that the Directors shall have made arrangements with the operator of a relevant system for that class of stock to be admitted as a participating security for the purposes of that relevant system. The Directors shall have power to make such arrangements in their discretion without the consent of the stockholders. Where the Directors shall make such arrangements, and for so long as the relevant class of stock shall continue to be a participating security, these Bye-laws shall not apply to or have effect on stock of the relevant class which is held in uncertificated form to the extent that these Bye-laws are in any respect inconsistent with: the holding of stock of such class in uncertificated form; the transfer of title to stock of such class by means of a relevant system; or any provision of the Regulations.

(c)     The Bank shall be entitled in accordance with the provisions of the Regulations to change any uncertificated stock into certificated form and to change any certificated stock into uncertificated form and the Bank may make such provisions therefor as the Directors think fit, subject always to the provisions of the Regulations. Where any conversion of stock from uncertificated form to certificated form takes place, the Bank shall within two months after the date on which the Bank receives the relevant operator-instruction capable of being complied with in accordance with the Regulations, issue the relevant stock certificate.

10.                     Except as required by law, no person shall be recognised by the Bank as holding any capital stock of the Bank upon any trust, and the Bank shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any stock or (except only as by these Bye-Laws or by law otherwise provided) any other rights in respect of any stock except an absolute right to the entirety thereof in the registered holder who shall be treated for the purposes of the Charter and these Bye-Laws as holding the same in his own right and for his own use; this shall not preclude the Bank from requiring any member to furnish the Bank with information as to the beneficial ownership of any stock when such information is reasonably required by the Bank.

REGISTER OF MEMBERS

11.                     The Bank shall keep a register of its members and enter therein the following particulars:

(a)    the names and addresses of the members and a statement of the amount of stock held by each member and where any stock is not fully paid, of the amount paid or agreed to be considered as paid on such stock of each member;

(b)    the date at which the member was entered in the register as a member;

(c)     the date at which the member ceased to be a member; and

(d)    a statement of the amount of stock held by each member in uncertificated form and certificated form respectively and such entry on the Register, in respect of stock in uncertificated form, shall be evidence of such title to the stock as would be evidenced if the entry on the Register related to stock held in certificated form.

CERTIFICATES FOR STOCK IN CERTIFICATED FORM

12.                     (a) Every person (other than a Stock Exchange nominee in respect of whom the Bank is not by law required to complete and have ready for delivery a certificate) who agrees to become a member or whose name is entered as a member in the Register shall in the case of any stock to be held in certificated form be entitled without payment to receive within 2 months after such entry (or within such other period as the conditions of issue shall provide) one certificate for all his stock or several certificates for the several portions thereof, so, however, that in respect of stock held jointly by several persons, the Bank shall not be bound to issue more than one certificate, and delivery of a certificate for stock to one of several joint holders shall be sufficient delivery to all such holders. Every certificate shall be issued under the Seal or the Official Seal, shall specify the stock to which it relates and the amount paid up thereon and shall be prima facie evidence of the title of the member to the stock so specified.

(b)    Where a member transfers part only of the stock comprised in a certificate for stock the old certificate shall be cancelled and a new certificate for the balance of such stock issued in lieu without charge.

(c)     If a certificate for stock shall be worn out, damaged, defaced, lost, stolen or destroyed, it may be replaced by a new certificate without charge and on such terms (if any) as to evidence and indemnity and payment of the costs and out-of-pocket expenses of the Bank of investigating such evidence as the Directors may think fit and, in a case where the certificate is worn out, damaged or defaced, on delivery of the old certificate to the Bank unless the Directors otherwise agree.

(d)    The Bank shall not issue a certificate in relation to any stock to be held in uncertificated form.

LIEN

13.                     The Bank shall have a first and paramount lien on all capital stock (not being fully paid stock) for all moneys (whether immediately payable or not) called or payable at a fixed time in respect of that stock and the Bank shall also have a first and paramount lien on all stock (other than fully paid stock) standing registered in the name of a single person for all moneys immediately payable by him or his estate to the Bank; but the Directors may at any time declare any stock to be wholly or in part exempt from this provision. The Bank’s lien on stock shall extend to all dividends payable thereon.

14.                     The Bank may sell, in such manner as the Directors think fit, any stock on which the Bank has a lien, but no sale shall be made unless a sum in respect of which the lien exists is immediately payable, nor until the expiration of 14 days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable has been given to the registered holder for the time being of the stock, or the person entitled thereto by reason of his death or bankruptcy.

15.                     To give effect to any such sale, the Directors may authorise some person to transfer the stock sold to the purchaser thereof. The purchaser shall be registered as the holder of the stock so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the stock be affected by any irregularity or invalidity in the proceedings in reference to the sale and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Bank exclusively.

16.                     The proceeds of the sale shall be received by the Bank and applied in payment of such part of the amount in respect of which the lien exists as is immediately payable, and the residue, if any, shall (subject to a like lien for sums not immediately payable as existed upon the stock before the sale) be paid to the person entitled to the stock at the date of the sale.

CALLS ON STOCK

17.                     The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their stock (whether on account of the nominal value of the stock or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, provided that no call shall exceed one-fourth of the nominal value of the stock or be payable at less than one month from the date fixed for the payment of the last preceding call, and each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the Bank at the time or times and place so specified the amount called on his stock. A call may be revoked or postponed as the Directors may determine.

18.                     A call shall be deemed to have been made at the time when the resolution of the Court of Directors authorising the call was passed and may be required to be paid by instalments.

19.                     The joint holders of stock shall be jointly and severally liable to pay all calls in respect thereof.

20.                     If a sum called in respect of stock is not paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate, not exceeding 5 per cent. per annum, as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

21.                     Any sum which by the terms of issue of stock becomes payable on allotment or at any fixed date, whether on account of the nominal value of the stock or by way of premium, shall, for the purposes of these Bye-Laws, be deemed to be a call duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-Laws as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such sum had become payable by virtue of a call duly made and notified.

22.                     The Directors may, if they think fit, receive from any member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any stock held by him and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Bank in General Court otherwise directs) 5 per cent. per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

TRANSFER OF STOCK

23.                     (a) Subject to such of the restrictions of these Bye-Laws and to such of the conditions of issue as may be applicable, the stock of any member held in certificated form may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve and any such instrument shall be executed by or on behalf of the transferor. In case of stock not fully paid, the assignment or transfer may be effected in manner provided by the Charter. In either case, the transferor shall be deemed to remain the holder of the stock until the name of the transferee is entered in the Register in respect thereof.

(b)    Title to any uncertificated stock may be evidenced and transferred without a written instrument provided that such title is evidenced and transferred in accordance with the Regulations.

(c)     A transfer of title to uncertificated stock shall be registered on the Register where such transfer is required to be registered under the provisions of the Regulations notwithstanding any other provision of these Bye-Laws.

(d)    No transfer of title to uncertificated stock shall be registered other than in accordance with the provisions of the Regulations and the transferor shall be deemed to remain the holder of the stock until the name of the transferee is entered in the Register in respect thereof.

24.                     The Directors may decline to register the transfer of stock where such transfer is contrary to these Bye-Laws or the terms of issue of the relevant stock and the Directors may decline to register the transfer of stock in certificated form (not being fully paid stock) to a person of whom they do not approve, and they may also decline to register the transfer of stock in certificated form on which the Bank has a lien.

25.                     The Directors may also decline to permit any transfer of stock in certificated form unless:

(i)                the transfer is accompanied by the certificate or (where no certificate has been issued) the receipt for the stock to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)               the transfer is in respect of one class of stock only; and

(iii)              the transfer is lodged at the registration department of the Bank, or at such other place as the Directors may appoint.

No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any stock in certificated form and the Bank shall be entitled to retain any instrument of transfer which is registered.

The Directors may decline to register a transfer of stock in certificated form or uncertificated form in favour of more than four transferees jointly.

If the Bank refuses to register a transfer of any stock, the Bank shall within two months after the date on which the transfer was lodged with the Bank in the case of stock held in certificated form or within two months after the date on which the Bank receives the relevant operator-instruction in the case of stock held in uncertificated form, send to the transferee notice of the refusal.

Nothing in these Bye-Laws shall preclude the Directors from recognising a renunciation of the allotment of any stock by the allottee in favour of some other person.

26.                     The registration of transfers may be suspended at such times and for such periods, not exceeding in the whole 30 days in each year, as the Directors may from time to time determine. Provided however that the Bank shall not close the Register relating to a participating security without the consent of the operator.

TRANSMISSION OF STOCK

27.                     In the case of the death of a member, the survivor or survivors where the deceased was a joint holder, and the personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Bank as having any title to his interest in the stock; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any stock which had been jointly held by him with other persons.

28.                     Any person becoming entitled to stock in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the stock or to have some person nominated by him registered as the transferee thereof, but the Directors shall in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the stock by that member before his death or bankruptcy, as the case may be.

29.                     If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Bank a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall effect a transfer of the stock to such person in manner provided in Bye-Law 23. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfers of stock shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer were made by that member.

30.                     A person becoming entitled to stock by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the stock except that he shall not, before being registered as a member in respect of the stock, be entitled in respect of it to exercise any right conferred by membership in relation to General Courts, so, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the stock, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the stock until the requirements of the notice have been complied with.

31.                     Ordinary Stock shall be transferable in multiples of one unit of stock only and the Bank shall not be bound to register or recognise any transfer of any fraction of a unit of Ordinary Stock and the Directors may undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of this Bye-Law.

FORFEITURE OF STOCK

32.                     If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

33.                     The notice shall name a further day (not earlier than the expiration of 14 days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the stock in respect of which the call was made will be liable to be forfeited.

34.                     If the requirements of any such notice as aforesaid are not complied with any stock in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

35.                     Any forfeited stock may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such stock is to be transferred, the Directors may authorise any person to execute an instrument of transfer where any such stock is held in certificated form. Provided however that where any stock is held in uncertificated form, the Directors may require the system-member holding the stock in uncertificated form to transfer the stock to the person to whom the stock is sold or disposed and the Directors may make such further arrangements as they deem necessary to affect any such sale or disposal.

36.                     A person whose stock has been forfeited shall cease to be a member in respect of the forfeited stock, but shall, notwithstanding, remain liable to pay to the Bank all moneys which, at the date of forfeiture, were payable by him to the Bank in respect of the stock, but his liability shall cease if and when the Bank shall have received payment in full of all such moneys in respect of the stock.

37.                     A statutory declaration that the declarant is a Director or the Secretary of the Bank, and that the stock in the Bank has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the stock. The Bank may receive the consideration, if any, given for the stock on any sale or disposition thereof and may effect a transfer of the stock in accordance with Bye-Law 35 in favour of the person to whom the stock is sold or disposed of and he shall thereupon be registered as the holder of the stock, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the stock be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the stock.

38.                     The provisions of these Bye-Laws as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of stock, becomes payable at a fixed time, whether on account of the nominal value of the stock or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

INCREASE OF CAPITAL STOCK

39.                     (a) The members of the Bank in General Court may at any time and from time to time by resolution enlarge the capital stock of the Bank by such amount as they think proper.

(b)    Whenever the capital stock of the Bank is so enlarged, the Directors may, subject to the provisions of Bye-Laws 4, 5, 6 and 7, issue stock to such amount not exceeding the amount of such enlargement as they think proper and may issue such stock at par or at a premium and may receive from any person subscriptions in money or money’s worth for such stock.

(c)     Subject to Bye-Law 71 or where the Bank is required by these Bye-Laws to apply the reserves of the Bank to paying up the 2009 Bonus Stock or the Ordinary Stock to be issued pursuant the 2009 Warrant Instrument, all Ordinary Stock so issued shall rank in equal priority with the existing Ordinary Stock of the Bank and the holders of such first-mentioned stock shall be members of the Bank and be entitled to the same privileges and be subject to the same liabilities and be bound by the same Bye-Laws as the holders of such existing Ordinary Stock.

(d)    A General Court may, by resolution, before the issue of any new Ordinary Stock, determine that the same or any of it shall be offered in the first instance, and either at par or at a premium to all the holders of the existing Ordinary Stock in such proportion as nearly as may be to the amount of such Ordinary Stock held by them respectively, or make any other provisions as to the issue of such new Ordinary Stock; but in default of any such determination and so far as the same shall not extend, the new Ordinary Stock may be dealt with by the Directors as if it formed part of the existing Ordinary Stock.

(e)     All subscriptions received by the Bank for any new stock may be utilised by the Bank in any manner in which the moneys of the Bank may be for the time being lawfully utilised. Except where the Bank is required by these Bye-Laws to apply the reserves of the Bank to paying up the 2009 Bonus Stock or the Ordinary Stock to be issued pursuant the 2009 Warrant Instrument, nothing herein contained shall authorise the application or distribution among the members of the Bank of any part of such subscriptions by way of bonus or dividend.

PURCHASE OF OWN STOCK

40.                     (a) Subject to the provisions of, and to the extent permitted by, the Acts, to any rights conferred on the holders of any class of stock in the capital of the Bank and to the following paragraphs of this Bye-Law, the Bank may purchase any of its stock of any class (including any redeemable stock) and may cancel any stock so purchased or hold such stock as treasury stock, in accordance with Section 209 of the Companies Act, 1990 (the “treasury stock”) with liberty to re-issue any such treasury stock on such terms and conditions and in such manner as the Directors may from time to time determine.

(b)    The Bank may purchase the 2009 Preference Stock in accordance with Bye-Law 40(e). The Bank shall not make market purchases of any of the other capital stock in the capital of the Bank unless such purchases shall have been:-

a.              authorised by a special resolution passed by the members of the Bank at a General Court in accordance with Section 215 of the Companies Act 1990 (a “Section 215 resolution”); and

b.              consented to as provided for in Bye-Law 71(c).

(c)     The Bank shall not be required to select the stock to be purchased on a pro rata basis or in any particular manner as between the holders of stock of the same class or as between the holders of stock of different classes or in accordance with the rights as to dividends or capital attached to any class of stock.

(d)    For the purposes of any Section 215 resolution:

(i)                           The maximum number of units of stock authorised to be purchased shall be specified in the Section 215 resolution;

(ii)                        The minimum price which may be paid for any units of stock to be purchased shall be the nominal value thereof;

(iii)                     The maximum price which may be paid for any units of stock to be purchased shall be 5 per cent. above the average of the closing quotation prices of such units of stock as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto) for the five business days immediately preceding the day of purchase, and, in respect of any business day on which there shall be no dealing in such units of stock on the Irish Stock Exchange, the price which is equal to the mid-point between the high and low market guide prices in respect of such units of stock for that business day, or if there shall be only one such market guide price so published, the market guide price so published; such prices shall be as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto).

(e)     The Bank may purchase the 2009 Preference Stock in accordance with a resolution approved for the purpose of sections 213 and/or 214 of the Companies Act 1990 at the Extraordinary General Court on or around 27 March 2009.  Unless otherwise agreed by all the holders of the 2009 Preference Stock, the Bank shall be required to select the stock to be purchased on a pro rata basis. During the five year period commencing on the 2009 Issue Date, each unit of the 2009 Preference Stock that the Bank proposes to purchase in accordance with such authority shall be redeemable at a price per unit equal to the amount paid on subscription (including premium).  On or after the fifth anniversary of the 2009 Issue Date, each unit of the 2009 Preference Stock that the Bank proposes to purchase pursuant to this authority shall be purchased at a price per unit equal to 125 per cent. of the amount paid on subscription (including premium).  On the purchase of units of the 2009 Preference Stock the Bank shall pay the proportion of the relevant 2009 Preference Dividend which shall have accrued on the units of 2009 Preference Stock to be purchased up to the date of purchase or, at the option of the Bank in accordance with the these Bye-Laws, the Bank shall issue the 2009 Bonus Stock in respect of which issue rights have accrued on the units of the 2009 Preference Stock to be purchased up to the date of purchase. No other premium or dividend (including 2009 Preference Dividend or part thereof) shall be paid on any purchase of the 2009 Preference Stock.  The terms of the purchase of 2009 Preference Stock set out in this Bye-Law were approved for the purposes of Sections 213 and 214 of the Companies Act 1990 at the Extraordinary General Court of the Bank held on or around 27 March 2009.

RE-ISSUE OF TREASURY STOCK

41.                     For the purposes of any resolution of the Bank proposing to determine, in accordance with Section 209 of the Companies Act, 1990 the re-issue price range at which any unit of treasury stock for the time being held by the Bank may be re-issued off-market:

(a)    The minimum price at which any units of treasury stock may be re-issued off-market for the purposes of any of the schemes (as defined below) shall be the issue price as provided for in such scheme and in all other circumstances shall be ninety-five per cent. of the Appropriate Price (as defined below);

(b)    The maximum price at which any units of treasury stock may be re-issued off-market shall be one hundred and twenty per cent. of the Appropriate Price; and

(c)     For the purposes of paragraphs (a) and (b) of this Bye-Law the expression the “schemes” shall mean the Bank of Ireland Group Employee Stock Issue Scheme - 1997 for Ireland and the United Kingdom respectively, the Bank of Ireland Group Stock Scheme - 1996, and any other scheme or plan from time to time which involves the issue of Ordinary Stock and which has been approved by the members at a General Court of the Bank; and “Appropriate Price” shall mean the average of the closing quotation prices as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto) of units of stock of the same class as that of the treasury stock which is to be re-issued for the five business days immediately preceding the day of re-issue; and, in respect of any business day on which there shall be no dealing in the units of stock of that class on the Irish Stock Exchange, the price which is equal to (i) the mid-point between the high and low market guide prices in respect of such units of stock for such business day; or (ii) if there shall be only one such market guide price so published, the market guide price so published; such prices shall be as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto).

GENERAL COURTS

42.                     All General Courts shall be held in the State.

43.                     The Bank shall in each year hold a General Court as its Annual General Court in addition to any other General Court in that year, and shall specify the Court as such in the notices calling it; and not more than 15 months shall elapse between the date of one Annual General Court and that of the next. Subject thereto, the Annual General Court in each year shall be convened by the Directors for such day as they shall think fit.

44.                     All General Courts other than Annual General Courts shall be called Extraordinary General Courts.

45.                     The Directors may, whenever they think fit, convene an Extraordinary General Court.

46.                     (a) Without prejudice to the provisions of Bye-Laws 4, 5, 6 and 7 the Directors shall, on the requisition of members of the Bank entitled to vote on a poll at a General Court and together holding at the date of the deposit of the requisition not less than one-tenth of the nominal amount of the Ordinary Stock of the Bank then in issue in respect of which one tenth they have a right to vote on a poll, forthwith proceed duly to convene an Extraordinary General Court.

(b)    The requisition must state the objects of the General Court and must be signed by the requisitionists and deposited at the Office and may consist of several documents in like form each signed by one or more requisitionists.

(c)     If the Directors do not within twenty one days from the date of the deposit of the requisition proceed duly to convene an Extraordinary General Court to be held within two months from the said date, the requisitionists may themselves convene an Extraordinary General Court, but any Extraordinary General Court so convened shall not be held after the expiration of three months from the said date.

(d)    A General Court convened under this Bye-Law by the requisitionists shall be convened in the same manner as nearly as possible as that in which General Courts are to be convened by Directors.

(e)     Any reasonable expenses incurred by the requisitionists by reason of the failure of the Directors duly to convene an Extraordinary General Court shall be repaid to the requisitionists by the Bank and any sum so repaid shall be retained by the Bank out of any sum due or to become due from the Bank by way of fees or other remuneration in respect of their services to such of the Directors as were in default.

(f)      This Bye-Law shall take effect in place of the provisions in the Charter for the summoning of General Courts upon the demand of any nine or more members.

(g)     The Government Preference Stockholder may requisition an Extraordinary General Court in the manner provided by this Bye-Law 46 for the purpose of exercising any voting rights it shall be entitled to exercise at such meeting in respect of the 2009 General Voting Rights or the Provisional Voting Rights (where such rights amount to at least one-tenth of the voting rights attaching to the Ordinary Stock in issued at such time)

NOTICE OF GENERAL COURTS

47.                     (a) An Annual General Court and a Court called for the passing of a special resolution shall be called by 21 days’ notice in writing at the least, and an Extraordinary General Court shall be called by 14 days’ notice in writing at the least. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and the hour of the meeting, and in the case of special business, the general nature of that business, and shall be given, in manner hereinafter mentioned, to such persons as are, under these Bye-Laws, entitled to receive such notices from the Bank.

(b)    For the purposes of determining those persons entitled to attend or vote at a General Court of the Bank, and how many votes such persons may cast, the Bank may specify in the notice convening the General Court a time, not more than forty eight hours before the time fixed for the Court, by which a person must be entered on the Register in order to have the right to attend or vote at such General Court and changes to entries on the Register after the time specified in the relevant notice convening the General Court shall be disregarded in determining the rights of any person to attend or vote at the General Court notwithstanding any provisions in any enactment, these Bye-Laws or other instrument to the contrary.

48.                     The accidental omission to give notice of a General Court to, or the non-receipt of notice thereof by any person entitled to receive notice shall not invalidate the proceedings at the General Court.

PROCEEDINGS AT GENERAL COURTS

49.                     (a) All business shall be deemed special that is transacted at an Extraordinary General Court, and also all that is transacted at an Annual General Court, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and Auditors, the election of Directors in the place of those retiring, the reappointment of the retiring Auditors and the fixing of the remuneration of the Auditors, all of which shall be deemed ordinary business.

(b)    Special business shall be dealt with by way of special resolution. A resolution shall be a special resolution when it has been passed by not less than three-fourths of the votes cast by such members as, being entitled so to do, vote in person or, where proxies are allowed, by proxy at a General Court at which not less than twenty-one days’ notice specifying the intention to propose the resolution as a special resolution has been duly given.

(c)     Ordinary business shall be dealt with by way of ordinary resolution. A resolution shall be an ordinary resolution when it has been passed by a simple majority of the votes cast by such members as, being entitled so to do, vote in person or, where proxies are allowed, by proxy at a General Court.

50.                     No business shall be transacted at any General Court unless a quorum of members is present at the time when the Court proceeds to business; save as herein otherwise provided, ten persons present in person or by proxy and entitled to vote shall be a quorum.

51.                     If within half an hour from the time appointed for the General Court a quorum is not present, the Court, if convened upon the requisition of members, shall be dissolved, in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine, and if at the adjourned Court a quorum is not present within half an hour from the time appointed for the Court, the members present shall be a quorum.

52.                     The Governor, or in his absence a Deputy Governor, shall preside as Chairman at every General Court, but if none of them is present within 15 minutes after the time appointed for the holding of the Court and willing to act, the Directors present shall elect one of their number to be Chairman of that Court.

53.                     If at any General Court no Director is willing to act as Chairman or if no Director is present within 15 minutes after the time appointed for holding the Court, the members present shall choose one of their number to be Chairman thereof.

54.                     The Chairman may, with the consent of any General Court at which a quorum is present, and shall if so directed by the Court, adjourn the Court from time to time and from place to place, but no business shall be transacted at any adjourned Court other than the business left unfinished at the Court from which the adjournment took place. When a Court is adjourned for 30 days or more, notice of the adjourned Court shall be given as in the case of an original Court. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned Court. Provided however and notwithstanding the foregoing provisions of this Bye-Law the Chairman of any General Court may at any time without the consent of the Court adjourn any Court (whether or not it has commenced or a quorum is present) either indefinitely or to another time or place where it appears to him that the members wishing to attend cannot be conveniently accommodated in the place appointed for the Court or an adjournment is otherwise necessary so that the business of the Court may be properly conducted.

55.                     At any General Court a resolution put to the vote of the Court shall be decided on a show of hands unless, before the show of hands or before or on the declaration of the result of the show of hands, a poll is demanded:

(a)    by the Chairman; or

(b)    by at least nine members of the Bank present in person or by proxy and entitled to vote on a poll.

Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Bank shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution. The demand for a poll may be withdrawn.

56.                     Except as provided in Bye-Law 58, if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the General Court at which the poll was demanded.

57.                     Where there is an equality of votes, whether on a show of hands or on a poll, the Chairman of the General Court at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

58.                     A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the General Court directs, and any business other than that on which the poll is demanded may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

59.       (a) Without prejudice to the provisions of Bye-Laws 4, 5, 6 and 7 at any General Court, on a show of hands every member being the holder of at least one unit of Ordinary Stock of the Bank (including the Governor and Deputy Governor and any other person who may be Chairman of the Court) present in person and every proxy for every such member shall have one vote so however that no individual shall have more than one vote; and on a poll every member (including the Governor and Deputy Governor and any other person who may be Chairman of the Court) present in person or by proxy shall have one vote for each unit of Ordinary Stock of the Bank.

(b) On a poll, a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

(c)  No member shall be required to take, make or subscribe any such oath or declaration as is mentioned in the Charter before or as a condition of voting at any General Court.

(d) This Bye-Law 59 is subject to the voting rights and restrictions on voting rights set out in Bye-Laws 6(I), 72 and 102.

60.       (a) Any member of the Bank may be required by notice from the Directors to declare by statutory declaration whether he is beneficially entitled to the Ordinary Stock of the Bank of which he is the registered holder and if he is not beneficially entitled to the whole or any part of such Ordinary Stock to disclose and specify every person in trust for whom or on whose behalf the member holds the same; and where any member has been required to make such declaration as aforesaid, he must do so within 14 days after the date of service of the notice (the “prescribed period”).

(b) If any member or any person appearing to be interested in Ordinary Stock in the Bank held by such member has been duly served with a notice under this Bye-Law and is in default for the prescribed period in supplying to the Bank the information thereby required, then the Directors may, in their absolute discretion at any time thereafter by notice (a “disenfranchisement notice”) to such member, direct that in respect of the Ordinary Stock in relation to which the default occurred (the “default stock”) (which expression shall include any further Ordinary Stock which is issued in respect of such Ordinary Stock), the member shall not be entitled to attend or to vote, either personally or by proxy, at any General Court of the Bank or to exercise any other rights conferred by membership in relation to General Courts of the Bank.

(c)  Where the default stock represents at least five per cent. of the Ordinary Stock then in issue (or such other percentage as may be determined under the provisions of Section 70 of the Companies Act, 1990), then the disenfranchisement notice may additionally direct that:

(i)         any dividend (or part thereof) or other money which would otherwise be payable in respect of the default stock shall be retained by the Bank without any liability to pay interest thereon when such money is finally paid to the member; and/or

(ii)        no transfer of any Ordinary Stock held by such member shall be registered unless:

1)       the member is not himself in default as regards supplying the information required; and

2)       the transfer is part only of the member’s holding and when presented for registration is accompanied by a certificate by the member in a form satisfactory to the Directors to the effect that after due and careful enquiry, the member is satisfied that none of the Ordinary Stock, the subject of the transfer, is default stock.

In relation to any stock which is held in uncertificated form, the prohibition of transfers in this paragraph shall not be effective to the extent that it is inconsistent with the Regulations, the transfer of title to such stock by means of a relevant system or the rules and requirements of the relevant system.

(d) The Bank shall send to each other person appearing to be interested in the Ordinary Stock the subject of any disenfranchisement notice, a copy of the disenfranchisement notice but the failure or omission by the Bank to do so shall not invalidate such disenfranchisement notice.

(e)  Save as herein provided, any disenfranchisement notice shall have effect in accordance with its terms for so long as the default in respect of which the disenfranchisement notice was issued continues and for a period of one week thereafter provided that the Directors may, at the request of the member concerned, reduce or waive such one week period if they think fit.

(f)  Any disenfranchisement notice shall cease to have effect in relation to any Ordinary Stock which is transferred by such member by means of an approved transfer.

(g)  For the purposes of this Bye-Law:

(i)         A person shall be treated as appearing to be interested in any Ordinary Stock if the member holding such Ordinary Stock has given to the Bank a notification under this Bye-Law which either:

1)       names such person as being so interested; or

2)       fails to establish the identities of those interested in the stock; and after (taking into account the said notification and any other relevant notification under this Bye-Law 60), the Bank knows or has reasonable cause to believe that the person in question is or may be interested in the stock; and

(ii)        A transfer of Ordinary Stock is an approved transfer if, but only if:

1)   the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the Ordinary Stock to a party unconnected with the member and with other persons appearing to be interested in such stock; or

2)   the transfer results from a sale made through a recognised Stock Exchange.

(h) Where any stock the subject matter of a disenfranchisement notice under paragraph (c) above is held in uncertificated form, the Directors may, subject to the Regulations, take such further steps (including requiring that such stock be converted into certificated form) as the Directors shall think fit for the purpose of giving effect, so far as practicable, to the prohibition of transfers in sub-paragraph (c)(ii) above.

61.       Where there are joint holders, the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

62.       A member of unsound mind, or in respect of whom an order has been made by a court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court, and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll.

63.       No member shall be entitled to vote at any General Court unless all calls or other sums immediately payable by him in respect of capital stock of the Bank have been paid.

64.       No objection shall be raised to the qualification of any voter except at the General Court or adjourned Court at which the vote objected to is given or tendered, and every vote not disallowed at such Court shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the Court, whose decision shall be final and conclusive.

65.       Votes may be given either personally or by proxy. A member shall not be entitled to appoint more than one proxy to attend on the same occasion; save that where a member holds a separate holding of stock as trustee or nominee for some other person, the member shall be entitled to appoint a separate proxy in respect of each such separate holding.

66.       The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a body corporate, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a member of the Bank.

67.       The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority shall be deposited at the Office or at such other place within the State as is specified for that purpose in the notice convening the General Court, not less than 48 hours before the time for holding the Court or adjourned Court at which the person named in the instrument proposes to vote, or, in the case of a poll, not less than 48 hours before the time appointed for the taking of the poll, and, in default, the instrument of proxy shall not be treated as valid.

68.       An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Directors may accept or approve.

69.       The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

70.       (a)                               A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the stock in respect of which the proxy is given, if no intimation in writing of such death, insanity, revocation or transfer as aforesaid is received by the Bank at the registration department of the Bank or at such other place as the Directors may appoint, at least two hours before the time specified in the relevant notice of the meeting of the General Court or adjourned Court at which the proxy is used.

(b)   When two or more valid but differing instruments of proxy are delivered in respect of the same stock for use at the same meeting, the one which is last delivered (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the others as regards that stock and if the Bank is unable to determine which was last delivered, none of them shall be treated as valid in respect of that stock.

VOTING BY THE GOVERNMENT PREFERENCE STOCKHOLDER

71.       (a)           The Government Preference Stockholder (or each of the Government Preference Stockholders, where this is more than one Government Preference Stockholder) and each Government Body shall only be entitled to cast 50 per cent. of the votes attaching to the units of Ordinary Stock held by it issued pursuant to the 2009 Warrant Instrument and any votes cast in contravention of this Bye-Law shall be disregarded and void.

(b)   For the avoidance of doubt, the restrictions on voting rights set out in Bye-Law 71(a) do not apply to Ordinary Stock issued pursuant to the 2009 Warrant Instrument held by a stockholder other than a Government Preference Stockholder.

(c)   No resolution at a General Court to alter the capital stock of the Bank, or to authorise the Directors to alter the capital of the Bank, by way of:

(i)            an increase in the capital stock of the Bank, the reissue of treasury stock or the allotment of any unissued capital stock of the Bank, save for the issue of additional preference stock pursuant to the rights attaching to any euro Preference Stock, Sterling Preference Stock or 2005 Preference Stock allotted prior to the 2009 Issue Date or for the issue of 2009 Bonus Stock or the issue of capital stock to fund the repurchase or redemption of the 2009 Preference Stock or for the issue of Ordinary Stock pursuant to the exercise of the 2009 Warrant Instrument; and/or

(ii)           the redemption, consolidation, conversion or sub-division of the capital stock of the Bank, save for any repurchase or redemption of the 2009 Preference Stock or the issue of 2009 Bonus Stock or for the issue of Ordinary Stock pursuant to the exercise of the 2009 Warrant Instrument or otherwise pursuant to the terms of the 2009 Warrant Instrument,

(each a “Capital Resolution”) shall be passed by the General Court without the consent in writing of the Minister for Finance.

(d)   The Directors shall not exercise any authority granted by a General Court pursuant to a Capital Resolution passed before 27 March 2009 without the consent in writing of the Minister for Finance, provided that the consent of the Minister for Finance to the issue of the 2009 Preference Stock pursuant to the authorities granted at the Extraordinary General Court held on or around 27 March 2009 is not required.

(e)   The rights of the Minister for Finance set out in Bye-Laws 71(c) and 71(d) shall be extinguished and cease to be exercisable on whichever is the later in time of the following dates:

(i)                                  the date when the subscription rights pursuant to the 2009 Warrant Instrument are exhausted or cease to be capable of exercise, whether due to lapse, full exercise or otherwise; or

(ii)                                 the date which is the first in time to occur of either, (A) the Government Preference Stockholder (or all of the Government Preference Stockholders, where there is more than one Government Preference Stockholder) transfers, or otherwise disposes of all of the 2009 Preference Stock to any person or persons who is not a Government Preference Stockholder or a Government Body, or (B) all of the 2009 Preference Stock is redeemed or repurchased by the Bank.

(f)    In respect of a resolution to appoint, re-elect or remove a Director, the maximum aggregate number of votes that shall be capable of being cast by:

(i)            the Government Preference Stockholder (or all the Government Preference Stockholders together, where there is more than one Government Preference Stockholder) and all Government Bodies in respect of the 2009 Preference Stock, the 2009 Bonus Stock, the Ordinary Stock issued pursuant to the 2009 Warrant Instrument or any Provisional Voting Rights; and

(ii)           any Government Concert Party in respect of Ordinary Stock,

together shall be 25 per cent. of all votes capable of being cast at a General Court and any votes cast in contravention of this Bye-Law shall be disregarded and void.

(g)   The limitations on voting rights set out in Bye-Law 71(f) shall only apply so long as the Government Preference Stockholder holds any 2009 Preference Stock at the time of the relevant resolution.

(h)   For the avoidance of doubt, resolutions referred to in Bye-Law 6(I)(6)(b)(ii) are not subject to the limitations on voting rights set out in Bye-Law 71(f).

CORPORATIONS SOLE OR BODIES CORPORATE ACTING BY REPRESENTATIVES AT MEETINGS

72.       Any corporation sole or body corporate which is a member of the Bank may, by a document executed by or on behalf of such corporation sole or resolution of its Directors or other governing body of such body corporate, authorise such individual as it thinks fit to act as its representative at any General Court of the Bank. Any individual so authorised shall not be entitled to appoint a proxy but shall otherwise be entitled to exercise the same powers on behalf of the corporation sole or body corporate which he represents as that representative could exercise if he were an individual member of the Bank present in person and the expression

“present in person” appearing in these Bye-Laws shall include where such person is a corporation sole or a body corporate its representative duly authorised in accordance with this Bye-Law.

DIRECTORS

73.       The number of Directors (including the Governor and Deputy Governor) shall not be less than 10 and not more than 18 subject always to Bye-Law 100(p).

74.       The remuneration of the Directors shall from time to time be determined by the Bank in General Court. Such remuneration shall be divided among them as the Court of Directors shall determine. All such remuneration shall accrue from day to day and in the case of any Director shall, unless and to the extent that the Directors otherwise determine, be independent of any remuneration to which he may be entitled in respect of any other office or appointment under the Bank or any subsidiary of the Bank. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from Courts of Directors or any committee appointed by the Directors or General Courts or in connection with the business of the Bank.

75.       If any Director shall devote to the business of the Bank or any subsidiary of the Bank either his whole time and attention or more of his time and attention than in the opinion of the Directors would usually be so devoted by a person holding such office, or shall undertake or perform any duties or services other than those which, in the opinion of the Directors would usually be undertaken or performed by a person holding such office, or shall be called upon to perform and shall perform extra services or make any special exertions for any of the purposes of the Bank or any subsidiary of the Bank or shall serve on any committee, then, and in any of such cases the Directors may remunerate the Director concerned either by a fixed sum, annual or otherwise, or in such other manner (including, but without limitation, the payment of or arrangement for the purpose of providing any pension or other retirement allowance or gratuity) as shall be determined by the Directors and such remuneration may at the discretion of the Directors be either in addition to or in substitution for all or any part of any other remuneration to which such Director may be entitled under these Bye-Laws.

76.       (a) The Governor or Deputy Governor and a majority of the other Directors shall be resident in the State.

(b) The Governor, each Deputy Governor and each Director who is not a Government Appointee for the time being shall be required to hold 1,000 units of Ordinary Stock of the Bank.

(c)  The office of the Governor, Deputy Governor or Director who is not a Government Appointee shall be vacated if the Governor, Deputy Governor or Director (as the case may be) does not within two months from the date of his election or appointment obtain his appropriate stock qualification, or if after the expiration of the said period he ceases at any time to hold such stock qualification.

(d) A person vacating office under this Bye-Law shall be incapable of being re-elected or re-appointed thereto until he has obtained his stock qualification.

77.       Any person who shall be appointed or elected as Governor, Deputy Governor or Director shall on election or appointment and thereafter at least once in every three years make and sign, within such time as may be determined by the Court of Directors, the declarations (adapted as may be necessary in respect of stock qualifications) mentioned in the Charter and the Bank’s Acts and deliver such declarations to the Bank.

78.       A Director of the Bank may be or become a director or other officer of or otherwise interested in, any company promoted by the Bank or in which the Bank may be interested as shareholder or otherwise, and no such Director shall be accountable to the Bank for any remuneration or other benefits, received by him as a director or officer of, or from his interest in such other company unless the Bank otherwise directs.

79.       (a) The Directors may exercise all the powers of the Bank to borrow money and give security therefor.

(b) For as long as Section 99(2) of the Companies Act, 1963, or any statutory provision or enactment amending or replacing the same, shall not apply to the Bank, the Bank shall keep a register of all charges identified in the said section and shall enter in such register the following particulars:

(i)         The names and addresses of the chargee;

(ii)        The date of creation of the charge;

(c)  Every such register of charges identified in sub-paragraph (b) above shall, except when duly closed, be open to inspection by the registered chargee of any such charge without fee and by any other person on payment of such fee, as may be prescribed by the Directors from time to time;

(d) Any such registered chargee or any other person may require a copy of the register of holders of charges identified in sub-paragraph (b) above of the Bank or any part thereof, on payment of such fee as may be prescribed by the Directors from time to time.

80.       The business of the Bank shall be managed by the Directors, who may exercise all such powers of the Bank as are not, by the Charter, the Bank Acts or these Bye-Laws required to be exercised by the Bank in General Court, subject, nevertheless, to any of the provisions of the Charter, the Bank Acts or these Bye-Laws and to such directions, not being inconsistent with the aforesaid provisions, as may be given by the Bank in General Court; but no direction given by a General Court shall invalidate any prior act of the Directors which would have been valid if that direction had not been given.

81.       The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Bank for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Bye-Laws) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

82.       (a) It shall be the duty of a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Bank to declare the nature of his interest at a Court of Directors.

(b) In the case of a proposed contract, the declaration to be made by a Director shall be made at the Court of Directors at which the question of entering into the contract is first taken into consideration, or if the Director was not at the date of that Court interested in the proposed contract, at the next Court of Directors held after he became so interested; and in a case where the Director becomes interested in a contract after it is made, the said declaration shall be made at the first Court of Directors held after the Director becomes so interested.

(c)  For the purposes of this Bye-Law, a general notice given to the Court of Directors by a Director to the effect that he is a member and/or director of a specified company or firm and is to be regarded as interested in any contract which may, after the date of such notice, be made with that company or firm, shall be deemed to be sufficient declaration of interest in relation to any contract so made, but no such notice shall be of effect unless either it is given at a Court of Directors or the Director takes reasonable steps to secure that it is brought up and read at the next Court of Directors after it is given.

(d) A copy of every declaration made and notice given in pursuance of this Bye-Law shall, within three days after the making or giving thereof, be entered in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary or Auditor of the Bank at the Office and shall be produced at any Court of Directors if any Director so requests in sufficient time to enable the book to be available at such Court.

83.       A Director may hold any other office or place of profit under the Bank (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting with the Bank either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Bank in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Bank for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.

84.       Any Director may act by himself or his firm in a professional capacity for the Bank, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; but nothing herein contained shall authorise a Director or his firm to act as Auditor to the Bank.

85.       All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Bank shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

86.       The Directors shall cause minutes to be made in books provided for that purpose:

(a) of all appointments made by the Directors;

(b) of the names of the Directors present at each Court of Directors and of any committee of Directors;

(c)  of all resolutions and proceedings at all General Courts, Courts of Directors, and of committees appointed by the Directors.

87.       The Directors on behalf of the Bank may pay a gratuity or pension or allowance on retirement to any Director or to his widow or dependants, and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

88.       The office of Director shall be vacated if the Director:

(a) ceases to be a Director by virtue of Bye-Law 76 (c); or

(b) is adjudged bankrupt in the State or in Northern Ireland or Great Britain or makes any arrangement or composition with his creditors generally; or

(c)  fails to make and deliver the declaration required by Bye-Law 77 within the time therein specified or within such further period as may be allowed by the Court of Directors; or

(d) becomes of unsound mind; or

(e)  resigns his office by notice in writing to the Bank; or

(f)  is convicted of an indictable offence unless the Directors otherwise determine; or

(g)  is for more than 6 months absent without permission of the Directors from Courts of Directors held during that period; or

(h) ceases to be a Director by virtue of any provision of the Acts or becomes prohibited by law from being a Director.

(i)   in the case of Government Appointee, if removed from office by the Government Preference Stockholder pursuant to Bye-Law 100.

GOVERNOR AND DEPUTY GOVERNOR

89.       (a) The Governor and Deputy Governor shall be elected from time to time by the Court of Directors from amongst their own number on such terms as to remuneration and otherwise and for such period as the Court of Directors think fit but any Governor and Deputy Governor may be removed from office by the Court of Directors before the expiry of such period. In case any casual vacancy in the office of Governor or Deputy Governor shall occur by death, resignation or otherwise, the vacancy shall, forthwith in the case of a Governor and as soon as convenient in the case of a Deputy Governor, be filled by the Court of Directors electing one of their number to such office.

(b) Where a person ceases to hold the office of Governor or Deputy Governor such person may continue to be a Director until the next General Court for the annual election of Directors and shall then be eligible for re-election as a Director.

MANAGING AND EXECUTIVE DIRECTORS

90.                     The Directors may from time to time appoint one or more of themselves to the office of Managing Director or Executive Director for such period and on such terms as to remuneration and otherwise as they think fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. The appointment of a Director to the office of Managing Director or Executive Director shall (without prejudice to any claim such Director may have for damages for breach of any contract of service between such Director and the Bank) be automatically determined if such Director ceases from any cause to be a Director, provided however that this shall not apply if such Director shall retire by rotation in accordance with Bye-Law 92 and be re-appointed at the meeting at which such retirement took effect.

91.                     The Directors may entrust to and confer upon a Managing Director or Executive Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers.

APPOINTMENT AND RETIREMENT OF DIRECTORS

92.                     Except as provided in Bye-Law 100(i), at the Annual General Court in each year one-third of the Directors (including any Director holding the office of Governor, Deputy Governor, Managing Director or Executive Director) for the time being, or, if their number is not three or a multiple of three then the number nearest one-third shall retire from office ensuring at all times that each Director shall retire every three years. A Director retiring pursuant to this Bye-Law shall retain office until the conclusion of the Annual General Court at which he retires.

93.                     The Directors to retire in every year shall be those who have been longest in office since their last election but as between persons who became Directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot.

94.                     A retiring Director shall be eligible for re-election.

95.                     The General Court at which a Director retires may fill the vacated office by electing a person thereto and in default the retiring Director shall, if offering himself for re-election, be deemed to have been re-elected unless at such Court it is expressly resolved not to fill such vacated office, or unless a resolution for the re-election of such Director has been put to the meeting and lost.

96.                     No person other than a Director retiring at a General Court shall, unless recommended by the Directors, be eligible for election to such office at that Court unless not less than thirty-five days or more than forty-two days before the day appointed for the Court there shall have been left at the Office notice in writing signed by a member entitled to attend and vote at the Court for which such notice is given of his intention to propose such person for election and also notice in writing signed by that person of his willingness to be elected. A member may not propose himself for appointment.

97.                     The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with Bye-Law 73. Any Director so appointed shall retire at the next following Annual General Court, and shall then be eligible for re-election but shall not be taken into account in determining the Directors who are to retire by rotation at such Court. A Director retiring pursuant to this Bye-Law shall retain office until the conclusion of the Annual General Court at which he retires.

98.                     A General Court may, by resolution, of which notice has been given to the Director concerned, remove any Director before the expiration of his period of office notwithstanding anything in these Bye-Laws or in any agreement between the Bank and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Bank.

99.                     Subject to Bye-Law 100(a), a General Court may, by resolution, appoint another person in place of a Director removed from office under the preceding Bye-Law and without prejudice to the powers of the Directors under Bye-Law 97 a General Court may appoint any person to be a Director either to fill a casual vacancy or as an additional Director, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with Bye-Law 73. A person so appointed shall be subject to retirement at such time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

DIRECTORS NOMINATED BY THE GOVERNMENT PREFERENCE STOCKHOLDER

100.              (a)                               Following the adoption of this Bye-Law 100:

(i)                  where the total number of Directors (including those to be appointed pursuant to this Bye-Law 100) is 16, 17 or 18, four persons;

(ii)               where the total number of Directors (including those to be appointed pursuant to this Bye-Law 100) is 15 or less, the number of persons equal to 25 per cent. of the total number of Directors (including those to be appointed pursuant to this Bye-Law 100) rounded up or down to the nearest integer (and for the avoidance of doubt the number 0.5 shall be rounded up to the nearest integer), can be appointed, maintained (subject to Section 182 of the Companies Act 1963, to the extent applicable to the Bank) and removed as Directors by the Government Preference Stockholder (or the Government Preference Stockholders acting together, where there is more than one Government Preference Stockholder) in accordance with this Bye-Law 100 (together the “Government Appointees” and any one a “Government Appointee”).

(b)         Any person appointed to the Court of Directors of the Bank pursuant to a requirement imposed on the Bank pursuant to an agreement, condition or scheme pursuant to Section 6 of the Credit Institutions (Financial Support) Act 2008 (as may be amended or re-enacted from time to time or pursuant to any similar or substitute legislation from time to time), including the Credit Institutions (Financial Support) Scheme 2008, shall be deemed to be a Government Appointee for the purposes of this Bye-Law 100.

(c)          The Government Preference Stockholder may at any time designate a person who is at the time of such designation a Director of the Bank as a Government Appointee, subject to the prior written agreement of such person.

(d)         A Government Appointee may be appointed a Director of the Bank by the Government Preference Stockholder delivering a notice in writing of such appointment to the Governor.  If not previously effected as aforesaid, the appointment of the Government Appointee as a Director shall be deemed to have taken effect on the day specified in the notice provided that this shall be after receipt by the Governor of such notice from the Government Preference Stockholder.

(e)          The Government Preference Stockholder shall be entitled at its discretion, but subject to law, to enter into and to vary from time to time, agreements and arrangements with the Government Appointees as to their terms of appointment, terms of office and their resignation or removal, provided that the Bank shall not be required to be party to such agreements or arrangements and shall not be obliged to observe or perform them.

(f)           The Government Preference Stockholder may at any time, by notice in writing to the Bank, with copies to the Governor and to the Government Appointee concerned, remove from office as a Director of the Bank any of the Government Appointees and every such removal shall be deemed to take effect forthwith upon receipt of such notice by the Bank. Subject to the Companies Act 1963 (to the extent applicable), a Government Appointee shall not be removed from the Board other than by the Government Preference Stockholder in accordance with this Bye-Law.

(g)          If there shall not at any time be in office all of the Government Appointees capable of appointment under this Bye-Law 100, the Bank shall maintain sufficient vacancies on its Court of Directors to effect promptly the appointment(s) as Director(s) of any Government Appointee(s) in accordance with the provisions of this Bye-Law 100.

(h)         Nothing in Bye-Law 73 shall restrict the right of the Government Preference Stockholder to appoint a Government Appointee and if the appointment of a Government Appointee would result in the maximum number of Directors provided for in Bye-Law 73 to be exceeded, the Directors of the Bank (excluding the Governor, Deputy Governor and executive Directors) who are not Government Appointees shall unless otherwise agreed amongst such Directors draw lots to determine which of their number shall be deemed to have resigned upon the Government Appointee taking office such that the maximum number of Directors provided for in Bye-Law 73 is not exceeded.

(i)             The Government Appointees shall not retire by rotation and the Government Appointees for the time being in office shall not be included in calculating the total number of Directors pursuant to Bye-Law 92, by reference to which the number of Directors who are to retire by rotation in any year is to be determined, and Bye-Laws 92 to 94 inclusive (Retirement of Directors) shall not apply to Government Appointees, provided that no Government Appointee may serve as a Director for a period longer than nine years after the date of his/her appointment and shall be deemed to have retired from office on the date that is nine years after the date of his/her first appointment as a Director.

(j)            If the Government Preference Stockholder removes any Government Appointee from office as a Director or procures his/her resignation from office pursuant to this Bye-Law 100, the Government Preference Stockholder shall indemnify the Bank against all losses, liabilities, expenses, damages and costs incurred by it in connection with his/her removal or resignation.

(k)         The Government Preference Stockholder may elect to conduct a claim referred to in Bye-Law 100(j), and if it so elects the Government Preference Stockholder shall keep the Bank informed of such conduct of the claim and shall consult with the Bank, so far as it is practicable for it to do so, as to the actions taken by him. The Bank may, by agreement with the Government Preference Stockholder assume control of such claim (whereupon it shall similarly keep the Government Preference Stockholder informed of such conduct of the claim and consult with it so far as it is practicable for it to do so).

(l)             Nothing in Bye-Law 103 (Restriction on Directors voting on contracts in which they are interested) shall restrict a Government Appointee from participating fully in any meeting of the Directors or voting on any matter unless the Government Appointee has an interest in the matter in a manner which concerns him personally.  For the avoidance of doubt none of the following shall be regarded as giving rise to such an interest:-

1.  the fact that he or she was appointed by the Government Preference Stockholder;

2     the fact that a Government Preference Stockholder may have an interest in the matter;

3.  the matter relates to a matter that requires the consent of the Government Preference Stockholder;

4.  the matter relates to a circumstance that may entitle the Government Preference Stockholder to exercise the 2009 General Voting Rights or the Provisional Voting Rights;

5.  the payment of dividends on the 2009 Preference Stock or the issue of the 2009 Bonus Stock or the exercise of the warrants issued pursuant to the 2009 Warrant Instrument;

6.  the matter concerns compliance with the laws or regulations of the State; or

7.  a Government Preference Stockholder has made or issued any statement or policy in respect of such matter;

(m)     The number of Directors shall not be increased to more than 18 Directors without the prior written consent of the Government Preference Stockholder.

(n)         The rights of the Government Preference Stockholder pursuant to this Bye-Law 100 shall cease to apply if:

(i)                  the Government Preference Stockholder (or all of the Government Preference Stockholders, where there is more than one Government

Preference Stockholder) transfers or otherwise disposes of all of 2009 Preference Stock (or any beneficial or legal interest in all of the 2009 Preference Stock) to any person who is not a Government Preference Stockholder or a Government Body; or

(ii)               all of the 2009 Preference Stock is redeemed or repurchased by the Bank,

and for the avoidance of doubt once the rights to appoint Government Appointees pursuant to this Bye-Law 100 have been extinguished pursuant to this Bye-Law 100(q) they shall not be capable of being reinstated in favour of any holder of the 2009 Preference Stock.

(o)         For the avoidance of doubt, no 2009 Preference Stockholder who is not a Government Preference Stockholder shall be entitled to exercise any rights of appointment, replacement or removal in respect of a Government Appointee pursuant to this Bye-Law 100.

(p)         Where there is more than one Government Preference Stockholder, the act of any one Government Preference Stockholder in exercising its rights under this Bye-Law 100 shall be deemed to be the act of all of the Government Preference Stockholders together and shall be binding on all of them.

PROCEEDINGS OF DIRECTORS AND COMMITTEES

101.              (a)    The Directors may meet together as the Court of Directors for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. Where there is an equality of votes, the Chairman shall have a second or casting vote. The Governor or Deputy Governor may, and the Secretary on the requisition of a Director shall, at any time summon a Court of Directors. If the Directors so resolve, it shall not be necessary to give notice of a Court of Directors to any Director who, being resident in the State, is for the time being absent from the State.

(b)    Notice of a meeting of the Directors shall be deemed to be duly given to a Director if it is given to him personally or by word of mouth or by telephone or sent in writing by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors to him at his last known address or any other address given by him to the Bank for this purpose.

(c)     A Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone, televisual link or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute presence in person at the meeting.

(d)    A resolution or other document in writing signed by all the Directors entitled to receive notice of a meeting of Directors shall be as valid as if it had been passed at a meeting of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission or some other similar means of transmitting the contents of documents.

102.              The quorum necessary for the transaction of the business at a Court of Directors may be fixed by the Directors, and unless so fixed shall be five.

103.              (a)    Save as herein provided a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has an interest which (together with any interest of any person connected with him) is a material interest otherwise than by virtue of his interest in stock, shares or debentures or other securities of or otherwise in or through the Bank. A Director shall not be counted in the quorum at a Court of Directors or a meeting of a committee appointed by the Directors in relation to any resolution on which he is debarred from voting.

(b)    A Director shall (in the absence of some other material interest than is indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters namely:

(i)                           The giving of any security or indemnity to him in respect of money lent or obligations incurred by him at the request of or for the benefit of the Bank or any of its subsidiaries.

(ii)                        The giving of any security or indemnity to a third party in respect of a debt or obligation of the Bank or any of its subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by giving of security.

(iii)                     Any proposal concerning an offer of shares, stock or debentures or other securities of or by the Bank or any of its subsidiaries for subscription or purchase in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof.

(iv)                    Any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or stockholder or otherwise howsoever, provided that he is not the holder of or beneficially interested in 1 per cent. or more of any class of the equity share capital of such other company (or of any third company through which his interest is derived) or of the voting rights available to members of the relevant company (any such interest being deemed for the purpose of this Bye-Law 101 to be a material interest in all circumstances).

(v)                       Any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefit scheme or stock ownership or stock option scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by the Revenue Commissioners for taxation purposes.

(c)     Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or places of profit under the Bank or any company in which the Bank is interested, such proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the proviso to paragraph (b) (iv) of this Bye-Law) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

(d)    If any question shall arise at any Court of Directors or any meeting of a committee appointed by the Directors as to the materiality of a Director’s interest or as to the entitlement of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the Chairman of the Court of Directors or the meeting of the committee and his ruling in relation thereto shall be final and conclusive except in a case where the nature or extent of the interest of the Director concerned has not been fairly disclosed.

(e)     The Bank may in General Court at any time suspend or relax the foregoing provisions of this Bye-Law 103 to any extent either generally or in respect of any particular transaction or ratify any transaction not duly authorised by reason of a contravention of this Bye-Law 103.

(f)      For the purpose of this Bye-Law “connected person” or “person connected with a Director” is defined as:

(i)                           a person is connected with a Director if, but only if, he is:

a)       that Director’s spouse, parent, brother, sister or child;

b)       a person acting in his capacity as the trustee of any trust, the principal beneficiaries of which are the Director, his spouse, or any of his children or any body corporate which he controls; or

c)        a partner of that Director;

unless that person is also a Director of the Bank;

(ii)                        a body corporate shall also be deemed to be connected with a Director if it is controlled by that Director;

(iii)                     for the purposes of this definition, a Director shall be deemed to control a body corporate if, but only if, such Director is alone or together with any of the persons referred to in sub-paragraphs (a), (b) or (c) of (f)(i) above, interested in more than one-half of the equity share capital of that body or entitled to exercise or control the exercise of more than one-half of the voting power at any general meeting of that body in this sub-paragraph (f)(iii) “equity share capital” has the same meaning as in Section 155 of the Companies Act, 1963; and references to voting power exercised by a Director shall include references to voting power exercised by another body corporate which that Director controls.

104.              The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to these Bye-Laws as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a General Court but for no other purpose.

105.              The Governor, or in his absence a Deputy Governor, shall preside as Chairman at every Court of Directors, but if at any Court of Directors none of them is present within 15 minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of that Court.

106.             The Directors may make such arrangements as they think fit for the management, organisation and administration of the Bank either in the State or elsewhere.  For these purposes:

(a)    The Directors may establish any committee or committees consisting of one or more Directors and the Directors may appoint to any such committee such other person or persons as they think fit provided that at any time the majority of members of any such committee shall be Directors and no resolution of that committee shall be effective unless a majority of the members of the committee present at the meeting are Directors.

(b)    The Directors may establish divisional, local or management boards to which they may appoint any person or persons as members to be divisional directors, local directors or management directors.

(c)     The Directors may appoint such executives, managers, administrative officers, employees, advisers, attorneys or agents for such a period and on such terms as they think fit.

(d)    Where the Directors consider that the advice or assistance of any person would for any reason be beneficial to the Bank, the Directors may appoint such person to be an advisory director.

(e)     The Directors may from time to time fix or vary the terms of appointment and the appropriate remuneration of any person appointed under this Bye-Law and may at any time revoke any such appointment or dissolve any committee or board.

(f)      The appointment of any person as a divisional director, management director or advisory director shall not for any purpose constitute that person a Director of the Bank.

(g)     When considering the composition of any committee to be delegated with any powers pursuant to these Bye-Laws, the Directors may not determine that a Government Appointee is to be regarded as ineligible (whether by provisions in the Bye-Laws or for the purpose of the Bank’s compliance with any corporate governance code) for appointment to any such committee (including any audit, remuneration or nomination committee of the Directors) by virtue of the fact that he or she was appointed by the Government Preference Stockholder or the committee may have to consider any of the matters in referred to in paragraphs 1 to 7 of Bye-Law 100.

107.              The Directors may delegate any of their powers, authorities and discretions to any committee or board established or to any appointment made pursuant to Bye-Law 106 and to any wholly owned subsidiary of the Bank for such a period and on such terms and conditions as the Directors may determine. The Directors may authorise any such committee, board, appointment or subsidiary to sub-delegate any of the powers, authorities and discretions delegated to them but any such committee, board, appointment or subsidiary shall conform to any regulations which may from time to time be imposed by the Directors in respect of any such delegation or sub-delegation. The Directors may at any time vary or revoke any delegation made to any such committee, board, appointment or subsidiary, or any regulation made in respect of sub-delegation by any of them.

108.              A committee may elect a Chairman of its meetings; if no such Chairman is elected, or if at any meeting the Chairman is not present within 15 minutes after the time appointed for holding the same, the members present may choose one of their number to be Chairman of the meeting.

109.              A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and where there is an equality of votes, the Chairman shall have a second or casting vote.

110.              All acts done by any Court of Directors or any meeting of a committee appointed by the Directors or by any person acting as a Director or a member of such committee shall (as regards all persons dealing in good faith with the Bank) notwithstanding that there was some defect in the appointment or continuance in office of any member of the Court of Directors or of such committee or of any person acting as aforesaid or that such member or person was disqualified or had vacated office or was not entitled to vote be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or a member of such committee and had been entitled to vote.

SECRETARY

111.              The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.

112.              A provision of these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

THE SEAL

113.              (a)    The Seal shall be used only by the authority of the Directors or a committee appointed by the Directors authorised by the Directors in that behalf and every instrument to which the Seal shall be affixed shall be signed by a Director or by the Secretary or by some other person appointed by the Directors for the purpose or by a committee appointed by the Directors authorised by the Directors in that behalf.

(b)    The Bank shall have an Official Seal which shall be a facsimile of the Seal with the addition on its face of the word “Securities” for the purpose of sealing securities issued by the Bank and for sealing documents creating or evidencing securities so issued. The Official Seal may be used only on the authority set out in Bye-Law 113 (a) except that all instruments to which the Official Seal shall be affixed shall be signed by the Secretary and some other person appointed by the Directors for the purpose or by a committee appointed by the Directors authorised by the Directors in that behalf and provided that the system of authorising the affixing of the Official Seal to such instruments is first approved by the Auditors all or any such signatures may be applied by some mechanical means.

(c)     The Bank shall have for use in Britain (and if the Directors consider it expedient, in any other territory, district or place where the Bank has an established place of business) a local seal, which shall be a facsimile of the Seal with the addition on its face of the word “Britain” (or the name of the territory, district or place, as the case may be, where it is to be used). The local seal may be used only under the authority set out in Bye-Law 113 (a) except that all instruments to which the local seal shall be affixed shall be signed by two persons appointed by the Directors or a committee appointed by the Directors authorised by the Directors in that behalf.

DIVIDENDS AND RESERVES

114.              A General Court may declare dividends but no dividend shall exceed the amount recommended by the Directors and no dividend on the Ordinary Stock may be declared unless the dividend on the Dollar Preference Stock, the Sterling Preference Stock, the euro Preference Stock (including the 2009 Preference Stock) and the 2005 Preference Stock most recently payable prior to the relevant General Court shall have been paid in cash.

115.              The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Bank, provided that no such interim dividend on the Ordinary Stock may be paid if the dividends on the Dollar Preference Stock, the Sterling Preference Stock, the euro Preference Stock (including the 2009 Preference Stock) and the 2005 Preference Stock most recently payable prior to the date of the Directors’ resolution to pay such interim dividend shall not have been paid in cash or where the payment of such interim dividend on the Ordinary Stock would reduce the distributable reserves of the Bank to such an extent that the Bank would, in the opinion of the Directors, be unable to pay the next dividend due for payment on the Dollar Preference Stock, the Sterling Preference Stock, the euro Preference Stock (including the 2009 Preference Stock) and the 2005 Preference Stock. Where the Directors have acted bona fide, they shall not incur any responsibility to the holders of any stock conferring a preference which may at any time be issued for any damage they may suffer by reason of the payment of an interim dividend on any stock ranking after such preference stock. A resolution of the Directors declaring any interim dividend shall (once announced) be irrevocable and shall have the same effect in all respects as if such dividend had been declared upon the recommendation of the Directors by a resolution of the Bank. Subject as aforesaid, if at any time the capital stock of the Bank is divided into different classes, the Directors may pay such interim dividends in respect of those units of capital stock of the Bank which confer on the holders thereof deferred or nondeferred rights as well as in respect of those units of capital stock of the Bank which confer on the holders thereof preferential rights with regard to dividends. The Directors may also pay half-yearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate if they are of the opinion that the profits available for distribution justify the payment.

116.              No dividend shall be paid otherwise than out of profits.

117.              (a)    The Directors may, before recommending any dividends, set aside out of the profits of the Bank such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for any purpose to which the profits of the Bank may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Bank or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

(b)    The Directors shall not set aside out of profits and carry to any reserve fund referred to in sub-paragraph (a) of this Bye-Law or carry forward in the manner described in sub-paragraph (a) of this Bye-Law any sum then required for payment of the dividend payable on any Dollar Preference Stock, Sterling Preference Stock, euro Preference Stock or the 2005 Preference Stock.

(c)     If at any time there shall be insufficient profits standing to the credit of the profit and loss account of the Bank (or any other of the Bank’s accounts or reserves and available for distribution) for the payment of any such dividend, the Directors shall withdraw from any such reserve fund referred to in sub-paragraph (a) of this Bye-Law such sums as may be required for the payment of any such dividend (and so that the Directors shall not require the consent of the Bank in General Court to any such withdrawal). Any sum so withdrawn (and any profits previously carried forward pursuant to sub-paragraph (a) of this Bye-Law but subsequently required for the payment of any such dividend) may be applied in or towards payment of such dividends.

118.              All dividends shall be declared and paid according to the amounts paid or credited as paid on the capital stock in respect whereof the dividend is paid, but no amount paid or credited as paid on stock in advance of calls shall be treated for the purposes of this Bye-Law as paid thereon. All dividends shall be apportioned and paid proportionally to the amounts paid or credited as paid on the stock during any portion or portions of the period in respect of which the dividend is paid; but if any stock is issued on terms providing that it shall rank for dividend as from a particular date, such stock shall rank for dividend accordingly.

119.              The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Bank on account of calls or otherwise in relation to the capital stock of the Bank.

120.              Any General Court declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors provided however that no part of the 2009 Bonus Stock shall be paid up out of the distributable reserves of the Bank in contravention of Bye-Law 4(F), 5(F) or 6(F).

121.              Subject to Bye-Laws 71(c) and 71(d), the Directors may, with the sanction of a resolution passed at a General Court of the Bank, offer to the holders of Ordinary Stock the right to elect to receive an allotment of additional Ordinary Stock, credited as fully paid, instead of cash in respect of all or part of any dividend or dividends as are specified by such resolution of the General Court or such part of such dividend or dividends as the Directors may determine. The following provisions shall have effect:

(a)    any such resolution may specify a particular dividend or dividends or may specify all or any dividends falling to be declared or paid during a specified period being a period expiring not later than the commencement of the fifth Annual General Court next following the date of the Annual General Court at which the resolution is passed;

(b)    the entitlement of each holder of Ordinary Stock to additional Ordinary Stock shall, subject to sub-paragraph (e) below, be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder elects to forgo. For this purpose “relevant value” shall be calculated by reference to the average of the Closing Quotation for the Ordinary Stock on any recognised Stock Exchange, selected by the Directors from time to time, on which the Ordinary Stock is quoted (“The Stock Exchange”), as derived from the Daily Official List of any such Stock Exchange, or any similar publication, on the day on which the Ordinary Stock is first quoted “ex” the relevant dividend and the two subsequent dealing days or such other number of days between the day on which the Ordinary Stock is first quoted “ex” the relevant dividend and the dividend payment record date, or in such other manner as may be determined by the Directors on such basis as they consider fair and reasonable;

(c)     the Directors shall after determining the basis of allotment give notice in writing to the holders of the Ordinary Stock of the rights of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(d)    the dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Stock in respect of which the said election has been duly exercised (“the elected Ordinary Stock”) and instead thereof additional Ordinary Stock shall be allotted to the holders of the elected Ordinary Stock on the basis of allotment determined as aforesaid. For such purpose the Directors shall capitalise out of such of the sums standing to the credit of any of the Bank’s reserves (including any stock premium account and capital redemption reserve) or profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of the additional Ordinary Stock to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued Ordinary Stock for allotment and distribution to and amongst the holders of the elected Ordinary Stock on such basis. A resolution of the Directors capitalising any part of the reserves or profits hereinbefore mentioned shall have the same effect as if such capitalisation had been declared by resolution passed at a General Court in accordance with Bye-Law 131;

(e)     the Directors may do all acts and things which they consider necessary or expedient to give effect to any such offer and capitalisation, with power to make such provisions as they think fit to ensure that no fractional entitlements of additional Ordinary Stock become distributable, including provisions whereby such fractional entitlements, in whole or in part, arising in relation to any one dividend payment be expressed as a residual cash sum and be carried over (without interest) to the next dividend payment date and added to the relevant Stockholder’s cash dividend entitlement on such date.  The Directors may authorise any person on behalf of all the Ordinary Stockholders concerned to enter into an agreement with the Bank relating to such offer and capitalisation and matters incidental thereto and any agreement made under such authority shall in all respects be effective and binding on all persons concerned;

(f)      the Directors may also from time to time establish or vary a procedure for election mandates under which a holder of Ordinary Stock may elect to receive additional Ordinary Stock credited as fully paid instead of cash in respect of all future rights offered to that holder under this Bye-Law until the election mandate is revoked or deemed to be revoked in accordance with the procedure;

(g)     the Directors may undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of this Bye-Law;

(h)    the additional Ordinary Stock allotted pursuant to the provisions of this Bye-Law shall rank pari passu in all respects with the fully paid Ordinary Stock then in issue save only as regards participation in the relevant dividend (or stock election in lieu);

(i)        notwithstanding the foregoing the Directors may at any time prior to payment of the relevant dividend determine, if it appears to them desirable to do so because of a change in circumstances, that the dividend shall be payable wholly in cash and if they so determine then all elections made shall be disregarded. The relevant dividend shall be payable wholly in cash if the Ordinary Stock of the Bank ceases to be listed on the particular Stock Exchange selected by the Directors, pursuant to sub-paragraph (b) above, at any time prior to the due date of issue of the additional Ordinary Stock or if such listing is suspended and not reinstated by the date immediately preceding the due date of such issue;

(j)       notwithstanding anything to the contrary in this Bye-Law the Directors may make such exclusions from any offer of rights of election to holders of Ordinary Stock as they may think fit in the light of any legal or practical problems under the laws of, or the requirements of any regulatory or Stock Exchange authority in, any territory or jurisdiction; and

(k)    this Bye-Law shall have effect without prejudice to the other provisions of these Bye-Laws.

122.              Any dividend, interest or other moneys payable in cash in respect of any stock may be paid by cheque or warrant sent through the post directed to the registered address of the holder, or, where there are joint holders, to the registered address of that one of the joint holders who is first named in the Register or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any such dividend, interest or other moneys payable in cash in respect of any stock may also be paid by use of or through the Electronic Funds Transfer system or any other electronic means to an account designated by the holder or joint holders as the case may be. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the stock held by them as joint holders.

123.              No dividend shall bear interest against the Bank.

124.              (a)    If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Bank. The payment by the Directors of any unclaimed dividend or other monies payable in respect of stock into a separate account shall not constitute the Bank a trustee in respect thereof.

(b)    The Bank may cease sending dividend warrants by post if such warrants have been returned undelivered or left uncashed on two consecutive occasions and following such second occasion, reasonable enquiries have failed to establish any new address of the registered holder of the stock.

125.              (a)    The Bank shall be entitled (but not obliged) to sell at the best price reasonably obtainable any stock of a member of the Bank or any stock to which a person is entitled by transmission if and provided that:

(i)                           for a period of twelve years no cheque or warrant sent by the Bank through the post in a pre-paid letter, addressed to the member or to the person entitled by transmission to the stock at his address on the Register or to the last known address given by the member or by the person entitled by transmission to which cheques and warrants are to be sent, has been cashed and no communication has been received by the Bank from the member or from the person entitled by transmission; and no communication has been received from the member or from the person entitled by transmission to two separate enquiries made by the Bank by means of registered post to the member at his address on the Register or to the last known address given by the member or person entitled by transmission (provided that during such twelve year period at least three dividends shall have become payable in respect of such stock);

(ii)                        at the expiration of the said period of twelve years the Bank has given notice of its intention to sell such stock by advertisement in a national daily newspaper published in the State (and a national daily newspaper published in the United Kingdom) and in a newspaper circulating in the area in which the address referred to in sub-paragraph (a)(i) of this Bye-Law is located;

(iii)                     during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale the Bank has not received any communication from the member or person entitled by transmission; and

(iv)                    the Bank has first given notice in writing to the relevant Stock Exchange of its intention to sell such stock.

(b)    To give effect to any such sale the Bank may appoint any person to execute as transferor an instrument of transfer of such stock where held in certificated form and such instrument of transfer shall be as effective as if it had been executed by the member or the person entitled by transmission to such stock. The transferee shall be entered in the Register as the holder of the stock comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the stock be affected by any irregularity in or invalidity of the proceedings in reference to the sale. The Directors may authorise the conversion of stock to be sold which is in uncertificated form into certificated form and vice versa (so far as is consistent with the Regulations) for its transfer to, or in accordance with the directions of, the transferee.

(c)     The Bank shall account for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Bank and the Bank shall be deemed to be a debtor and not a trustee in respect thereof. Moneys carried to such separate account may be either employed in the business of the Bank or invested in such investments as the Directors may think fit, from time to time.

ACCOUNTS

126.              The Directors shall cause proper books of account to be kept. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Bank’s affairs and to explain its transactions.

127.              The books of account shall be kept at the Office, or at such other place as the Directors think fit, and shall at all reasonable times be open to the inspection of the Directors.

128.              The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Bank or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Bank except as authorised by the Directors or by the Bank in General Court.

129.              The Directors shall from time to time cause to be prepared and to be laid before the Annual General Court such profit and loss accounts, balance sheets, group accounts and reports as are appropriate.

130.              A copy of the balance sheet and profit and loss account and group accounts which are to be laid before the Annual General Court together with a copy of the Directors’ report and Auditors’ report shall, not less than 21 days before the date of the Annual General Court be sent to every member of the Bank and other persons entitled to receive the same. Provided if the Directors be of opinion that and shall so resolve that for any reason it is unlikely that delivery of copies of the balance sheet, profit and loss account and group accounts, together with copies of the Directors’ report and Auditors’ report and any other documents can be effected on members or any of them by post, then and in any such case the Directors may publish the balance sheet, profit and loss account and group accounts together with the Directors’ report and Auditors’ report and any other documents which are to be laid before the Annual General Court, not less than twenty-one days before the date of the Annual General Court to members whose registered addresses are within the State and by advertisement thereof in at least one national daily newspaper in the State and to members whose registered addresses are outside the State by advertisement thereof in at least one London daily newspaper in respect of the United Kingdom and in the Wall Street Journal or such other daily newspaper in respect of the United States as the Directors shall in the circumstances consider appropriate; and upon such publication copies of the accounts and reports so advertised will be deemed to have been sent to members and any other persons entitled to receive the same; in any such case the Bank shall send confirmatory copies of all the documents referred to above by post if at least forty-eight hours prior to the Annual General Court the posting of documents to addresses within the State again becomes practicable.

CAPITALISATION OF RESERVES

131.              Subject to the provisions of Bye-Laws 4 (F), 5 (F) and 6 (F) a General Court may, upon the recommendation of the Directors, resolve that any sum for the time being standing to the credit of any of the Bank’s reserves (including any Stock Premium Account) or to the credit of the Profit and Loss Account be capitalised and be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on the footing that they become entitled thereto as capital and on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any stock held by such members respectively, or paying up in full unissued capital stock or debenture stock of the Bank to be allotted and distributed credited as fully paid up to and amongst such members in the proportions aforesaid, or partly in one way and partly in the other; and the Directors shall give effect to such resolution. Nothing in this Bye-Law 131 shall restrict or limit a capitalisation permitted by Bye-Law 6(I)(4) or 133.

132.              Whenever such resolution as aforesaid shall have been passed, the Directors shall make all appropriations and applications of the sums so resolved to be capitalised thereby and all allotments and issues of fully paid stock or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision as they shall think fit and also to authorise any person to enter on behalf of all the members concerned into an agreement with the Bank providing for the allotment to them respectively credited as fully paid up of any further stock or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the sums resolved to be capitalised of the amounts or any part of the amounts remaining unpaid on their existing stock and any agreement made under such authority shall be effective and binding on all such members.

CAPITALISATIONS IN RESPECT OF THE 2009 BONUS STOCK AND THE 2009 WARRANT INSTRUMENT

133.            The Directors shall pursuant to the Bank’s obligations under the 2009 Warrant Instrument or Bye-Law 6(I)(4) (Bonus issues of Ordinary Stock) resolve that any sum standing to the credit of any of the Bank’s undistributable reserves (including any Stock Premium Account) and, subject to there being no contravention of the provisions of Bye-Laws 4(F), 5(F) and 6(F), the reserves of the Bank be capitalised as a new issue of Ordinary Stock to the holders of warrants pursuant to the 2009 Warrant Instrument and/or to the holders of the 2009 Preference Stock in the proportions to which such holders are entitled pursuant to the 2009 Warrant Instrument or Bye-Law 6(I)(4) (Bonus issues of Ordinary Stock), such Ordinary Stock to be credited as paid up in full as follows:

(a)                       in the case of Ordinary Stock issued pursuant to the 2009 Warrant Instrument, the following shall be credited as paid up against such Ordinary Stock:

(i)         the monies received by the Bank on exercise of the warrants pursuant to the 2009 Warrant Instrument; and

(ii)      such sum standing to the credit of the Bank’s reserves (including any Stock Premium Account) as is equal to the nominal value of the Ordinary Stock less the monies referred to in Bye-Law 133(a)(i);

(b)         in the case of the 2009 Bonus Stock, such sum standing to the credit of the Bank’s reserves in the manner set out in Bye-Law 6(I)(4)(h)(i) and (ii) as is equal to the nominal value of such Ordinary Stock, subject to the Bank not being prohibited by law from doing so provided however that where the Bank has insufficient reserves to pay up in full any of the Ordinary Stock referred to above it may be required by the holder of warrants pursuant to the 2009 Warrant Instrument and/or 2009 Preference Stockholder, as applicable, to issue his entitlement of such Ordinary Stock on the basis that the Bank shall pay up the issue price of such 2009 Bonus Stock out of a portion of the available reserves of the Bank corresponding to the percentage which such Ordinary Stock corresponds to the total number of units of Ordinary Stock which fall to be issued at such time and provided that such holder of warrants and/or 2009 Preference Stockholder, as applicable, pays up the balance to be paid up on the Ordinary Stock he requires to be issued to him.  Any capitalisation pursuant to this Bye-Law shall be deemed to be authorised by the resolution adopting this Bye-Law.

AUDIT

134.              Auditors shall be appointed and their rights and duties regulated in accordance with the requirements of Companies legislation in force for the time being.

NOTICES

135.              A notice may be given by the Bank to any member either personally or by sending it by post to him to his registered address or by delivering it to his registered address. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and to have been effected in the case of the notice of a meeting at the expiration of 24 hours after the letter containing the same is posted, and in any other case at the time at which the letter would be delivered in the ordinary course of post. Provided, if the Directors shall be of opinion and shall so resolve that for any reason it is unlikely that delivery of a notice to be given by the Bank to members or any of them can be effected by post, then and in any such case the notice may be given to members whose registered addresses are in the State by advertisement thereof published in at least one national daily newspaper in the State or to members whose registered addresses are outside the State by advertisement thereof published in at least one London daily newspaper, in respect of the United Kingdom and in the Wall Street Journal or such other daily newspaper in respect of the United States as the Directors shall in the circumstances consider appropriate; in any such case where the notice is in respect of a General Court the Bank shall send confirmatory copies of the notice by post if at least forty-eight hours prior to the General Court the posting of notices to addresses within the State again becomes practicable.

136.              A notice may be given by the Bank to the joint holders of stock by giving the notice to the joint holder first named in the Register in respect of the stock.

137.              (a)    A notice addressed to any member and sent by post to or left at his registered address in pursuance of these Bye-Laws shall, notwithstanding that such member be then deceased or bankrupt, be deemed to have been duly served in respect of any capital stock (whether held solely or jointly with other persons by such member) unless and until the Bank shall have received notice in writing of his decease or bankruptcy.

(b)    A notice may be given by the Bank to the persons entitled to capital stock in consequence of the death or bankruptcy of a member by sending it through the post in a pre-paid letter addressed to them by name or by the title of Representatives of the deceased or Official Assignee in Bankruptcy or by any like description at the address supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) at the registered address of such deceased or bankrupt member.

(c)     Service in manner aforesaid shall for all purposes be deemed a sufficient service of such notice on all persons interested (whether jointly with or claiming through or under such deceased or bankrupt member) in any such capital stock.

138.              Notice of every General Court shall be given in any manner hereinbefore authorised to:

(a)    every member; and

(b)    every person upon whom the ownership of capital stock devolves by reason of his being a personal representative or the Official Assignee in bankruptcy of a member, where the member but for his death or bankruptcy would be entitled to receive notice of the meeting.

Provided always however that the Bank may determine that persons entitled to receive a notice of any General Court are those persons registered on the Register at the close of business on a day determined by the Bank. The day determined by the Bank under this Bye-Law may not be more than seven days before the day that the notice of the General Court is sent.

It shall not be necessary to give public notice thereof at the Royal Exchange in Dublin or otherwise.

139.              Every person who becomes entitled to stock shall be bound by any notice in respect of that stock which before his name is entered in the Register in respect of such stock has been duly given to a person from whom he derives his title provided the provisions of this paragraph shall not apply to any notice served under Bye-Law 60 unless no change in the beneficial ownership of the stock has occurred.

MISCELLANEOUS

140.              Any register (including the Register) or other record of the Bank may be kept by recording the matters in question otherwise than by making entries in bound books and the power to keep any such register or other record by recording the matters in question otherwise than by making entries in bound books includes power to keep such register or other record or recording the matters in question otherwise than in a legible form so long as the recording is capable of being reproduced in a legible form. If any such register or other record of the Bank is kept by the Bank by recording the matters in question otherwise than in legible form, any obligation imposed on the Bank by virtue of the Charter, the Bank’s Act or these Bye-Laws to allow inspection of, or to furnish a copy of, such register or other record or any part of it shall be treated as a duty to allow inspection of, or to furnish. a reproduction of the recording or of the relevant part of it in a legible form.

141. (a) Notwithstanding anything to the contrary in these Bye-Laws, whenever any person (including without limitation the Bank, a Director, the Secretary, a member or any officer) is required or permitted to give information in writing such information may be given or received by electronic means or in electronic form, whether as an electronic communication or otherwise, provided, however, that where such electronic communication has been sent to the Bank, the Bank has agreed to its receipt in such form. The use of such electronic communication shall conform to any regulations which may from time to time be made by the Directors. The Directors may at any time vary or revoke any regulations made pursuant to this Bye-Law.

(b) Where a notice, document or other communication is delivered, given or sent by electronic means or in electronic form, whether as an electronic communication or otherwise, it shall be treated as having been delivered, given or sent:

(i)             if delivered, given or sent by electronic mail, at the time it was sent; or

(ii)          if delivered, given or sent by being made available or displayed on a website, when the recipient received or is deemed to have received notice of the fact that the notice, document or other information is available on the website.

(c) Regulations made by the Directors pursuant to this Bye-Law may include measures designed to:

(i)              ensure the security of electronic communication;

(ii) establish and authenticate the identity of the giver or recipient, as the case may be, of the information; and

(iii) record the consent of the giver or recipient of the information by electronic means or in electronic form.

(d) For the avoidance of doubt, any giver or recipient of information who has opted to give or receive information by electronic means or in an electronic form may at any time, by notice given in conformity with regulations made by the Directors, opt to give or receive the information in any one of the other forms permitted by these Bye-Laws.

(e)Without prejudice to the generality of paragraphs (a), (b), (c), (d) above, the Directors may arrange to enable electronic communication by the Bank or any member or other person as the case may be of;-

(i)              notices of Annual or Extraordinary General Courts;

(ii) the appointment of a proxy;

(iii) elections to receive allotments of Ordinary Stock instead of cash in respect of dividends;

(iv) the balance sheet, profit & loss account and group accounts and the Directors’ and Auditors’ reports..

142.              Subject as hereinafter provided the Bank shall be entitled to destroy all instruments of transfer of stock in the Bank which shall have been registered at any time after the expiration of six years from the date of registration thereof and all registered stock certificates and dividend mandates which have been cancelled or have ceased to have effect at any time after the expiration of three years from the date of cancellation or cessation thereof and all notifications of change of address after the expiration of three years from the date of the recording thereof and it shall be conclusively presumed in favour of the Bank that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every stock certificate so destroyed was a valid and effective instrument duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Bank provided that:

(i)                           the foregoing provisions of this Bye-Law shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document is or might be relevant;

(ii)                        nothing herein contained shall be construed as imposing on the Bank any liability in respect of the destruction of such document earlier than as aforesaid or in any case where the conditions of paragraph (i) are not fulfilled, (or in any other circumstances which would not attach to the Bank in the absence of this Bye-Law).

For the purposes of this Bye-Law:

(i)             the references to the destruction of any document include references to the disposal thereof in any manner.

(ii)          the references to an instrument of transfer shall be deemed to include references to any document constituting the renunciation of an allotment of any stock in the Bank by the allottee in favour of some other person.

(iii)       “stock” shall include capital stock or loan stock of the Bank.

143.              Any Director or Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Bank and any resolutions passed by the Bank or the Directors or any committee appointed by the Directors and any books records documents and accounts relating to the business of the Bank and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books records documents or accounts are elsewhere than at the Office, the local Manager or other officer of the Bank having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.

144.              Every Director, member of a committee appointed by the Directors, divisional director, local director, advisory director, Auditor, officer or other person employed in the business of the Bank shall, before entering upon his duties and as often thereafter as the Court of Directors may prescribe, sign a declaration pledging himself to observe strict secrecy respecting all transactions of the Bank with the customers, and the state of accounts with individuals, and in all matters relating thereto, and shall by such declaration pledge himself not to reveal any of the matters which may come to his knowledge in the discharge of his duties, except when required to do so by law, or by the Court of Directors or by the proper person to whom such matters relate and except so far as may be necessary in order to comply with any of the provisions contained in these Bye-Laws, and (save as aforesaid and as provided in Bye-Law 77) shall not be required to take make or subscribe any such oath or declaration as is mentioned in the Charter.

145.              Subject to any contract with the Bank and so far as may be permitted by law, every Director, every member of a committee appointed by the Directors and every officer of the Bank shall be indemnified out of its funds against all costs, charges, expenses, losses and liabilities incurred by him in the conduct of the business of the Bank or in the discharge of his duties in good faith and without wilful default or neglect.

146.              The Directors shall have the power to purchase and maintain for the benefit of any persons who are or were at any time Directors or Officers of the Bank insurance against any liability incurred by such persons in respect of any act or omission in the execution or discharge of their duties or in the exercise of their powers, and the Directors shall be entitled to vote and be counted in the quorum in respect of any resolution concerning the purchase of such insurance.

147.              Subject to the rights attaching to, or the terms of issue of, any stock, any dividend on stock of any class or any distribution, allotment or issue to the holders of any stock of any class, whether to be paid or made pursuant to a resolution of the Bank in General Court or a resolution of the Directors or otherwise, may as specified in such resolution be paid or made to the persons registered as the holders of stock at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se of transferors and transferees of any such stock in respect of such dividend. The provisions of this Bye-Law shall apply mutatis mutandis to capitalisations to be effected in pursuance of these Bye-Laws.

APPENDIX

AUTHORITY TO BUY-BACK BANK STOCK

A SPECIAL RESOLUTION

OF

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

SPECIAL RESOLUTIONS

At an Annual General Meeting of the members of the Bank, duly convened and held in The O’Reilly Hall, UCD, Belfield, Dublin 4 on 8 July 2008, the following Special Resolution was duly passed:-

“5                       To consider and if thought fit pass the following resolution as a special resolution:-

“THAT

(a)     the Bank and/or any subsidiary (as such expression is defined by Section 155 of the Companies Act, 1963) of the Bank be generally authorised to make market purchases (as defined by Section 212 of the Companies Act, 1990 (the “1990 Act”)) of units of Ordinary Stock of the Bank having a nominal value of €0.64 each on such terms and conditions and in such manner as the Directors or, as the case may be, the directors of such subsidiary, may from time to time determine but subject, however, to the provisions of the 1990 Act and to the following restrictions and provisions:

(i)             The maximum number of units of Ordinary Stock authorised to be acquired pursuant to the terms of this resolution shall, subject to the proviso hereinafter set out, not exceed 99 million units;

(ii)          The minimum and maximum prices which may be paid for any such units of Ordinary Stock shall be determined in accordance with Bye-Law 40 of the Bye-Laws of the Bank;

(b)         the Bank and/or any subsidiary (as such expression is defined by Section 155 of the Companies Act, 1963) of the Bank be generally authorised to make market purchases (as defined by Section 212 of the 1990 Act) of units of Non-Cumulative Preference Stock of Stg£1 each of the Bank (the “Sterling Preference Stock”) and units of Non-Cumulative Preference Stock of €1.27 each of the Bank (the “euro Preference Stock”) on such terms and conditions and in such manner as the Directors or, as the case may be, the directors of such subsidiary, may from time to time determine but subject, however, to the provisions of the 1990 Act and to the following restrictions and provisions:

(i)             The maximum number of units of Sterling Preference Stock authorised to be acquired pursuant to the terms of this resolution shall, subject to the proviso hereinafter set out, not exceed 1,876,090 units;

(ii)          The minimum and maximum prices which may be paid for any such units of Sterling Preference Stock shall be determined in accordance with Bye-Law 40 of the Bye-Laws of the Bank;

(iii)       The maximum number of units of euro Preference Stock authorised to be acquired pursuant to the terms of this resolution shall, subject to the proviso hereinafter set out, not exceed 3,026,598 units;

(iv)      The minimum and maximum prices which may be paid for any such units of euro Preference Stock shall be determined in accordance with Bye-Law 40 of the Bye-Laws of the Bank;

PROVIDED THAT the nominal value of the units of Ordinary Stock, Sterling Preference Stock and euro Preference Stock acquired pursuant to the terms of this resolution shall not exceed ten per cent. of the nominal value of the issued capital stock of the Bank at any time.

This resolution shall take effect and the authorities hereby conferred shall be effective immediately and shall expire at the close of business on the earlier of the date of the next Annual General Court of the Bank after the passing of this resolution or 7 January 2010 unless previously varied, revoked or renewed in accordance with the provisions of Section 215 of the 1990 Act.  The Bank or any such subsidiary may before such expiry enter into a contract for the purchase of units of Ordinary Stock, units of Sterling Preference Stock or units of euro Preference Stock which would or might be wholly or partly executed after such expiry and may complete any such contract as if the authorities conferred hereby had not expired.”.

8 July 2008

SCHEDULE 2

THE WARRANT INSTRUMENT

DATED 31 MARCH 2009

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

AND

THE NATIONAL PENSIONS RESERVE FUND COMMISSION

INSTRUMENT

constituting warrants to subscribe for units of Ordinary Stock in the Governor and Company of the Bank of Ireland

ARTHUR COX

DUBLIN

CONTENTS

CLAUSE	PAGE

THIS INSTRUMENT is entered into by way of Deed on 31 March 2009.

BY

(1)                                 THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, a company established in Ireland by Charter in 1783 having its principal office at Lower Baggot Street, Dublin 2 (the “Bank”); and

(2)                                 THE NATIONAL PENSIONS RESERVE FUND COMMISSION (“NPRFC”) established by the National Pensions Reserve Fund Act 2000 to, inter alia, control, manage and invest the assets of the NPRF. References herein to the NPRFC mean the NPRFC acting in its capacity as controller and manager of the National Pensions Reserve Fund.

RECITAL:

(A)                               The Bank, the Minister and NPRFC have entered into a subscription agreement dated on or around the date of this Warrant Instrument pursuant to which NPRFC has agreed to subscribe for 3.5 billion units of 2009 Preference Stock in the capital of the Bank (the “Subscription Agreement”). The Subscription Agreement requires the Bank, subject to the satisfaction of certain conditions, to issue warrants to subscribe for units of Ordinary Stock in the capital of the Bank.

(B)                               The Stockholders of the Bank have, in accordance with the Companies Acts and the Bank’s  Bye-Laws, authorised the Court to issue warrants to NPRFC to subscribe for units of Ordinary Stock in the capital of the Bank in the amounts set out in this Instrument.

(C)                               The Bank has, by resolution of its Court, agreed to issue warrants to NPRFC to subscribe for units of Ordinary Stock in the capital of the Bank on the terms set out in this Instrument.

(D)                               This Instrument has been executed by the Bank and the NPRFC as a deed and by the Bank as a deed poll in favour of the Warrantholders (defined below).

THIS INSTRUMENT WITNESSES and the Bank and NPRFC AGREE AND DECLARE as follows:

1.                                      Definitions and Interpretation

1.1                               In this Instrument:

(a)                                 “2009 Preference Stock” has the meaning given to it in the Bye-Laws of the Bank;

(b)                                 “Core Tier 1 Securities” means securities issued or guaranteed by the Bank that constitute, under the regulatory framework then applicable to the Bank, core tier 1 capital (within the Financial Regulator’s requirements at such time);

(c)                                  “Core Tranche Exercise Price” means the subscription price of €0.52 per Core Tranche Warrant;

(d)                                 “Core Tranche Warrants” means 177,213,784 warrants (subject to and with the benefit of the Terms and Conditions) to subscribe for units of Ordinary Stock at the Core Tranche Exercise Price and represented by the Core Tranche Warrant Certificate;

(e)                                  “Core Tranche Warrant Certificate” means a warrant certificate substantially in the form set out in Schedule 2;

(f)                                   “Exercise Price” means the Core Tranche Exercise Price and the Secondary Tranche Exercise Price;

(g)                                  “Government Body” has the meaning given to it in the Bye-Laws of the Bank;

(h)                                 “Government Concert Party” has the meaning given to it in the Bye-Laws of the Bank and “member of the Government Concert Party” means any one of them from time to time;

(i)                                     “Ordinary Stock” means units of Ordinary Stock of €0.64 each in the capital of the Bank;

(j)                                    “Secondary Tranche Warrants” means 157,523,364 warrants (subject to and with the benefit of the Terms and Conditions) to subscribe for units of Ordinary Stock at the Secondary Tranche Exercise Price and represented by the Secondary Tranche Warrant Certificate;

(k)                                 “Secondary Tranche Exercise Price” means the subscription price of €0.20 per Secondary Tranche Warrant;

(l)                                     “Secondary Tranche Warrant Certificate” means a warrant certificate substantially in the form set out in Schedule 3;

(m)                             “Terms and Conditions” the terms and conditions of the Warrants set out in Schedule 1 to this Instrument;

(n)                                 “Warrant Certificate” means a Core Tranche Warrant Certificate or a Secondary Tranche Warrant Certificate;

(o)                                 “Warrant Instrument” or this “Instrument” means this warrant instrument;

(p)                                 “Warrant Register” means the register required to be maintained by the Bank in accordance with Condition 3;

(q)                                 “Warrants” means the Core Tranche Warrants and the Secondary Tranche Warrants;

(r)                                    “Warrantholder” means, in relation to a Warrant, the person in whose name such Warrant is for the time being registered in the Warrant Register (or, in the case of a joint holding, the first named thereof); and

(s)                                   “Warrant Stock” means the units of Ordinary Stock issued and allotted pursuant to the exercise of the Warrants, and shall also include all the shares and other securities (if any) which shall as a result of a Corporate Event derive (whether directly or indirectly) from such units of Ordinary Stock.

1.2                               In this Instrument, unless there is something in the subject matter or context inconsistent therewith, the expressions defined in Condition 15 (Interpretation) of Part 1 of the Terms and Conditions shall have the meanings given in that condition.

2.                                      Instrument to be binding on the Bank and the Warrantholders

The Bank agrees with the Warrantholders and, in consideration of the Bank issuing the Warrant Certificates, each Warrantholder agrees with the Bank, that the Bye-Laws of the Bank and the terms of this Instrument shall be binding upon the Bank and each Warrantholder and all persons claiming through either of them.

3.                                      Warrants

The Warrants shall be issued by the Bank to NPRFC on the date of this Instrument subject to and with the benefit of the Terms and Conditions.

4.                                      Certificates

The NPRFC shall be entitled to receive one certificate for the aggregate number of Core Tranche Warrants to be issued to it and one certificate for the aggregate number of Secondary Tranche Warrants to be issued to it. Each Warrant Certificate shall be in the form set out in Schedule 2 or 3, as applicable, under the seal of the Bank which shall be affixed in such manner as shall be permitted by the Bye-Laws of the Bank. Every Warrant Certificate shall refer to, and the Warrants shall be held subject to, this Instrument (including the Schedules to the Instrument) and shall be binding on the Bank and the NPRFC and all persons claiming through or under them respectively.

5.                                      Subscription Rights

5.1                               The Warrantholder(s) shall have the right to subscribe in cash for Ordinary Stock on the terms and conditions set out in this Warrant Instrument and each Warrantholder shall have the right to subscribe for that number of units of Warrant Stock to which that Warrantholder is entitled (as recorded in the Warrant Certificate or the Warrant Register) as may be adjusted from time to time pursuant Clause 6 of the Warrant Instrument and Part 2 of Schedule 1 (Adjustment of Subscription Rights).

5.2                               If applicable, the number of units Ordinary Stock to be, or capable of being, subscribed for may be adjusted from time to time pursuant to Part 2 of Schedule 1 (Adjustment of Subscription Rights).

5.3                               The number of Secondary Tranche Warrants may be adjusted from time to time pursuant to Clause 6 of the Warrant Instrument.

6.                                      Cancellation of Secondary Tranche Warrants

6.1                               If, on or before 31 December 2009, the Bank redeems or purchases 2009 Preference Stock out of the proceeds of an issue by the Bank of Core Tier 1 Securities in accordance with the Bye-Laws of the Bank (a “Qualifying Redemption”), a proportion, calculated in accordance with the following formula, of the Secondary Tranche Warrants in issue shall be cancelled and extinguished with effect from the Redemption Date (as defined below).

6.2                               The number of Secondary Tranche Warrants to be cancelled and extinguished (rounded up to the nearest integer) shall be:

A x B
C

Where:

A                                       =                                         the total number of Secondary Tranche Warrants;

B                                       =                                         the aggregate subscription price paid in euro on issue of those units of 2009 Preference Stock which are redeemed or purchased in the Qualifying Redemption; and

C                                       =                                         €1,500,000,000,

and so that all of the Secondary Tranche Warrants shall be cancelled and extinguished if the Bank redeems such number of 2009 Preference Stock in a Qualifying Redemption as have in aggregate a subscription price paid on issue of €1.5 billion or more.

6.3                               Where any Secondary Tranche Warrants are cancelled and extinguished in accordance with this Clause 6, a Warrantholder shall not be entitled to any damages or compensation of any kind from the Bank in respect of such cancellation and extinguishment of Secondary Tranche Warrants.

6.4                               If Warrants are cancelled pursuant to this Clause 6, the Warrant Certificates held by the Warrantholder shall be returned by the Warrantholder to the Bank for cancellation on demand and the Bank shall issue a fresh Warrant Certificate for any balance of Warrantholders’ Subscription Rights (if any) not later than 7 days after the receipt of the Warrant Certificates.

6.5                               In this Clause 6, “Redemption Date” means the date of redemption or purchase of the 2009 Preference Stock in a Qualifying Redemption.

7.                                      Units of Ordinary Stock Available

For so long as any Warrants remains exercisable, the Bank shall keep available for issue free from pre-emptive or other similar rights out of its authorised but unissued share capital such number of units of Ordinary Stock as would enable the Bank to issue all units of Ordinary Stock required to be issued pursuant to the exercise of such Warrants.

8.                                      Listing of units of Ordinary Stock issued upon Exercise

The Bank shall use all reasonable endeavours to ensure that all units of Ordinary Stock issued on exercise of a Warrant will be admitted to listing and trading on the Relevant Exchange in accordance with its rules and will be admitted to listing, trading and/or quotation by such other or further listing authorities, stock exchanges and/or quotation systems by which the units of Ordinary Stock are then (following application by or on behalf of the Bank) admitted to listing, trading and/or quotation in accordance with their respective rules.

9.                                      Voting

9.1                               For so long as the NPRFC or any other member of the Government Concert Party is a holder of Warrant Stock, the NPRC and relevant Government Concert Parties shall not at any general meeting of the Bank, if voting, vote more than 50% of the number of votes conferred by the Warrant Stock held by the Government Concert Party.

9.2                               The Warrant Stock shall be subject to the limitations on voting rights applicable to Warrant Stock set out in the Bye-Laws of the Bank.

10.                               No transfer

10.1                        This Instrument and the Warrants are personal to the Warrantholder and neither any of the Warrants nor the benefit of this Instrument (nor any legal beneficial or other rights nor interests in either of them) shall be transferable or capable of disposal in any way in whole or in part by the Warrantholder save this Instrument and the Warrants may be assigned or transferred:

(a)                                 with the prior consent of the Bank; or

(b)                                 without the prior consent of the Bank to a Government Body,

and except as provided above, no Warrantholder shall hold any of the Warrants nor the benefit of this Instrument (nor any legal, beneficial or other rights nor interests in either of them) on trust for any person.

10.2                        A purported transfer or disposal of, or trust in respect of, any of the Warrants or the benefit of this Instrument (or any of the legal, beneficial or other rights or interests in either of them) shall be void and the Warrants or any benefit of this Instrument or relevant interests purported to be transferred shall be incapable of exercise by or on behalf of the purported transferee.

10.3                        The Warrantholder shall not enter into any agreement or arrangement (whether legally binding or otherwise) relating to the manner in which any of the Warrants or any benefit of this Instrument are to be exercised or restricted, save for any agreement or arrangement with another member of the Government Concert Party.

10.4                        Any purported exercise of the Warrants pursuant to an agreement or arrangement in breach of Clause 10 shall be void.

10.5                        Where a transfer of Warrants or the benefit of this Instrument is permitted under this Clause 10, the provisions of the Bye-Laws of the Bank relating to the registration, transfer and transmission of shares in the of the Bank shall apply mutatis mutandis to the Warrants.

11.                               Governing Law

This Instrument and the Warrants shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising from or connected with this Instrument or the Warrants.

12.                               Taxes

12.1                        The Warrantholder shall pay all taxes, duties and charges, if any, payable in connection with the holding and/or exercise of the Warrant and the subscription for units of Warrant Stock as a result of such exercise.

12.2                        The Bank is not liable or otherwise obliged to pay any tax, duty or charge which may arise as a result of the ownership, transfer or exercise or enforcement of any Warrant.

13.                               Variation

This Warrant Instrument may only be varied in writing (excluding electronic methods of writing) signed by the Bank and the Warrantholder.

14.                               Assignment

Without limitation to any transfer of Warrants effected in accordance with Clause 10, neither the Bank nor the Warrantholder shall assign all or any part of the benefit of, or its rights or benefits under, this Warrant Instrument.

15.                               Jurisdiction

15.1                        Each of the parties to this Warrant Instrument irrevocably agree that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Warrant Instrument and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.  Any proceedings, suit or action arising out of or in connection with this Warrant Instrument (the “Proceedings”) shall therefore be brought in the courts of Ireland.

15.2                        Each of the parties to this Warrant Instrument irrevocably waives any objection to Proceedings in the courts referred to in this Clause 15.1 on the grounds of venue or on the grounds of forum non conveniens.

SCHEDULE 1

TERMS AND CONDITIONS OF THE WARRANTS

PART 1

1.                                      Introduction

In these Terms and Conditions, the expression the “Warrants” refers to warrants to subscribe for units of Ordinary Stock in the capital of the Governor and Company of the Bank of Ireland (“the Bank”) with the terms and conditions set out herein.  The Warrants will be created by the resolution of the Court referred to in Recital C of this Instrument and will be constituted by the Warrant Instrument.  Warrantholders are entitled to the benefits of, and be bound by and be deemed to have notice of, all the provisions of the Warrant Instrument.

2.                                      Form

The Warrants are in registered form.

3.                                      Register and Title

Warrant Register

3.1                               The Bank will maintain a register (the “Warrant Register”) in respect of each of the Core Tranche Warrants and the Secondary Tranche Warrants on which shall be entered the names and addresses of the Warrantholders and the particulars of the Warrants held by them and of all transfers and cancellations (in accordance with Clause 6 of the Warrant Instrument) and exercises of Warrants.

Certificates

3.2                               A Warrantholder will be entitled to receive a certificate (the “Warrant Certificate”) in respect of its aggregate registered holding of Core Tranche Warrants or, as the case may be, in respect of its aggregate registered holding of Secondary Tranche Warrants.  Each Warrantholder shall be entitled to receive only one Warrant Certificate in respect of its entire holding of Core Tranche Warrants and only one Warrant Certificate in respect of its entire holding of Secondary Tranche Warrants.  Warrant Certificates shall be issued by the Bank in the form set out in Schedules 2 and 3 to this Instrument, as applicable.  Each certificate shall be under the seal of the Bank which shall be affixed in such manner as shall be permitted by the Bye-Laws of the Bank.  Every certificate shall refer, and the Warrants shall be held subject, to the Warrant Instrument and these Terms and Conditions.

Following registration in the Warrant Register of the transfer or exercise of Warrants or (in the case of the Secondary Tranche Warrants) cancellation (in accordance with Clause 6 of the Warrant Instrument) and subject in each case to the receipt by the Bank of the relevant Warrant Certificate, a Warrantholder will be entitled to receive a Warrant Certificate in respect of its revised aggregate registered holding of Core Tranche Warrants (if any) or, as the case may be, in respect of its revised aggregate registered holding of Secondary Tranche Warrants (if any).

Title

3.3                               The Holder of a Warrant shall (except as otherwise required by law) be treated as the absolute owner of such Warrant for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the related Warrant Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of the related Warrant Certificate) and no person shall be liable for so treating such holder.

4.                                      Transfers

Subject to Clause 10 of the Warrant Instrument (No Transfer), the Warrants may not be assigned or transferred without the prior written consent of the Bank.

5.                                      Modification and Cancellation of Warrants

Variation of Rights

5.1                               All or any of the rights for the time being attached to the Core Tranche Warrants and/or the Secondary Tranche Warrants (including the Exercise Rights) may from time to time (whether or not the Bank is being wound up) be altered or abrogated by the Bank with the sanction of a Consent and shall be effected by an instrument by way of deed poll executed by the Bank (the benefit of such deed poll not to be transferrable save in accordance with Clause 10 of the Warrant Instrument (No Transfer)) and expressed to be supplemental to the Warrant Instrument.  A memorandum of every such supplemental deed as is referred to in this Condition shall be endorsed on the Warrant Certificates and notice of such alteration or abrogation or modification shall be given by the Bank to the Warrantholders within five Business Days of it occurring.

Cancellation

5.2                               Once exercised, the Warrants shall be cancelled and may not be reissued or resold.

Application of Conditions

5.3                               For the avoidance of doubt, the terms and conditions set out in these Terms and Conditions (including, but not limited to, the Adjustment Provisions) shall apply from the Warrant Issue Date.

6.                                      Exercise

Exercise Right

6.1                               Except as provided in Condition 10 of this Part 1, a Warrantholder shall have at any time during the Exercise Period the right on one or more occasion to exercise a number of Warrants equal to or greater than the lesser of:

(a)                                 the number of Warrants equal to ten per cent. of the total number of Warrants held by the Warrantholder as at the date of this Warrant Instrument as adjusted pursuant to Part 2 of these Terms and Conditions (Adjustment of Subscription Rights); or

(b)                                 the total number of Warrants remaining unexercised immediately before the issue of the Exercise Notice.

Exercise Period

6.2                               The “Exercise Period” in respect of the Warrants shall be the period beginning on and including the fifth anniversary of the Warrant Issue Date and ending on and including 6.00 pm (in Dublin, Ireland) on the tenth anniversary of the Warrant Issue

Date, provided, however, that if the last day of the Exercise Period would otherwise be a day which is not a Business Day, the last day of the Exercise Period shall be the immediately following Business Day.

Gross Number of units of Ordinary Stock

6.3                               The Gross Number of units of Ordinary Stock in respect of which one Warrant may be exercised shall be:

(a)                                 on the Warrant Issue Date, one; or

(b)                                 on any subsequent date (whether before or during the Exercise Period), one, as may have been adjusted in accordance with Part 2 of these Terms and Conditions.

No units of Ordinary Stock set aside

6.4                               The Warrants are not exercisable in respect of any specific units of Ordinary Stock and no units of Ordinary Stock have been or will be charged, placed in custody or otherwise set aside to secure or satisfy the obligations of the Bank in respect of the issue and delivery of units of Ordinary Stock pursuant to any exercise of Warrants.

Fractions of a unit of Ordinary Stock

6.5                               Fractions of a unit of Ordinary Stock will not be issued on exercise of the Warrants. However, if more than one Warrant is to be exercised at any one time by the same Warrantholder such that the units of Ordinary Stock to be issued upon exercise thereof are to be registered in the same name, the number of units of Ordinary Stock which shall be issued upon the exercise thereof shall be calculated on the basis of the aggregate number of Warrants to be exercised and a cash equivalent amount shall be payable by the Bank to the Warrantholder in respect of any balance of such units of Ordinary Stock that represents a fraction of a unit of Ordinary Stock not issued.

7.                                      Procedure for Exercise

Deposit of Warrant

7.1                               To exercise the Exercise Right attaching to a Warrant, the Warrantholder must:

(a)                                 complete, execute and deposit an Exercise Notice at such Warrantholder’s own expense during normal business hours on any Business Day during the Exercise Period at the head office of the Bank;

(b)                                 at the same time as it delivers an Exercise Notice in accordance with (a) above, deposit the relevant Warrant Certificate at the head office of the Bank;

(c)                                  pay in cash in full to the Bank by electronic funds transfer the aggregate Exercise Price payable in respect of the exercise of such Warrants to a bank account nominated by the Bank or (where no such account is nominated) to an account maintained by the Bank with the Central Bank; and

(d)                                 provide evidence to the Bank’s reasonable satisfaction that all applicable regulatory consents are in place to enable the Warrantholder to become the holder of the units of Ordinary Stock which are the subject of the Exercise Right.

(e)                                  An Exercise Notice once deposited may not be withdrawn without the consent in writing of the Bank.

Exercise Date

7.2                               The date on which a Warrant is exercised (the “Exercise Date”) shall be the Business Day on which the conditions specified in Condition 7.1 are satisfied (Procedure for Exercise - Deposit of Warrant) of Part 1 of the Terms and Conditions.

8.                                      Rights Arising on Exercise

Rights in respect of units of Ordinary Stock issued upon exercise

8.1                               units of Ordinary Stock issued on exercise of a Warrant will be fully paid, free from any liens, charges, encumbrances, pre-emptive rights or other third-party rights and, subject as provided in Conditions 8.2 (Rights Arising on Exercise - Dividends and other distributions in respect of units of Ordinary Stock) and 8.3 (Rights Arising on Exercise - Voting rights in respect of units of Ordinary Stock) of Part 1 of the Terms and Conditions such units of Ordinary Stock will rank pari passu in all respects with all other units of Ordinary Stock in issue on the Exercise Date.

Dividends and other distributions in respect of units of Ordinary Stock

8.2                               Units of Ordinary Stock issued on exercise of a Warrant shall, upon issue, rank pari passu in all respects with the fully paid units of Ordinary Stock then in issue but shall only entitle the holder thereof to any dividends and other distributions declared, paid or made on the units of Ordinary Stock by reference to a Record Date after the date of issue of such units of Ordinary Stock.

Voting rights in respect of units of Ordinary Stock

8.3                               Subject to Clause 9 of the Warrant Instrument (Voting), units of Ordinary Stock issued on exercise will rank pari passu in respect of voting rights with all other units of Ordinary Stock in issue on the Exercise Date except that they will not rank for any voting rights where the entitlement to voting rights accrues to Stockholders by reference to a Record Date which precedes the Exercise Date.

9.                                      Issue and Delivery of Warrant Stock

Issue of Warrant Stock

9.1                               If the aggregate Exercise Price payable on the exercise of the Warrants is, either as at the date of this Warrant Instrument or following an adjustment, below the aggregate nominal value of the units of Ordinary Stock to be issued on the exercise of such Warrants, the Bank shall on the exercise of a Warrant in accordance with these Terms and Conditions allot the Gross Number of units Ordinary Stock against payment of the Exercise Price with the difference between the Exercise Price and the nominal value of the Gross Number of units Ordinary Stock being paid up by the capitalisation of the Bank’s reserves in accordance with Bye-Law 133 of the Bye-Laws of the Bank.  The amount which represents the aggregate of the difference required to be paid up on all Warrant Stock capable of being issued on the exercise of the Warrants is hereinafter referred to as the “Aggregate Difference”  The Bank shall maintain at all times an amount in its undistributable reserves and stock premium account as represents the capital that would be required to pay up in full the Aggregate Difference, provided that nothing in this Condition 9.1 shall restrict or prevent the Bank from utilising or applying its undistributable reserves and/or its stock premium account for the purposes of issuing, allotting and paying-up 2009 Bonus Stock (within the meaning of the Bye-Laws of the Bank) in accordance with the Bye-Laws of the Bank.

Delivery of units of Ordinary Stock

9.2                               Units of Ordinary Stock to be issued on exercise of a Warrant, including any additional units of Ordinary Stock to be issued pursuant to Condition 21 of Part 2 of these Terms and Conditions (Adjustments for Exercise near a Record Date), will be issued in certificated registered form.  No later than five Business Days after the Exercise Date, the Bank shall allot and issue to the relevant Warrantholder the number of units of Ordinary Stock to which it is entitled and enter or procure the entry of its name in the register of members of the Bank as the holder thereof.  Unless the Warrantholder elects to collect the certificate in respect thereof, such certificate will be dispatched by mail free of charge (but uninsured and at the risk of the person entitled thereto) to the relevant Warrantholder or as it may direct in the relevant Exercise Notice, within five Business Days following the relevant Exercise Date or, if Condition 21 of Part 2 of these Terms and Conditions (Adjustment for Exercise Near Record Date) is applicable, the date the relevant retroactive adjustment takes effect.

COVENANTS RELATING TO THE EXERCISE RIGHT

10.                               Corporate Reorganisation

Takeover/winding-up

10.1                        Subject to Conditions 10.2 (Conditional Exercise) and 10.3 (Corporate Event) of Part 1 of these Terms and Conditions, if, during the period commencing on the Warrant Issue Date and ending on the last day of the Exercise Period, any person (or a group of persons acting in concert) other than the NPRFC or Government Concert Party:

(a)                                 obtains Control of the Bank as a result of making a general offer to acquire shares in the Bank, or having obtained such Control makes such an offer; or

(b)                                 becomes bound or entitled to acquire shares in the Bank under Regulations 23 or 24 of the Takeover Bids Regulations; or

(c)                                  obtains Control of the Bank, or substantially all of the Bank’s business and assets, in pursuance of:-

(i)                                     a compromise or scheme of arrangement sanctioned by the court under section 201 of the Irish Companies Act 1963; or

(ii)                                  a merger or division of the Bank pursuant to the European Communities (Mergers And Divisions Of Companies) Regulations, 1987 (Statutory Instrument 137 of 1987) or a merger of the Bank pursuant to the European Communities (Cross-Border Mergers) Regulations 2008 (Statutory Instrument 157 of 2008) (a “European Merger”); or

(iii)                               any arrangement analogous to (i) or (ii); or

(d)                                 the Stockholders of the Bank pass a resolution approving of any agreement or transaction whereby, or in consequence of which, substantially all of the Bank’s business and assets, is or may be acquired by any person or persons (excluding any member of the Government Concert Party) acting in concert,

(each of the items described at (a) to (d) being an “Acceleration Event”) the Court shall notify the Warrantholders thereof by notice in accordance with the provisions of Condition 13 (Notices) of Part 1 of these Terms and Conditions and, subject to earlier lapse of the Warrant, a Warrant may be exercised within one month (or such other period as the Court may determine not being less than 14 days) from such notification, and to the extent that it is not exercised within that period the Warrant shall (notwithstanding any other provision of this Instrument) lapse on the expiration thereof.

Conditional exercise

10.2                        Subject to Condition 10.3 (Corporate Event), the Court shall, on becoming aware of any proposed Acceleration Event, the completion of which is uncertain, determine (upon and subject to any further conditions or limitations as the Court may determine) that:

(a)                                 the Warrants are to be or may be exercisable conditionally upon the Acceleration Event becoming effective; and/or

(b)                                 if exercised conditionally upon the Acceleration Event becoming effective, the exercise of the Warrants shall take effect on or immediately prior to the Acceleration Event becoming effective (as the Court may determine); and/or

(c)                                  the Warrants are to be exercisable within such period as the Court may determine (not being less than 14 days from notification to the Warrantholders of such determination), and to the extent that the Warrants are not exercised within that period the Warrants shall (notwithstanding any other provision of these Terms and Conditions) lapse on completion of the Acceleration Event.

The Court shall notify the Warrantholders of any such determination by notice in accordance with the provisions of Condition 13 (Notices) of this 1 of these Terms and Conditions. If the Court notifies the Warrantholders of any such determination the provisions of Condition 10.1 of Part 1 of these Terms and Conditions shall not apply.

Corporate Event

10.3                        If any of the following corporate events (each, a “Corporate Event”) is about to occur:

(a)                                 A European Merger or a scheme of arrangement or analogous arrangement is effected as a result of which the Bank is merged into another company or another company (“NewCo”) is interposed between Stockholders of the Bank immediately prior to such arrangement becoming effective (“Existing Stockholders”) and the Bank (a “NewCo Scheme”), in each case where immediately after such arrangement becoming effective the only holders of ordinary shares in NewCo are the Existing Stockholders or are all of the Existing Stockholders who voted in favour of the NewCo Scheme and that all Subsidiaries of the Bank immediately prior to that arrangement becoming effective (other than NewCo, if NewCo is then a Subsidiary of the Bank) are Subsidiaries of the Bank (or of NewCo) immediately after the arrangement becoming effective;

(b)                                 an offer made to all (or as near as practicable all) Stockholders becomes unconditional in all respects, the result of which offer is the exchange of all of the issued units of Ordinary Stock for shares of the offeror and/or any associates of the offeror (as defined in the Irish Takeover Rules); or

(c)                                  an event the effect of which is substantially similar to any of the above and which event requires the approval of Stockholders,

then the Bank shall promptly notify the Warrantholders of such Corporate Event and (so far as legally possible) use all reasonable endeavours to cause NewCo (in the case of paragraph (a)) or the offeror or any associates of the offeror (as defined in the Irish Takeover Rules) or the new holding company, as the case may be, (in the case of paragraphs (b) or (c)) to execute a deed poll (a “substitution deed poll”) (the benefit of such deed not to be transferable or assignable save in accordance with terms equivalent to Clause 10 or Clause 14, respectively, of the Warrant Instrument) which on the occurrence of the Corporate Event shall have the effect of granting warrants to subscribe for such amount of the securities and other property receivable upon such Corporate Event by a holder of units of Ordinary Stock as shall be Determined by the Expert (to be exercisable during such periods and at such exercise price as may be Determined by the Expert as equivalent to those applicable under this Warrant Instrument and which shall otherwise be subject to the terms and conditions equivalent to the Terms and Conditions and other provisions of this Warrant Instrument with such modifications (if any) as shall be Determined by the Expert). Provided that if a substitution deed poll is entered into in accordance with these terms, then a Warrant shall not become exercisable in accordance with the provisions of Conditions 10.1 and 10.2 of this Part 1 as a result of the Corporate Event.  If such a substitution deed poll is not entered into in accordance with these terms, all Warrants shall be deemed to have become exercisable in accordance with the provisions of Conditions 10.1 and 10.2 of this Part 1 immediately prior to the occurrence of such Corporate Event with the benefit of any adjustment provided for in Part 2 of these Terms and Conditions.

Other adjustments

10.4                        Any deed poll referred to in Condition 10.3 of this Part 1 of these Terms and Conditions shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in accordance with Clause 6 of the Warrant Instrument and Part 2 of these Terms and Conditions.

MISCELLANEOUS PROVISIONS

11.                               Determined by an Expert

In relation to any matter required by these Terms and Conditions to be Determined by an Expert, the Bank shall promptly appoint an Expert with Consent. If Consent is not forthcoming, the Bank or the Warrantholders holding a majority of the then outstanding Warrants shall be entitled (but not obliged) to call upon the President for the time being of the Chartered Accountants of Ireland to make such appointment. In either case, the costs of any such appointment shall be for the account of the Bank. Any determination made by an Expert shall, in the absence of manifest error, be conclusive and binding on all concerned.

12.                               Replacement of Warrants

If a Warrant Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Bank may reasonably require. If a Warrant

Certificate becomes mutilated or defaced, it must be surrendered before replacements will be issued.

13.                               Notices

Notices to the Warrantholders will be sent to them by, at the option of the Bank, (a) facsimile to the relevant facsimile number set out in the Warrant Register (if any), (b) by post to the relevant address in Ireland set out in the Warrant Register, or (c) (if posted to an address outside Ireland) by airmail at the relevant address set out in the Warrant Register. Any such notice by facsimile, mail or airmail shall be deemed to have been given, respectively, when received, on the second day after the date of mailing and the seventh day after the date of air mailing.

14.                               Governing Law and Jurisdiction

The Warrants shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising from or connected with this Instrument or the Warrants.

15.                               Interpretation

Definitions

15.1                        In these Terms and Conditions:

“2009 Bonus Stock” has the meaning given to it in the Bye-Laws of the Bank;

“2009 Preference Stock” has the meaning given to it in the Bye-Laws of the Bank;

“acting in concert” means persons who co-operate on the basis of an agreement, either express or tacit, whether oral or written, aimed at acquiring control of the Bank or at frustrating the successful outcome of a bid for the Bank;

“Adjustment Provisions” means the adjustment provisions set out in Part 2 of these Terms and Conditions;

“Aggregate Consideration” has the meaning given in Condition 22(Aggregate Consideration and Consideration per unit of Ordinary Stock) of Part 2 of these Terms and Conditions;

“Bonus Issue” means any issue of units of Ordinary Stock credited as fully or partly paid to the Stockholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) (and for the avoidance of doubt an Ordinary Stock Scrip Dividend shall not constitute a Bonus Issue except as provided in the definition of “Ordinary Stock Scrip Dividend”);

“Bye-Laws of the Bank” means the Bye-Laws of the Bank and a “Bye-Law” means a Bye-Law of the Bank;

“Business Day” means a day other than a Saturday or Sunday, on which commercial banks and foreign exchange markets settle payments in Dublin;

“Capital Distribution” means any Dividend (including a Spin-Off) which is not a Cash Dividend or an Ordinary Stock Scrip Dividend;

“Cash Dividend” means any any dividend or distribution which is to be paid in cash (in whatever currency) out of distributable profits, retained earnings or any other distributable reserve in the balance sheet of the Bank.  For the avoidance of doubt, a Cash Dividend shall not include Ordinary Stock Scrip Dividend or a distribution falling within paragraph (b) of the definition of “Spin-Off” ;

“Consent” means the consent in writing of Warrantholders holding not less than 75 per cent. of, as the case may be, the Core Tranche Warrants or the Secondary Tranche Warrants;

“Consideration per unit of Ordinary Stock” has the meaning given in Condition 22 (Aggregate Consideration and Consideration per unit of Ordinary Stock) of Part 2 of these Terms and Conditions;

“Control” means the holding, whether directly or indirectly, of stock of the Bank that confer, in aggregate, more than 50 per cent. of the voting rights of the Bank (excluding any voting rights conferred under Bye-Law 6(I)(d) of the Bye-Laws of the Bank)

“Core Tier 1 Securities” has the meaning given to it in the Bye-Laws of the Bank;

“Corporate Event” has the meaning given in Condition 10.3 (Corporate Reorganisation — Corporate Event) of Part 1 of these Terms and Conditions;

“Court” means the court of Directors of the Bank;

“Current Market Price” means, in respect of a unit of Ordinary Stock at a particular date, the average of the Relevant Prices of a unit of Ordinary Stock for each of the five consecutive Exchange Business Days ending on the Exchange Business Day immediately preceding such date (the “Relevant Period”), provided that:

(a)                                 if on any Exchange Business Day in the Relevant Period the Relevant Price shall have been based on a price ex-Dividend (or ex-any other entitlement) and during some other part of that period the Relevant Price shall have been based on a price cum-Dividend (or cum-any other entitlement), then:

(i)                                     if the units of Ordinary Stock to be delivered on exercise of the Warrants will not rank for the Dividend (or entitlement) in question, the Relevant Price on the dates on which the Relevant Price shall have been based on a price cum-Dividend (or cum-any other entitlement) shall for the purpose of this definition be deemed to be reduced by an amount equal to the Fair Market Value of that Dividend (or entitlement) per unit of Ordinary Stock as at the first date on which the units of Ordinary Stock are traded ex-Dividend (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of Ireland); or

(ii)                                  if the units of Ordinary Stock to be delivered on exercise of the Warrants will rank for the Dividend (or entitlement) in question, the Relevant Price on the dates on which the Relevant Price shall have been based on a price ex-Dividend (or ex-any other entitlement) shall for the purpose of this definition be deemed to have been increased by an amount equal to the Fair Market Value of that Dividend (or entitlement) as at the first date on which the units of Ordinary Stock are traded ex-Dividend (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the Ireland);

(b)                                 if on each of the five Exchange Business Days during the Relevant Period the Relevant Price shall have been based on a price cum-Dividend (or cum-any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the units of Ordinary Stock to be delivered on exercise of the Warrants will not rank for that Dividend (or other entitlement) the Relevant Price on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of that Dividend (or other entitlement) per unit of Ordinary Stock (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of Ireland);

“Determined by an Expert” means determined in good faith by an Expert acting as an expert in accordance with Condition 11 of Part 1 of these Terms and Conditions;

“Dividend” means any dividend or distribution (including a Spin-Off) whether of cash, assets or other property, and however described and whether payable out of share premium account, profits, retained earnings or any other capital or revenue reserve or account, and including a distribution or payment to holders upon or in connection with a reduction of capital (and for these purposes a distribution of assets includes without limitation an issue of units of Ordinary Stock or other securities credited as fully or partly paid up by way of capitalisation of profits or reserves),;

“Effective Date” has, for the purposes of any Condition in which such expression is used, the meaning given in the relevant Condition;

“Exchange Business Day” means any day that is a trading day on the Relevant Exchange and on which the units of Ordinary Stock, Ordinary Stock-Related Securities or Spin-Off Securities, as the case may be, may be dealt in other than a day on which the Relevant Exchange is scheduled to or does close prior to its regular weekday closing time;

“Exchange Rate” means, on any day, and, in respect of the translation or conversion of one currency into another currency, the rate of exchange between such currencies such as published by the Central Bank;

“Exercise Date” has the meaning given in Condition 7.2 of Part 1 of these Terms and Conditions (Procedure for Exercise — Exercise Date);

“Exercise Notice” means a notice of exercise in the form set out in the First Schedule to the Warrant Certificate contained at Schedules 2 or 3, as applicable;

“Exercise Period” has the meaning given in Condition 6.2 of Part 1 of these Terms and Conditions (Exercise - Exercise Period);

“Exercise Right” means, in respect of a Warrant, the right of the Warrantholder in respect of such Warrant to exercise such Warrant into units of Ordinary Stock in accordance with these Terms and Conditions;

“Expert” means, in relation to any matter to be Determined by an Expert, an independent investment bank and/or a firm of accountants which is, in either case, of international repute, appointed to act as an expert for the purposes of such matter in accordance with these Terms and Conditions;

“Fair Market Value” means:

(c)                                  with respect to a cash amount, the amount of such cash in euro; and

(d)                                 with respect to any other property on any date, the fair market value of that property as of that date as Determined by an Expert on the basis of a commonly accepted market valuation method, provided, however, that in any such case:

(e)                                  where Ordinary Stock-Related Securities, Spin-Off Securities, options, warrants or other rights are publicly traded in a market which is Determined by an Expert to have adequate liquidity, the fair market value of such Ordinary Stock-Related Securities, Spin-Off Securities, options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such Ordinary Stock-Related Securities, Spin-Off Securities, options, warrants or other rights during the period of five trading days on the relevant market prior to such date (or, if later, the first such trading day such Ordinary Stock-Related Securities, Spin-Off Securities, options, warrants or other rights are publicly traded) or such shorter period as such Ordinary Stock-Related Securities, Spin-Off Securities, options, warrants or other rights are publicly traded;

(f)                                   any cash amount declared or paid in a currency other than euro shall be converted into euro at the rate of exchange used to determine the amount payable to Stockholders who were paid or are to be paid the cash amount in euro; and

(g)                                  any other amount or value in a currency other than euro shall be translated into euro at the Exchange Rate on that date;

“Financial Year” means, in respect of the Bank, any accounting period in respect of which audited financial statements of the Bank have been published or are expected to be published;

“Financial Regulator” means the Irish Financial Services Regulatory Authority as part of the Central Bank and Financial Services Authority of Ireland, or any successor of it;

“Gross Number of units of Ordinary Stock” has the meaning given to it in Condition 6.3 of Part 1 of these Terms and Conditions (Exercise - Gross Number of units of Ordinary Stock);

“Holder” means, in relation to a Warrant, the person in whose name such Warrant is for the time being registered in the Warrant Register (or, in the case of a joint holding, the first named thereof);

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended);

“NewCo” has the meaning given in Condition 10.3 of Part 1 of these Terms and Conditions (Corporate Reorganisation — Corporate Event);

“NewCo Scheme” has the meaning given in Condition 10.3 of Part 1 of these Terms and Conditions (Corporate Reorganisation - Corporate Event);

“Ordinary Scrip Dividend” means an issue of units of Ordinary Stock credited as fully or partly paid up by way of capitalisation of profits or reserves to a Stockholder who has elected to receive such allotment of Ordinary Stock in lieu of a Cash Dividend payable to all Stockholders of such class of stock provided however that such an issue of units of Ordinary Stock shall be deemed to be a Bonus Issue where 90 per cent. or more of the Stockholders of such class of stock elect to receive such dividend in the form of an issue of Ordinary Stock ;

“Ordinary Stock” means units of Ordinary Stock of the Bank having, on the Warrant Issue Date, a par value of €0.64 each;

“Ordinary Stock-Related Securities” means any securities (excluding the Warrants) which by their terms of issue:

(h)                                 carry a right to subscribe for, purchase or otherwise acquire units of Ordinary Stock or any securities which by their terms of issue might be redesignated as units of Ordinary Stock; or

(i)                                     might be redesignated as units of Ordinary Stock or be redesignated so as to carry a right to subscribe for, purchase or otherwise acquire units of Ordinary Stock, including, for the avoidance of doubt, depositary or other receipts or certificates representing units of Ordinary Stock;

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, unincorporated association, limited liability company, state or agency of a state or other entity, whether or not having separate legal personality;

“Preference Stock” means the Dollar Preference Stock, the Sterling Preference Stock, the euro Preference Stock, the 2009 Preference Stock and the 2005 Preference Stock, each as defined in the Bye-Laws of the Bank;

“Record Date” means, in respect of any entitlement to receive any dividend or other distribution declared, paid or made, or any rights (including voting rights) granted, the record date or other due date for the establishment of the relevant entitlement;

“Relevant Exchange” means the Official List of the Irish Stock Exchange Limited or, if the units of Ordinary Stock are no longer listed and traded on the Official List of the Irish Stock Exchange Limited, the principal stock exchange or securities market on which the units of Ordinary Stock are then listed and traded;

“Relevant Price” means, in respect of any Exchange Business Day, the closing quotation price of a unit of Ordinary Stock for that trading day as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto);

“Rights” means, in respect of any securities or assets, any options, warrants or other rights (other than Ordinary Stock-Related Securities) which by their terms of issue carry a right to subscribe for, purchase or otherwise acquire such securities or assets;

“Spin-Off” means:

(a)                                 a distribution of Spin-Off Securities or Rights in respect of Spin-Off Securities by the Bank to Stockholders as a class; or

(b)                                 any issue, transfer or delivery of any property or assets (including cash or shares or securities of or in or issued or allotted by any entity) of the Bank or its Subsidiaries by any entity to Stockholders as a class or, in the case of or in connection with a NewCo Scheme, Existing Stockholders as a class (but excluding the issue and allotment of ordinary shares by NewCo to Existing Stockholders as a class), pursuant in each case to any arrangements with the Bank or any of its Subsidiaries;

“Spin-Off Securities” means equity share capital of an entity other than the Bank or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than the Bank;

“Stockholder” means a holder of stock in the capital of the Bank;

“Subscription Rights” means the right of the Warrantholder(s) to subscribe in cash for Ordinary Shares on the terms and conditions set out in this Instrument;

“Subsidiary” has the meaning assigned to that term by Section 155 of the Companies Act 1963;

“Takeover Bids Regulations” means the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006;

“Terms and Conditions” means the terms and conditions set out in Parts 1 and 2 of Schedule 1 of this Instrument.

“Warrant Instrument” or “Instrument” means this warrant instrument;

“Warrant Issue Date” means the date of the Warrant Instrument;

Construction of certain references

15.2                        In these Terms and Conditions, unless otherwise specified or unless the context otherwise requires:

(a)                                 references to “exercise” of the Warrants shall be construed to mean the exercise of the Warrants into such number of units of Ordinary Stock in accordance with these Terms and Conditions and the issuance by the Bank of units of Ordinary Stock in accordance with these Terms and Conditions and the Bye-Laws of the Bank;

(b)                                 references to any issue or offer or grant to Stockholders “as a class” or “by way of rights” shall be construed so as to include an issue or offer or grant to all or substantially all Stockholders other than Stockholders to whom, by reason of the laws of any jurisdiction or requirements of any recognised regulatory body or any stock exchange in any jurisdiction or in connection with fractional entitlements, it is determined not to make such issue or offer or grant;

(c)                                  “equity share capital” means, in relation to a company, its issued share capital excluding any part of that capital which, neither as respects dividends nor as respects capital, carries any right to participate beyond a specified amount in a distribution;

(d)                                 references to the “issue” of units of Ordinary Stock shall include the transfer and/or delivery of units of Ordinary Stock by the Bank or any of its

Subsidiaries, whether newly issued and allotted or previously existing, but shall exclude the transfer and/or delivery of units of Ordinary Stock by the Bank or any of its Subsidiaries where such Ordinary Stock was held by the Bank or any of its Subsidiaries on behalf of customers, clients, policyholders or third parties;

(e)                                  units of Ordinary Stock held by the Bank shall not be considered as or treated as being “in issue”, provided that units of stock of any class in the capital of the Bank held by the Bank or any of its Subsidiaries on behalf of customers, clients, policyholders or third parties shall be considered as being “in issue”;

(f)                                   a reference to a Clause shall, unless the context requires otherwise, means reference to a Clause in the Warrant Instrument and a reference to a Condition shall, unless the context requires otherwise, means reference to a Condition in these Terms and Conditions;

(g)                                  a reference to a person (including a party to this Instrument) includes a reference to that person’s legal personal representatives, successors and permitted assigns; and

(h)                                 headings and sub-headings are for ease of reference only and shall not affect the construction of these Terms and Conditions.

PART 2

ADJUSTMENTS TO SUBSCRIPTION RIGHTS

16.                               Capital Distributions

Adjustment Event

16.1                        If and whenever (whether before or during the Exercise Period) the Bank shall pay or make any Capital Distributions to Stockholders, the Gross Number of units of Ordinary Stock shall be subject to adjustment in accordance with this Condition 16 of Part 2 of these Terms and Conditions.

Effective Date

16.2                        For the purposes of this Condition 16 of Part 2 of these Terms and Conditions, the “Effective Date” means the first date on which the units of Ordinary Stock are traded ex-the relevant Capital Distribution on the Relevant Exchange or, in the case of a purchase, redemption or buy back of units of Ordinary Stock or any depositary or other receipts or certificates representing units of Ordinary Stock, the date on which such purchase, redemption or buy back is made or, in the case of a Spin-Off, the first date on which the units of Ordinary Stock are traded ex-the relevant Spin-Off on the Relevant Exchange.

Adjustment to the Gross Number of units of Ordinary Stock

16.3                        If and whenever (whether before or during the Exercise Period) the Bank shall pay or make any Capital Distribution to Stockholders, in relation to a Warrant for which the Exercise Date has not occurred prior to the Effective Date, the Gross Number of units of Ordinary Stock shall be adjusted by multiplying the Gross Number of units of Ordinary Stock in effect immediately prior to the Effective Date by the following fraction:

A
A - B

where

A                                       =                                         the Current Market Price of one unit of Ordinary Stock (expressed in euro) on the Effective Date; and

B                                       =                                         the Fair Market Value on the Effective Date of the portion of the Capital Distribution attributable to unit of Ordinary Stock, with such portion being determined by dividing the Fair Market Value of the aggregate Capital Distribution by the number of units of Ordinary Stock entitled to receive the relevant Capital Distribution (or, in the case of a purchase, redemption or buy back of units of Ordinary Stock or any depositary or other receipts or certificates representing units of Ordinary Stock by or on behalf of the Bank or any Subsidiary of the Bank, by the number of units of Ordinary Stock in issue immediately following such purchase, redemption or buy back, and treating as not being in issue any units of Ordinary Stock, or any units of Ordinary Stock represented by depositary or other receipts or certificates, purchased, redeemed or bought back by the Bank).

Effect of adjustment

16.4                        The Gross Number of units of Ordinary Stock as adjusted pursuant to this Condition 16 of Part 2 of these Terms and Conditions shall apply, with effect from the Effective Date, to a Warrant for which the Exercise Date has not occurred prior to the Effective Date. Any such adjustment shall be subject to any subsequent adjustment pursuant to these Terms and Conditions.

17.                               Bonus Issues

Adjustment event

17.1                        If and whenever (whether before or during the Exercise Period) the Bank shall make any Bonus Issue, the Gross Number of units of Ordinary Stock shall be subject to adjustment in accordance with this Condition 17 of Part 2 of these Terms and Conditions.

Effective Date

17.2                        For the purposes of this Condition 11, the “Effective Date” means the date of issue of the relevant units of Ordinary Stock pursuant to the Bonus Issue.

Adjustment to the Gross Number of units of Ordinary Stock

17.3                        In relation to a Warrant for which the Exercise Date has not occurred prior to the Effective Date, the Gross Number of units of Ordinary Stock shall be adjusted by multiplying the Gross Number of units of Ordinary Stock in effect immediately prior to the Effective Date by the following fraction:

B
A

where:

A                                       =                                         the aggregate number of units of Ordinary Stock in issue immediately before the Bonus Issue; and

B                                       =                                         the aggregate number of units of Ordinary Stock in issue immediately after the Bonus Issue.

Effect of adjustment

17.4                        The Gross Number of units of Ordinary Stock as adjusted pursuant to this Condition 17 of Part 2 of these Terms and Conditions shall apply, with effect from and including the Effective Date, to a Warrant for which the Exercise Date has not occurred prior to the Effective Date. Any such adjustment shall be subject to any subsequent adjustment pursuant to these Terms and Conditions.

18.                               Alteration to Nominal Value

Adjustment event

18.1                        If and whenever there shall be an alteration to the nominal value of the units of Ordinary Stock as a result of consolidation or subdivision (whether before or during the Exercise Period), the Gross Number of units of Ordinary Stock shall be subject to adjustment in accordance with this Condition 18 of Part 2 of these Terms and Conditions.

Effective Date

18.2                        For the purposes of this Condition 18 of Part 2 of these Terms and Conditions, the “Effective Date” means the date on which such alteration becomes effective.

Adjustment to the Gross Number of units of Ordinary Stock

18.3                        In relation to a Warrant for which the Exercise Date has not occurred prior to the Effective Date, the Gross Number of units of Ordinary Stock shall be adjusted by multiplying the Gross Number of units of Ordinary Stock in effect immediately prior to the Effective Date by the following fraction:

B
A

where:

A                                       =                                         the aggregate number of units of Ordinary Stock in issue immediately before such alteration; and

B                                       =                                         the aggregate number of units of Ordinary Stock in issue immediately after such alteration.

Effect of adjustment

18.4                        The Gross Number of units of Ordinary Stock as adjusted pursuant to this Condition 18 of Part 2 of these Terms and Conditions shall apply, with effect from and including the Effective Date, to a Warrant for which the Exercise Date has not occurred prior to the Effective Date. Any such adjustment shall be subject to any subsequent adjustment pursuant to these Terms and Conditions.

19.                               Units of Ordinary Stock, Rights and Ordinary Stock-Related Securities Issued to Stockholders

Adjustment event

19.1                        If and whenever (whether before or during the Exercise Period) the Bank shall issue, grant or offer units of Ordinary Stock (including any Ordinary Stock Scrip Dividend), Ordinary Stock-Related Securities, Rights in respect of units of Ordinary Stock or Rights in respect of Ordinary Stock-Related Securities to all or substantially all of the Stockholders as a class by way of rights as a result of which, in each case, Stockholders have the right to acquire units of Ordinary Stock at a Consideration per unit of Ordinary Stock which is less than 90 per cent. of the Current Market Price per unit of Ordinary Stock on the first date on which the terms of such issue, grant or offer (including the price per unit of Ordinary Stock) are publicly announced (the “Announcement Date”), the Gross Number of units of Ordinary Stock shall be subject to adjustment in accordance with this Condition 19 of Part 2 of these Terms and Conditions.

Effective Date

19.2                        For the purposes of this Condition 19 of Part 2 of these Terms and Conditions, the “Effective Date” means the first date on which the units of Ordinary Stock are traded ex-rights, ex-warrants or ex-options on the Relevant Exchange.

Adjustment to the Gross Number of units of Ordinary Stock

19.3                        In relation to a Warrant for which the Exercise Date has not occurred prior to the Effective Date, the Gross Number of units of Ordinary Stock shall be adjusted by multiplying the Gross Number of units of Ordinary Stock in effect immediately prior to the Effective Date by the following fraction:

A+C
A+B

where:

A                                       =                                         the aggregate number of units of Ordinary Stock in issue immediately before the Announcement Date;

B                                       =                                         the aggregate number of units of Ordinary Stock which the Aggregate Consideration (if any) would purchase at the Current Market Price per unit of Ordinary Stock on the Announcement Date; and

C                                       =                                         (1) in the case of an issue, grant or offer of units of Ordinary Stock, the aggregate number of units of Ordinary Stock comprised in the issue, grant or offer; or

(2) in the case of an issue, grant or offer of Ordinary Stock-Related Securities or Rights in respect of units of Ordinary Stock or Rights in respect of Ordinary Stock-Related Securities, the maximum aggregate number of units of Ordinary Stock which could be issued upon exercise in full of the rights to subscribe for, purchase or otherwise acquire units of Ordinary Stock pursuant to the terms of such Ordinary Stock-Related Securities or Rights in respect of units of Ordinary Stock or Rights in respect of Ordinary Stock-Related Securities, calculated as at the date of issue of such Ordinary Stock-Related Securities or Rights in respect of units of Ordinary Stock or Rights in respect of Ordinary Stock-Related Securities.

Formula

19.4                        If on the date (the “Specified Date”) of issue, grant or offer of the relevant Ordinary Stock-Related Securities, Rights in respect of units of Ordinary Stock or Rights in respect of Share Related Securities the maximum aggregate number of units of Ordinary Stock which could be issued upon exercise in full of the rights to subscribe for, purchase or otherwise acquire units of Ordinary Stock pursuant to the terms of such Ordinary Stock Related Securities or Rights is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time then, for the purposes of this Condition 19 of Part 2 of these Terms and Conditions, “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such subscription, purchase or acquisition had taken place on the Specified Date.

Effect of adjustment

19.5                        The Gross Number of units of Ordinary Stock as adjusted pursuant to this Condition 19 of Part 2 of these Terms and Conditions shall apply, with effect from and including the Effective Date, to a Warrant for which the Exercise Date has not occurred prior to the Effective Date. Any such adjustment shall be subject to any subsequent adjustment pursuant to these Terms and Conditions.

20.                               No Adjustments

Specified adjustment events

20.1                        No adjustment shall be made to the Gross Number of units of Ordinary Stock other than pursuant to the provisions of Conditions 16 to Condition 19 of Part 2 of these Terms and Conditions.

Adjustments of less than 0.01 per cent. and rounding

20.2                        No adjustment shall be made to the Gross Number of units of Ordinary Stock where such adjustment would represent less than 0.01 per cent. of the aggregate Gross Number of units of Ordinary Stock in respect of which the aggregate Warrants may be exercised.  Any adjustment which is by the preceding sentence of this Condition 20.2 of Part 2 of these Terms and Conditions not required to be made shall be carried forward and included in any subsequent adjustment if the combined effect of the implementation of such adjustments would represent 0.01 per cent. or more of the aggregate Gross Number of units of Ordinary Stock in respect of which the aggregate Warrants may be exercised. For the avoidance of doubt, where any adjustment to the Gross Number of units of Ordinary Stock results in something other than an integral number, such number shall not be rounded upwards or downwards for the purposes of these Terms and Conditions and shall be carried forward and included in any subsequent adjustment.

Corporate Events

20.3                        Except as provided in Condition 10.3 of Part 1 of these Terms and Conditions, no adjustment shall be made to the Gross Number of units of Ordinary Stock where units of Ordinary Stock or other securities (including rights, warrants or options) are issued, offered, exercised, allotted, appropriated, modified or granted any Corporate Event becoming effective.

No double adjustment

20.4                        If one event which gives rise to an adjustment to the Gross Number of units of Ordinary Stock under Conditions 16 (Capital Distributions) to 19 (units of Ordinary Stock, Rights and Ordinary Stock-Related Securities Issued to Stockholders) of Part 2 of these Terms and Conditions is such as would be capable of falling within more than one of those Conditions, it shall fall within the first of the applicable Conditions to the exclusion of the remaining Conditions, unless expressly stated to the contrary therein.

Preference Stock and 2009 Preference Stock

20.5                        Notwithstanding the Adjustment Provisions, the Gross Number of units of Ordinary Stock shall not be adjusted in connection with any of the following:

(a)                                 the issue, purchase or redemption of the Preference Stock or the 2009 Preference Stock; or

(b)                                 any Cash Dividend on any class of capital stock of the Bank;

(c)                                  the issue of 2009 Bonus Stock pursuant to Bye-Law 6(I)(4) or the issue of additional Preference Stock pursuant Bye-Laws 4(B), 5(B) or 6(B) or the issue of units of stock pursuant to Bye-Law 133 or the issue of Ordinary Stock pursuant to the exercise of the Warrants or otherwise pursuant to the terms of this Warrant Instrument or the Subscription Agreement; or

(d)                                 the issue by the Bank on or before 31 December 2009 of Core Tier 1 Securities for the purpose of funding a redemption or purchase of 2009 Preference Stock.

21.                               Adjustments for Exercise near a Record Date

Adjustment Event

21.1                        If and whenever the Gross Number of units of Ordinary Stock is to be adjusted pursuant to any of Condition 16 (Capital Distributions) to Condition 19 (units of Ordinary Stock, Rights and Ordinary Stock-Related Securities issued to Stockholders) of Part 2 of these Terms and Conditions and the Exercise Date in relation to a Warrant is after the Record Date for any such issue, distribution, grant or offer as is mentioned in the relevant Condition but before the relevant adjustment becomes effective under the relevant Condition, the following provisions of this Condition 21 of Part 2 of these Terms and Conditions shall apply.

Effect of Adjustment

21.2                        Upon the relevant adjustment becoming effective under the relevant Condition, the Bank shall procure that there shall be issued to the exercising Warrantholder or to another person in accordance with the instructions contained in the relevant Exercise Notice, (subject to any applicable exchange control or other laws or other regulations) such additional number of units of Ordinary Stock as, together with the units of Ordinary Stock issued or to be issued on exercise of the relevant Warrants, is equal to the number of units of Ordinary Stock which would have been required to be issued on exercise of the relevant Warrants if the relevant adjustment to the Gross Number of units of Ordinary Stock had in fact been made and become effective immediately before the relevant Exercise Date.

Delivery of units of Ordinary Stock

21.3                        The relevant additional units of Ordinary Stock will be issued as provided in Condition 9 (Settlement — Issue and Delivery of units of Ordinary Stock).

22.                              Aggregate Consideration and Consideration per unit of Ordinary Stock

Applicability of this Condition

22.1                        For the purpose of calculating any adjustment to the Gross Number of units of Ordinary Stock pursuant to these Terms and Conditions, in the case of any issue, grant or offer of units of Ordinary Stock, Ordinary Stock-Related Securities, Rights in respect of units of Ordinary Stock or Rights in respect of Ordinary Stock-Related Securities, the “Aggregate Consideration” and the “Number of units of Ordinary Stock” shall be calculated or determined (if necessary) in accordance with the following provisions of this Condition 22 of Part 2 of these Terms and Conditions and the “Consideration per unit of Ordinary Stock” shall, in each case, be the relevant Aggregate Consideration divided by the relevant Number of units of Ordinary Stock.

Units of Ordinary Stock for cash or pursuant to an Ordinary Stock Scrip Dividend

22.2                        In the case of an issue, grant or offer of units of Ordinary Stock for cash or pursuant to an Ordinary Stock Scrip Dividend:

(a)                                 the Aggregate Consideration shall be the amount of such cash (or Cash Dividend foregone in the case of an Ordinary Stock Scrip Dividend), provided that in no such case shall any deduction be made for any commissions or any expenses paid or incurred by the Bank for any underwriting of the issue or otherwise in connection therewith; and

(b)                                 the Number of units of Ordinary Stock shall be the number of units of Ordinary Stock so issued, granted or offered.

units of Ordinary Stock not for cash

22.3                        In the case of the issue, grant or offer of units of Ordinary Stock for a consideration in whole (or part) other than in cash:

(a)                                 the Aggregate Consideration shall be the amount of such cash (if any) plus the consideration other than cash, which shall be deemed to be the Fair Market Value thereof or, if pursuant to applicable law such determination is to be made by application to a court of competent jurisdiction, the value thereof as determined by such court or an appraiser appointed by such court, irrespective of the accounting treatment thereof; and

(b)                                 the Number of units of Ordinary Stock shall be the number of units of Ordinary Stock so issued, granted or offered.

Issue of Ordinary Stock-Related Securities

22.4                        In the case of the issue, grant or offer of Ordinary Stock-Related Securities or Rights in respect of Ordinary Stock-Related Securities:

(a)                                 the Aggregate Consideration shall be:

(i)                                     the consideration (if any) received by the Bank or any Subsidiary of the Bank for such Ordinary Stock-Related Securities and (if applicable) Rights or, as the case may be, such grant; plus

(ii)                                  the additional consideration (if any) to be received by the Bank or any Subsidiary of the Bank upon (and assuming) the exercise in full of the rights to subscribe for, purchase or otherwise acquire units of Ordinary Stock pursuant to the terms of such Ordinary Stock-Related Securities at the initial price or rate and (if applicable) the exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Stock-Related Securities pursuant to the terms of such Rights at the initial price or rate, the consideration in each case to be determined in the same manner as provided in Conditions 22.2 and 22.4 of this of Part 2 of these Terms and Conditions; and

(b)                                 the Number of units of Ordinary Stock shall be the number of units of Ordinary Stock to be issued upon (and assuming) such exercise in full of the rights to subscribe for, purchase or otherwise acquire units of Ordinary Stock pursuant to the terms of such Ordinary Stock-Related Securities at the initial price or rate and (if applicable) the exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Stock-Related Securities pursuant to the terms of such Rights at the initial price or rate.

22.5                        In the case of the issue, grant or offer of Rights in respect of units of Ordinary Stock:

(a)                                 the Aggregate Consideration shall be:

(i)                                     the consideration (if any) received by the Bank for any such Rights; plus

(ii)                                  the additional consideration to be received by the Bank upon (and assuming) the exercise in full of the rights to subscribe for, purchase or otherwise acquire units of Ordinary Stock pursuant to the terms of such Rights at the initial price or rate or determined in the same manner as provided in Conditions 22.2 and 22.4 of this of Part 2 of these Terms and Conditions; and

(b)                                 the Number of units of Ordinary Stock shall be the number of units of Ordinary Stock to be issued upon (and assuming) the exercise in full of the rights to subscribe for, purchase or otherwise acquire units of Ordinary Stock pursuant to the terms of such Rights at the initial price or rate.

Currency translation

22.6                        If any of the consideration referred to in any of the preceding paragraphs of this Condition 22 of Part 2 of these Terms and Conditions is receivable in a currency other than euro, such consideration shall be translated into euro for the purposes of this Condition 22 of Part 2 of these Terms and Conditions at the Exchange Rate on the date as of which the said consideration is required to be calculated.

23.                               Notice of Adjustment of the Gross Number of units of Ordinary Stock

The Bank shall give notice to the Warrantholders in accordance with Condition 13 (Notices) of Part 1 of these Terms and Conditions of any adjustment of the Gross Number of units of Ordinary Stock (whether before or during the Exercise Period) as soon as reasonably practicable following the determination thereof and, following the receipt of such notice, any Warrantholder may surrender its Warrant Certificate at the registered office of the Bank, together with such evidence as the Bank may reasonably require to prove the title to the relevant Warrants of the relevant Warrantholder and, upon such surrender, the Bank shall deliver to such Warrantholder a new Warrant Certificate endorsed with the adjusted Gross Number of units of Ordinary Stock. For the avoidance of doubt, failure of a Warrantholder to deliver the applicable Warrant Certificate to the Warrant Registrar for replacement in accordance with this Condition 23 of Part 2 of these Terms and Conditions will not prejudice the rights of such Warrantholder to receive the adjusted Gross Number of units of Ordinary Stock on the exercise of the relevant Warrants.

SCHEDULE 2

FORM OF CORE TRANCHE WARRANT CERTIFICATE

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

(the “Bank”)

CORE TRANCHE WARRANT CERTIFICATE

Certificate No:

Date of Issue:

Name and Address of Warrantholder:

Number of Core Tranche Warrants:

Exercise Price per Warrant:

THIS IS TO CERTIFY that the Warrantholder named above is the registered holder of [  •  ] Core Tranche Warrants each of which entitles the holder to subscribe for the Gross Number of units of Ordinary Stock (being, on the Warrant Issue Date, one) in the capital of the Bank specified above, in accordance with and subject to the provisions of the Instrument entered into by way of deed constituting warrants to subscribe for units of Ordinary Stock in the capital of the Bank dated [  •  ] 2009 (the “Warrant Instrument”).  Terms defined in the Warrant Instrument have the same meaning when used in this Certificate.

The Warrantholder is entitled to the benefit of, is bound by, and is deemed to have knowledge of, all of the provisions of the Warrant Instrument and the Terms and Conditions.

PRESENT when the seal

of THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

was affixed hereto:

Director/Secretary/Authorised Person

FIRST SCHEDULE TO THE WARRANT CERTIFICATE

Notice of Exercise

To:                             The Directors

The Governor and Company of the Bank of Ireland

(the “Bank”)

Lower Baggot Street

Dublin 2

We hereby exercise the Exercise Rights over                     Core Tranche Warrants represented by the enclosed Warrant Certificate and attach [a bank draft] [other method of payment provided for in the Warrant Instrument / agreed by the Bank] for €[  •  ] being the aggregate Exercise Price payable for the Warrants in respect of the Exercise Rights we are exercising.

We direct the Bank to allot and issue units of Ordinary Stock in the following numbers and to the following proposed allottees:

No. of Warrant Stock	Name of Proposed Allottee	Address of Proposed Allottee

We request that the share certificate(s) for the units of Ordinary Stock to be issued by the Bank following receipt of this Notice [to be made available for collection on              ]\[be sent by registered post to us at the first address shown above, marked for the attention of [  •  ]].  We agree that the units of Ordinary Stock are issued subject to the Bye-Laws of the Bank.

Signed by		)
[	]	)
for and on behalf of		)
[	]	)

SCHEDULE 3

FORM OF SECONDARY TRANCHE WARRANT CERTIFICATE

The Governor and Company of the Bank of Ireland

(the “Bank”)

SECONDARY TRANCHE WARRANT CERTIFICATE

Certificate No:

Date of Issue:

Name and Address of Warrantholder:

Number of Secondary Tranche Warrants:

Exercise Price per Warrant:

THIS IS TO CERTIFY that the Warrantholder named above is the registered holder of [  •  ] Secondary Tranche Warrants, each of which entitles the holder to subscribe for the Gross Number of units of Ordinary Stock (being, on the Warrant Issue Date, one) in the capital of the Bank specified above, in accordance with and subject to the provisions of the Instrument entered into by way of deed constituting warrants to subscribe for units of Ordinary Stock in the capital of the Bank dated [  •  ] 2009 (the “Warrant Instrument”).  Terms defined in the Warrant Instrument have the same meaning when used in this Certificate.

The Warrantholder is entitled to the benefit of, is bound by, and is deemed to have knowledge of, all of the provisions of the Warrant Instrument and the Terms and Conditions.

PRESENT when the seal

of THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

was affixed hereto:

Director/Secretary/Authorised Person

FIRST SCHEDULE TO THE WARRANT CERTIFICATE

Notice of Exercise

To:                             The Directors

The Governor and Company of the Bank of Ireland

(the “Bank”)

Lower Baggot Street

Dublin 2

We hereby exercise the Exercise Rights over                    Secondary Tranche Warrants represented by the enclosed Warrant Certificate and attach [a bank draft] [other method of payment provided for in the Warrant Instrument / agreed by the Bank] for €[  •  ] being the aggregate Exercise Price payable for the Warrants in respect of the Exercise Rights we are exercising.

We direct the Bank to allot and issue units of Ordinary Stock in the following numbers and to the following proposed allottees:

No. of Warrant Stock	Name of Proposed Allottee	Address of Proposed Allottee

We request that the share certificate(s) for the units of Ordinary Stock to be issued by the Bank following receipt of this Notice [to be made available for collection on         ]\[be sent by registered post to us at the first address shown above, marked for the attention of [  •  ]].  We agree that the units of Ordinary Stock are issued subject to the Bye-Laws of the Bank.

Signed by		)
[	]	)
for and on behalf of		)
[	]	)

IN WITNESS WHEREOF this Instrument has been executed by the Bank and the NPRFC as a deed and is intended to be and is hereby delivered on the date first above written.

PRESENT when the seal

of THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

was affixed hereto:

Director/Secretary/Authorised Person

Witness:

Address:

Occupation:

The Seal of
NATIONAL PENSIONS RESERVE
FUND COMMISSION

was affixed in the presence of:

Chairman

Commissioner

SCHEDULE 3

WARRANTIES

1.                                      Capacity and Authority

1.1                               Each Group Company is a company duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated, and has the legal right and full power and authority to carry on its business and activities (including as to the ownership, leasing or operation of assets or properties) as currently being carried on and intended to be carried on at the date of this Agreement and is duly qualified to do business in the jurisdictions in which the transaction of its business makes such qualification necessary.

1.2                               This Agreement, the Warrant Instrument and any documents to be executed by the Company at Completion have been or will be duly authorised, executed and delivered by the Company and constitute or will constitute, when executed, valid and binding agreements of the Company, enforceable in accordance with their terms without any sanction or consent by stockholders of the Company or any class of stockholders of the Company.

2.                                     Information

2.1                               All information provided by any Group Company, or any of their officers, agents, advisers or employees to the Subscriber and/or the Department and/or the Minister and/or the Financial Regulator and/or the Central Bank and/or any of their respective officers, agents or advisers, whether in connection with the Subscription (including, but not limited to the responses to due diligence enquiries, confirmations and the contents of the physical data room and the virtual data room provided by the Company prior to the Subscription) or other requests for information made since the enactment of the Credit Institutions (Financial Support) Act 2008 on 2 October 2008 (the “Information”) was supplied in good faith and was when supplied, and remains, true, accurate and complete in all material respects and not misleading in any material respect, and so far as such Information is expressed as a matter of opinion, such opinions were when given and remain truly and honestly held and not given casually or recklessly or without due regard for their accuracy.

2.2                               The Information was provided after due and careful consideration of all relevant factors and there were no facts known to any Group Company, or any of their officers, agents, advisers or employees that were not taken into account in the preparation of such Information and which could reasonably be expected to have a material effect thereon.

2.3                               No events have occurred subsequent to the provision of the Information and no fact or matter or circumstance exists which has not been disclosed in writing to the Subscriber and/or the Department and/or the Minister that, on the basis of the utmost good faith, ought to be disclosed to the Subscriber and/or the Department and/or the Minister or which otherwise would reasonably be considered material.

2.4                               As far as the Company is aware, having made due and careful enquiry of all Senior Employees, there is no matter or fact pattern which may give rise to a risk of reputational damage for the Group as a financial institution in Ireland or abroad.

2.5                               In relation to all documents published or announcements issued by the Company via a regulatory information service since the 31 March 2008 (the “Disclosures”):

(a)                                 the Disclosures were true and accurate in all material respects and not misleading in any material respect at the time of publication and, save to the extent corrected, amended or supplemented in any subsequent documents or announcements, remain true and accurate in all material respects and not misleading in any material respect;

(b)                                 any estimates, expressions of opinion or intention or expectation in the Disclosures were made on reasonable grounds and were honestly held and fairly based and there were no facts known (or which could have been known if reasonable enquiry had been made by the directors of the Company or the relevant personnel at the relevant Group Company) the omission of which would make any statement of fact or estimate or statement or expression of opinion in any of the Disclosures misleading; and

(c)                                  the Disclosures complied with the charter and bye-laws and other constitutional documentation of the Company and all relevant legal or regulatory requirements to which any Group Company is subject.

3.                                      Capital Stock and Group Companies

3.1                               The entire authorised and issued capital stock of the Company on the date of this Agreement is as set out in recital (B) of this Agreement, and all stock that has been issued by the Company is fully paid up.

3.2                               There is no Encumbrance, nor is there any agreement, arrangement or obligation to create or give any Encumbrance, on, over or affecting any issued or unissued stock, shares, loan or other capital of any Group Company other than the Company save for the items listed in paragraphs (a) to (f) (inclusive) of Note 33 to the audited accounts of the Company for the year ended 31 March 2008, and no claim has been made by any person to be entitled to any such Encumbrance.

3.3                               Save as provided in this Agreement, or in the rights of the 2009 Preference Stock or the existing Preference Stock as set out in the Bye-laws or in the terms of the Warrant Instrument or pursuant to the terms of the Stock Schemes, no Group Company is a party to any agreement, arrangement or obligation in force which calls for the present or future allotment, issue, transfer or disposal of, or the redemption or repurchase of, or the grant to any person of the right (whether conditional or otherwise) to call for the allotment, issue, transfer or disposal of, or the redemption or repurchase of, any security of any Group Company (including, without limitation, any debt security in any Group Company, or any option or warrant or right of pre-emption over or any securities convertible or exchangeable for securities of any Group Company).

3.4                               No stock, shares, loan or other capital (excluding the Senior Debt Issues and approximately 4,000,000 units of ordinary stock issued pursuant to the Stock Schemes, the Private Placements and other private placements made in the ordinary course) has been created, allotted, issued, acquired, repaid or redeemed, or agreed to be created, allotted, issued, acquired, repaid or redeemed, by any Group Company since the date of publication of its last set of audited accounts.

3.5                               The Company does not have any Subsidiary Undertaking or Associated Undertaking or any branch (within the meaning of Council Directive 89/666/EEC of 21 December 1989) other than those listed in Schedule 4.  The shares or other interests held by any Group Company in the capital of any Subsidiary Undertakings or Associated Undertakings of the Company are legally and beneficially owned free from all Encumbrances and are fully paid up.

3.6                               Each of the Resolutions, the Subscription, the allotment and issue of the 2009 Preference Stock, the issue of the Warrants, and the allotment and issue of any Warrant Stock or Bonus Stock:

(a)                                 complies or will comply (as applicable) in all respects with all agreements to which any Group Company is a party or by which any such Group Company is bound, the charter and Bye-laws and other constitutional documentation of the Company, and all applicable laws and regulations in Ireland and elsewhere; and

(b)                                 does not or will not (as applicable), exceed or breach or cause a variation in any restrictions or the terms of, or a default under, any contract, deed, indenture, security, obligation, commitment or arrangement by or binding upon any Group Company or their respective properties, revenues or assets or result in any right of pre-emption or other material provision thereof becoming or ceasing to be effective, or result in the imposition or variation of any rights or obligations of any Group Company which are material, save, only to the extent that any allotment or issue of Warrant Stock or Bonus Stock would result in a “change of control” under the terms of the relevant agreements, as set out in Item PDR M F 14 of the physical data room provided by the Company prior to the Subscription.

3.7                               The Company and the Directors have the right, power and authority under the charter and Bye-laws and other constitutional documentation of the Company to issue and allot the 2009 Preference Stock and any Bonus Stock or Warrant Stock and otherwise to perform all of its obligations pursuant to this Agreement and the Warrant Instrument.

3.8                               Save as set out in Clause 3.1(b)-(f), there are no other consents, authorisations or approvals required by the Company in connection with the Subscription, the issue and allotment of the 2009 Preference Stock, the issue of the Warrants or the performance of the Company’s obligations pursuant to this Agreement.

3.9                               The Subscription, the allotment and issue of the 2009 Preference Stock or any Warrant Stock or Bonus Stock, and the issue of the Warrants will not cause or result, in any contracts or arrangements to which any Group Company is a party becoming capable of being terminated by a party thereto (other than a member of the Group) or permit any such party to exercise a right against a Group Company (save, only to the extent that any allotment or issue of Warrant Stock or Bonus Stock would result in a “change of control” under the terms of the relevant agreements, as set out in Item PDR M F 14 of the physical data room provided by the Company prior to the Subscription) or otherwise give rise to material adverse consequences, to an extent that would be (singly or in the aggregate) material.

3.10                        Following the Subscription, the issue and allotment of the 2009 Preference Stock, any Warrant Stock or Bonus Stock and the issue of the Warrants, no Group Company will be obliged to pay dividends or distributions on existing Tier 1 securities, and no existing Tier 1 securities of the Group will fail to continue to qualify as Tier 1 Capital.

3.11                        The 2009 Preference Stock and any Warrant Stock or Bonus Stock will, when issued and allotted pursuant to the terms of this Agreement or, as relevant, the Warrant Instrument, be free from Encumbrances, and will have the rights and be subject to the restrictions set out in the Bye-laws.

3.12                        The Warrants will, when issued pursuant to the terms of this Agreement, be free from Encumbrances, and will have the rights and be subject to the restrictions set out in the Warrant Instrument.

4.                                      Effect of Performance of this Agreement

The performance of the Company’s obligations pursuant to this Agreement and pursuant to the terms of the Warrant Instrument and, in respect of the 2009 Preference Stock, under the Bye-laws will not:

4.1                               conflict with or result in the breach of or constitute a default under any of the terms, conditions or other provisions of any material agreement, licence or instrument to which any Group Company is a party (including, without limitation, facilities agreements, debt programmes and derivatives contracts), or any Encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any material assets of any Group Company is bound or subject;

4.2                               relieve any person from any material contract with, or other material arrangement or material obligation in favour of, any Group Company (whether contractual or otherwise) or enable any person (save, only to the extent that any allotment or issue of Warrant Stock or Bonus Stock would result in a “change of control” under the terms of the relevant agreements, as set out in Item PDR M F 14 of the physical data room provided by the Company prior to the Subscription) to determine or avoid any such contract, arrangement or obligation or any right, privilege or benefit enjoyed by any Group Company that would be (singly or in the aggregate) material, or enable any person to exercise any right whether under an agreement with or otherwise in respect of any Group Company that would be (singly or in the aggregate) material; or

4.3                               result in the creation, imposition, crystallisation or enforcement of any security interest whatsoever on any assets of any Group Company that would be material.

5.                                      Accounts

5.1                               The Accounts have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and International Financial Reporting Interpretations Committee interpretations as adapted by the European Union and with those parts of the Companies Act applicable to companies reporting under IFRS with the European Communities (Credit Institutions: Accounts) Regulations, 1992 and with the Asset Covered Securities Act, 2001 to 2007.

5.2                               The Accounts show a true and fair view (within the meaning of IFRS and the legislation referred to in paragraph 5.1 above) of the assets, liabilities (including contingent liabilities), commitments and financial position and the state of affairs of the Group as at the end of each relevant accounting period and of the results, cashflows and change in equity of the Company and the Group for such periods.

5.3                               Full disclosure of, and adequate provisions (within the meaning of IFRS and the legislation referred to in paragraph 5.1 above) for, bad and doubtful debts and all liabilities (whether actual, deferred, contingent, disputed or otherwise) and commitments of the Group as at the end of each relevant accounting period were made in the Accounts.

5.4                               The Group has established financial reporting and internal control procedures that provide a reasonable basis for the Company’s directors to make proper judgments as to the financial position and prospects of each Group Company, and any changes to such procedures suggested or recommended by the Group’s auditors have been implemented in full.

5.5                               The Management Accounts have been prepared with due care and attention and have been prepared on a basis consistent with that adopted and on the same assumptions as those made in preparing previous management accounts of the Group for the year immediately preceding the date of the Management Accounts and show a reasonably accurate view of the state of affairs and profit or loss of the Group as at and for the period in respect of which they have been prepared.

5.6                               There are no, and during the past five (5) years have been no:

(a)                                 material weaknesses in the Company’s internal controls over the financial reporting (whether or not remediated) of the Company or the Group, save as referred to in item 15 (Controls and Procedures) of the Form 20-F filed by the Company with the U.S. Securities and Exchange Commission on 11 September 2006 in respect of the year ended 31 March 2006 relating to the production of U.S. GAAP figures,; or

(b)                                 changes in the Company’s internal controls over the financial reporting of the Company or the Group that have materially adversely affected, or would be reasonably likely to materially adversely affect, the Company’s internal controls over the financial reporting of the Company or the Group; or

(c)                                  fraud that involves any Senior Employee and no material fraud that involves any employee of the Company or (so far as the Company is aware) of any member of the Group.

5.7                               Since 31 March 2008 and save as announced via a regulatory information service by the Company:

(a)                                 the business and activities of each Group Company have been carried on in the ordinary and usual course without interruption in all material respects, in the same manner (including, without limitation, nature and scope) so as to maintain the business of each Group Company as a going concern;

(b)                                 there has been no Material Adverse Effect;

(c)                                  there have been no material impairment charges in respect of any assets of any Group Company, and there has been no increase in the provisions in respect of losses in relation to any mortgages, loans or other assets of any Group Company that, in any of the foregoing cases, would be (singly or in the aggregate) material;

(d)                                 save for this Agreement and the Warrant Instrument, no Group Company has, otherwise than in the ordinary course of business, entered into or assumed or incurred any contract, commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other agreement or obligation that, in any of the foregoing cases, is (singly or in the aggregate) material;

(e)                                  except to an extent that (singly or in the aggregate) is not material:

(i)                                     no debtor has been released by any Group Company on terms that he pays less than the book value of his debt; and

(ii)                                  no debt owing to any Group Company has been deferred, subordinated or written off or has proven irrecoverable;

(f)            no Group Company has been involved in any transaction (other than any transaction provided for in this Agreement) that has resulted or would be reasonably likely to result (singly or in the aggregate) in any liability for Taxation on the part of any Group Company that is (singly or in the aggregate) material or is outside the ordinary course of business of the relevant Group Company;

(g)           no Group Company has been in default in any material respect under any agreement or arrangement to which any Group Company is a party and which is material and there are no circumstances likely to give rise to such default;

(h)           save in the ordinary and proper course of business no changes have occurred in the assets and liabilities shown in the Accounts and there has been no reduction in the value of the net tangible assets of any Group Company on the basis of the valuations adopted for the purposes of the Accounts to an extent that is (singly or in the aggregate) material; and

(i)            no dividend or distribution has been declared, paid or made by any Group Company (save for dividends paid on the euro preference stock or sterling preference stock that have been issued by the Company, or dividends paid by wholly-owned subsidiaries of the Company).

5.8                               There is no existing profit forecast outstanding in respect of the Company, the Group taken as a whole or any member thereof save as announced via a regulatory information service.

5.9                               There are no companies, undertakings, partnerships, joint ventures, trusts or entities of any kind in existence in which any Group Company has an interest but whose results are not consolidated with the results of the Group, whose default would affect the indebtedness or increase the contingent liabilities of the Group or any Group Company to an extent which would be (singly or in the aggregate) material.

6.                                      Taxation

6.1                               No Taxation is payable by the Group in connection with the Subscription or the issue and allotment of the 2009 Preference Stock or on the issue of the Warrants.

6.2                               All Taxation of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of applicable legislation relating to Taxation for which any Group Company is liable as a result of any act, transaction, event, occurrence or omission on or prior to Completion will, in so far as such Taxation or other sums ought to be paid prior to or on Completion, have been paid or provided for at or before Completion so that no Group Company will have a future liability in respect thereof.

6.3                               No Group Company has any liability in respect of Tax (whether actual or contingent) payable by reference to income, profits or gains earned or received or deemed to have been earned or received on or before 31 March 2008 or referable to any act, event, occurrence, omission or transactions occurring or deemed to have occurred, on or before 31 March 2008 that is not fully provided for in the Accounts.

6.4                               No Group Company has any outstanding liability to Tax in respect of the period or periods from 31 March 2008 or, if different, the date of publication of its last set of audited accounts (the “Last Accounting Date”) up to and including Completion other than a liability which arises in the ordinary course of the trade carried on by such Group Company as at the Last Accounting Date.

6.5                               Each Group Company has, for each accounting period up to and including the accounting period in which Completion falls:

(a)                                 furnished any relevant Tax Authority with full and accurate particulars relating to the affairs of such Group Company;

(b)                                 properly and within the prescribed periods of time made all returns, declarations and payments and given or delivered all notices, accounts and information required for the purposes of Taxation;

(c)                                  sufficient and proper records in relation to all events up to and including Completion including any claims or elections made to calculate the Tax liability or relief which would arise on any disposal or on the realisation of any asset owned by such Group Company at Completion; and

(d)                                 all such particulars, returns, notices, accounts information and payments have been correct in all material respects and were made on a proper basis and there is no dispute or disagreement (save for those disclosed as part of the due diligence process carried out by the Subscriber in contemplation of the Subscription) outstanding nor any grounds or circumstances which might cause any dispute or disagreement with any Tax Authority and no such dispute or disagreement is expected or contemplated or, as far as the Company is aware, likely to commence regarding any liability or potential liability to any tax recoverable from such Group Company or regarding the availability of any relief from Tax.

7.                                      Assets

7.1                               All assets included in the Accounts or acquired by any Group Company since 31 March 2008 and all assets used by any Group Company or which are in the reputed ownership of any Group Company are legally and beneficially owned by such Group Company free from any Encumbrance, and where capable of possession, in the possession or under the control of the relevant Group Company, save for assets of the Group’s pension schemes which are legally owned by the trustees of the relevant schemes; assets and liabilities relating to securitisations which are held by “orphan” special purpose vehicles; certain mortgage-related assets which are pooled to cover or back certain asset-covered securities, mortgage-backed promissory notes and mortgage-covered bonds; and assets in respect of life assurance policies which are held for the benefit of policy holders.

7.2                               The assets owned or leased by each of the Group Companies and the facilities and services to which each of the Group Companies has a contractual right comprise all the assets, facilities and services necessary or reasonably convenient for the carrying on of the business of each of the Group Companies in the manner in which it is presently conducted.

7.3                               Each agreement or arrangement entered into by any Group Company with any other party prior to the date of this Agreement, the whole or part of which purports to constitute a security interest of any kind, or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) the purpose of which is to secure the obligations of such other party in favour of the relevant Group Company, whether arising under the relevant agreement or arrangements or otherwise, constitutes valid, binding and enforceable security in respect of the obligations secured thereunder (the “Security”) and all steps have been taken to ensure that the Security has, where capable of being perfected, been fully perfected in accordance with the requirements of any applicable law, regulatory and administrative requirements except to an extent that would not (singly or in the aggregate) be material.

8.                                      Intellectual Property

8.1                               Except to an extent that would not (singly or in the aggregate) be material, and so far as the Company is aware, no Group Company infringes the Intellectual Property Rights of any third party, and, so far as the Company is aware, no third party infringes the Intellectual Property Rights owned or used by any Group Company.

8.2                               All material Intellectual Property Rights used by any Group Company are either legally or beneficially owned by the relevant Group Company or are used under a valid and subsisting licence, and such Intellectual Property Rights are not subject to any Encumbrance that is (singly or in the aggregate) material.

8.3                               Except to an extent that is not (singly or in the aggregate) material:

(a)                                 all Intellectual Property Rights registered in the name of a Group Company (if any) are beneficially owned by it and subsisting and, if granted, not subject to revocation;

(b)                                 all Intellectual Property Rights owned and used or reasonably likely to be used by any Group Company and capable of legal protection are subject to appropriate and enforceable protection, including, where reasonably appropriate, by registration, in relation to which all requisite registration and renewal fees in respect thereof have been duly and paid in a timely manner; and

(c)                                  so far as the Company is aware, there is no restriction of any Group Company’s rights to use any Intellectual Property Rights owned by or licensed to any Group Company to engage in any of the activities presently or proposed to be undertaken by it.

8.4                               The Intellectual Property Rights comprise all of the Intellectual Property necessary for each Group Company to operate its business and for the Group to operate the Bank’s Business as a whole in each case as it is operated at the date of the Agreement.

9.                                      Information Technology

Except to an extent that is not (singly or in the aggregate) material:

9.1                               the Information Technology systems used in connection with the businesses of the Group or any Group Company are all the systems required for the present needs of the businesses of the Group or any Group Company, including, without limitation, as to system capacity and ability to process current peak volumes and anticipated volumes in a timely manner;

9.2                               in the twelve (12) months prior to the date of this Agreement there have not been any failures or breakdowns of any Information Technology which have caused any substantial disruption or interruption to the business of any Group Company, and the

Company is not aware of any fact or matter that might cause or lead to any such failure or breakdown;

9.3                               all hardware comprised in any Information Technology systems, excluding any software and any external communications lines, used in the businesses of the Group or any Group Company are owned (except those items which are subject to finance leases) and operated by and are under the control of a Group Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Group or (where governed by outsourcing or other similar arrangements) are otherwise openly accessible to the Group; and

9.4                               each Group Company is validly licensed to use the software used in its business.

10.                               Insurance

10.1                        Each Group Company is now, and has at all material times been, adequately insured against accident, damage, injury, public liability, third party loss, and other risks normally covered by insurance and the material assets of an insurable nature of each Group Company are insured with a reputable insurance office or underwriters in amounts representing their full reinstatement or replacement value (including, where any property is let, two (2) years loss of rent) against fire and other risks normally insured against by persons carrying on business similar to that of the Group Company, and any risks against which the Group might reasonably be expected to insure in the particular circumstances of the businesses carried on by each Group Company.

10.2                        As far as the Company is aware, there are no circumstances which could lead to any liability under any policy of insurance for the benefit of any Group Company (the “Policies”) being avoided by the insurers and all premiums due in respect of the Policies have been duly paid, and all of the Policies are in full force and effect and are not void or voidable and, as far as the Company is aware, nothing has been done or omitted to be done by any Group Company which would make any of the Policies void or voidable.

10.3                        No claim is outstanding under any of the Policies and no event has occurred, and no circumstances exist, which gives rise, or are likely to give rise, to any claim under any of the Policies that would be material.

11.                               Agreements

11.1                        No party with whom any Group Company has entered into any agreement or arrangement that is (singly or in the aggregate) material has given any notice of its intention to terminate, or, as far as each relevant Group Company is aware, has otherwise sought to repudiate or disclaim, the agreement or arrangement.

11.2                        No Group Company is in breach of the terms of any material agreement or material arrangement (including, without limitation, facilities agreements, debt programmes and derivatives contracts) and, as far as each relevant Group Company is aware,  no matter exists which might give rise to a breach of this type.

11.3                        No event or circumstance exists, has occurred or arisen or, so far as the Company is aware, is about to occur, or might be likely to occur as a result of entering into or performing this Agreement or the Warrant Instrument or the transactions contemplated by this Agreement or the Warrant Instrument which constitutes or is reasonably likely to constitute, or would with the giving of notice and/or lapse of time and/or fulfilment of any condition and/or the making of a relevant determination, constitute a default, or result in termination of or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Company is a party or by which any such Group Company or any of its properties, revenues or assets are bound, to an extent which would be (singly or in the aggregate) material save, only to the extent that any allotment or issue of Warrant Stock or Bonus Stock would result in a “change of control” under the terms of the relevant agreements, as set out in Item PDR M F 14 of the physical data room provided by the Company prior to the Subscription.

11.4                        No Group Company is a party to or has any liability under any long term, onerous or unusual agreement, arrangement or obligation that is (singly or in the aggregate) material or was entered into otherwise than in the ordinary and usual course of its business or was entered into otherwise than by way of a bargain at arm’s length.

11.5                        Except for guarantees or indemnities given by any Group Company in the ordinary course of business on arm’s length terms, no Group Company has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party, and no Group Company has any current or known future liability (howsoever arising) that in any of the foregoing cases is or will be (singly or in the aggregate) material.

11.6                        There are not outstanding any arrangements or understandings (whether legally binding or not) being guarantees, indemnities or sureties or loans, quasi-loans or credit transactions provided or facilitated by any of the Group Companies in favour or for the benefit of any person who is a shareholder or stockholder in (or the beneficial owner of any interest in the shares or stock of) or a member of any Group Company or, or any director or shadow director of any of the Group Companies, or any person who is Connected with any of them or any Senior Employee other than those entered into in the ordinary course of business and on arm’s length terms.

11.7                        The rights of the Company’s stockholders, in their capacity as such, are set out in the charter and Bye-laws and other constitutional documentation of the Company (and, in the case of the Subscriber, in this Agreement), and no person who owns or controls or is interested in any capital stock of the Company has any right, in his capacity as such, in relation to any Group Company other than as set out in the charter and Bye-laws and other constitutional documentation of the Company.

11.8                        The Company is not aware of any dispute with or claim, demand or right of action against any Group Company (otherwise than for accrued remuneration in accordance with their contracts of employment), or of any circumstances which may give rise to any such dispute, claim, demand or right of action, by any officer or employee (or former officer or employee) of the Group and/or any person Connected with them that would be (singly or in the aggregate) material.

11.9                        As far as the Company is aware, no director of any Group Company or person Connected with such Director or any employee of the Group or person Connected with any such employee, is in breach of any restrictive covenant, employment agreement or contract for services to an extent that is material and, so far as the Company is aware, there are no circumstances which might give rise to any claim that such a breach has occurred.

11.10                 Save for the Bye-laws, the articles of association of any Group Company (or equivalent documents), any service agreement with a director of a Group Company or a Senior Employee, and any contracts entered into in the ordinary course of business, there are no existing contracts or engagements or other arrangements to which any Group Company is a party and in respect of which any of the directors of any Group

Company and/or any person Connected with them and/or any Senior Employee is interested that are material and, to the extent that any such contracts, engagements or other arrangements exist, they comply with the related party requirements of the Listing Rules of the Irish Stock Exchange and the UKLA (and any other relevant regulatory bodies) (where applicable) and/or all other applicable legal, regulatory and administrative requirements.

11.11                 There are no existing contracts or other arrangements with a holder of stock or shares, or the holder of any other interest in the capital of the Company, or of any Group Company, to which any Group Company is a party that would be material and that has been entered into other than in the ordinary course of business and to the extent that any such contracts or other arrangements exist they comply with all applicable legal, regulatory and administrative requirements.

12.                               Licences, Permissions, Authorisations and Consents

12.1                        Each Group Company has obtained all necessary licences, permissions, authorisations and consents material for the proper carrying on of its business in every jurisdiction in which it operates (“Consents”) and all Consents are valid and subsisting in their entirety.  In particular, each Group Company required to be licensed as a bank or credit institution or financial institution or any other entity is duly licensed in its jurisdiction of incorporation and domicile and, except to an extent that is not (singly or in the aggregate) material, is duly licensed or authorised in each jurisdiction where it is required to be licensed or authorised to conduct its business.

12.2                        No Group Company is in breach of any Consents and, so far as the Company is aware, no circumstances exist which may result in any of them being revoked, suspended, varied or not renewed, in whole or in part, to an extent that would be (singly or in the aggregate) material.

12.3                        Except to an extent that is not (singly or in the aggregate) material, and save as contemplated by this Agreement, the Financial Regulator, or any other regulatory body having jurisdiction over such Group Company in relation to its business, has not imposed any additional supervision, surveillance or reporting requirements on any Group Company in relation to its assets, liquidity or funding position or otherwise, and no Group Company has been subject to any visits by or been requested or required to attend meetings with the Financial Regulator, or any other regulatory body having jurisdiction over such Group Company in relation to its business, in addition to customary visits or meetings.

12.4                        Each Group Company has conducted its business in accordance with all applicable legal, regulatory or statutory requirements in Ireland and any other jurisdiction, in particular, but not limited to, in relation to money laundering and client identification, and no action, suit, investigation or proceeding in relation to the same is pending or, so far as the Company is aware, threatened.

12.5                        No Group Company or, as far as the Company is aware, any director, officer, agent or employee is currently subject to any sanctions administered by the U.S. Department of the Treasury or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which any Group Company is subject (collectively, “economic sanctions”) and no Group Company will directly or indirectly use the Subscription Amount, or lend, contribute or otherwise make available any part of the Subscription Amount to any person or entity for the purpose of financing the activities of any person currently subject to any economic sanctions.

12.6                        No Group Company nor, so far as the Company is aware, any director, officer, agent or Affiliate of a Group Company is aware of or has taken any action, directly or indirectly, that could result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the “FCPA”), the OECD Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”) or any similar law or regulation to which any Group Company or Affiliate or any director, officer, agent of such Group Company or Affiliate is subject and each Group Company and, so far as the Company is aware, each Affiliate of a Group Company has conducted their business in compliance with the FCPA, the OECD Convention and any applicable similar law or regulations and have instituted and maintain policies to ensure continued compliance therewith.

13.                               Funding and Liabilities

13.1                        No event has occurred or been alleged, nor have any circumstances arisen (and the Subscription, the issue and allotment of the 2009 Preference Stock or any Bonus Stock or Warrant Stock, the issue of the Warrants and otherwise the performance of the Company’s obligations under this Agreement, the Warrant Instrument or, with respect to the 2009 Preference Stock, under the Bye-laws will not give rise to any such event or circumstances) which:

(a)                                 would cause any person to be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, to become entitled, to require repayment before its stated maturity of any indebtedness of any Group Company or to withdraw any line of credit or source of funding available to any Group Company;

(b)                                 would lead to any Encumbrance or security constituted or created in connection with any indebtedness, guarantee or indemnity, or any other obligation of any Group Company, becoming enforceable or being enforced;

(c)                                  would, or would as far as each relevant Group Company is aware, be likely to cause, a downgrading of the credit or debt rating assigned to any Group Company, or any debt issued by any Group Company, by a ratings agency;

(d)                                 would, or would , as far as each relevant Group Company is aware, be likely to, give rise to an obligation for any Group Company to repay any monetary compensatory amounts, export refunds, intervention payments or other like subsidies; or

(e)                                  would, or would be likely to, result in any breach or default under any agreement, deed or other instrument or arrangement to which any Group Company is a party or which is binding on it or any of its assets;

in each case to an extent that would be (singly or in the aggregate) material.

13.2                        No person to whom any indebtedness of any Group Company that is payable on demand is owed has demanded or threatened to demand repayment of, or taken or threatened to take any step to enforce any guarantee, indemnity or other security or Encumbrance for the same, that is (singly or in the aggregate) material.

13.3                        No Group Company has engaged in financing of a type that would not require to be shown or reflected in the Accounts nor borrowed any money which it has not repaid save for borrowings not exceeding the amounts shown in the Accounts.

13.4                        No default by any corporate bodies, undertakings, partnerships or joint ventures not consolidated into the Accounts but in which any Group Company has an ownership interest would affect the indebtedness or increase the contingent liabilities of the Group to an extent that would be (singly or in the aggregate) material.

13.5                        With respect to any sources of financing or funding outstanding or available to any Group Company (the “Facilities”):

(a)                                 there has been no contravention of or non-compliance with any of the provisions of the Facilities that would be material;

(b)                                 no steps for early repayment of any Facilities of any Group Company have been taken or threatened;

(c)                                  as far as each relevant Group Company is aware, there have not been any circumstances nor are there existing circumstances whereby the continuation of any of the Facilities might be prejudiced or which may give rise to any alteration in the terms and conditions of any of the Facilities; and

(d)                                 the Subscription will not cause any of the Facilities to be terminated or mature prior to their stated date of maturity.

13.6                        The Company has not received notice of any intended or potential downgrading of the credit or debt rating assigned to any Group Company, or any debt issued by any Group Company, by a ratings agency.

13.7                        The Group is not paying, and is not under any liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under PRSI, national insurance or social security legislation or under any pension fund operated by any Group Company), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service that would be material.

14.                               Insolvency

14.1                        Save in the context of a solvent voluntary winding up, no order has been made or petition presented or resolution passed for the winding up or dissolution of any Group Company or for the appointment of a liquidator or examiner to any Group Company.

14.2                        No receiver and/or manager has been appointed by any person over the whole or any part of the business or assets of any Group Company, and no steps have been taken to this end.

14.3                        No Group Company has stopped paying or suspended payment of its debts as they fall due nor has any Group Company sought from its creditors (or any class of creditors) any extensions of time for the payment of its debts or to commence negotiations with a view to rescheduling any of its indebtedness or agreeing any arrangement or composition.

14.4                        No Group Company is unable to pay its debts within the meaning of Section 214 of the Companies Act 1963 or the equivalent legislation in its jurisdiction of incorporation or Section 48 of the Central Bank Act 1989.

14.5                        No Group Company has been a party to any transaction that could be avoided in a winding up of that Group Company.

14.6                        No order has been made against the Company under Section 21 of the Central Bank Act 1971 and no order has been made against any Group Company under any equivalent transaction in any jurisdiction.

15.                               Litigation and Compliance

15.1                        No Group Company is, or has been, a party to any agreement, arrangement or concerted practice or course of conduct or is, or has been, carrying on any practice which in whole or in part contravenes or is invalidated by any competition, anti-trust, fair trading, consumer protection or similar legislation in any jurisdiction where the Group and any Group Company has assets or carries on business or in respect of which any filing, registration or notification was required pursuant to such legislation (whether or not the same has in fact been made).

15.2                        No Group Company and no person for whose acts or defaults any Group Company is or may be vicariously liable is involved, or has during the twelve (12) months prior to the date of this Agreement been involved, in any civil, criminal, arbitration administrative, tribunal, disciplinary or other proceedings, (including any action by any governmental, public or regulatory authority (including, without limitation, the Financial Regulator)), investigation or enquiry in any jurisdiction, and so far as the Company is aware no such proceedings, investigation or enquiry is pending or threatened by or against any Group Company or any person for whose acts or defaults any Group Company is or may be vicariously liable, that would be (singly or in the aggregate) material.

15.3                        As far as the Company is aware, no fact, matter or circumstance exists which is likely to or could give rise to any civil, criminal, arbitration, administrative, tribunal, disciplinary or other proceedings (including any action by any governmental, public or regulatory authority) involving any Group Company or any person for whose acts or defaults any Group Company is or may be vicariously liable, that would be (singly or in the aggregate) material.

15.4                        There is no outstanding judgment, sentence, order, decree, injunction, arbitral award or decision of any court, tribunal, arbitrator, administrator, or governmental agency against any Group Company or any person for whose acts or defaults any Group Company is or may be vicariously liable, or any undertaking or assurance given to any court, tribunal, arbitrator, administrator, or governmental agency by any Group Company or any person for whose acts or defaults any Group Company is or may be vicariously liable, that would be (singly or in the aggregate) material.

15.5                        Each Group Company has conducted its business in all material respects in accordance with all applicable legal, regulatory or statutory requirements in Ireland and elsewhere, and the charter and bye-laws and other constitutional documentation of the Company (or equivalent documents in jurisdictions outside Ireland).

15.6                        None of the activities, contracts or rights of the Group or any Group Company is or has been ultra vires, unauthorised, invalid, unenforceable or in breach of a contract or covenant that is (singly or in the aggregate) material. No Group Company has committed any breach of statutory duty or committed any tortious or other unlawful act which could lead to a successful claim or injunction being made or granted against it that would be (singly or in the aggregate) material.

15.7                        No investigations or enquiries or disciplinary proceedings by any court or tribunal or any governmental or other competent authority or agency are pending or, as far as each Group Company is aware, threatened or anticipated, whether in Ireland or elsewhere, in relation to any Group Company.  There is no order, decree or judgment of any court or tribunal or any governmental or other competent authority or agency, whether in Ireland or elsewhere, outstanding against any Group Company or any person for whom any Group company is vicariously liable that is (singly or in the aggregate) material.

15.8                        No Group Company and, as far as the Company is aware, no person for whose acts or defaults any Group Company is or may be vicariously liable (including employees, officers and agents) has:

(a)                                 induced any person or entity to enter into any agreement or arrangement with any Group Company by means of any unlawful payment, contribution, gift, or other inducement;

(b)                                 offered or made any unlawful payment, contribution, gift or other inducement to any government or other public official or employee in any jurisdiction; or

(c)           directly or indirectly made any unlawful contribution to any political activity or any unlawful payment whatsoever;

and the Group has instituted and maintains policies and procedures designed to ensure that such inducements, payments and contributions are not made.

15.9                        All registers, minute books and other statutory books required to be kept by each Group Company pursuant to the Companies Acts (or other applicable legislation or regulation in any jurisdiction), have been properly kept, contain a true, complete and accurate record of the matters with which they should deal and no notice or allegation has been received that any of them is incorrect or should be rectified.

15.10                 Within the twelve (12) months prior to the date of this Agreement (and, for the avoidance of doubt, save as contemplated by this Agreement), no Group Company has paid or agreed to pay any fees or commissions to any person in relation to the possible subscription for or transfer of or issue or allotment of any stock or securities in the Company or any Group Company, whether by that person or by a third party solicited or procured by that person, except for fees paid to investment banks in respect of the Senior Debt Issues, Private Placements and internal securitisation transactions carried out by the Group.

15.11                 No Group Company nor any of its officers has failed to comply with any statutory provision or any rules, regulations, directions, requirements, notices and provisions of the Financial Regulator or any other regulatory body having jurisdiction over such Group Company in relation to its business, including (without limitation) in respect of the adequacy and maintenance of its capital resources and financial resources and any equivalent capital requirements that are applicable to any Group Company, except to an extent that would not (singly or in the aggregate) be material.

15.12                 Save as would not (singly or in the aggregate) be material, no Group Company is the subject of any investigation, enforcement action (including, without limitation, to vary the terms of any permission or licence) or disciplinary proceeding by the Financial Regulator or any other regulatory body having jurisdiction over such Group Company in relation to its business, and no such investigation, enforcement action or disciplinary proceeding is threatened or pending.

15.13                 No Group Company and no person whose acts or defaults any Group Company is or may be vicariously liable for has taken, directly or indirectly, any action designed to manipulate, or that has constituted, or that might reasonably be expected to cause or result in manipulation or stabilisation of the price of any security of the Company.

15.14                 Each Group Company has adopted and operates systems, frameworks and controls designed to manage and control both conflicts of interest and all risks (including, without limitation, lending and credit risk) faced by it in the carrying on of its business in accordance with applicable regulation and guidance issued by the Financial Regulator, or any other regulatory body having jurisdiction over such Group Company in relation to its business, and has disclosed to its board and external auditors any significant deficiency in the design or operation of such systems and controls, any breach of such systems, frameworks or controls and any fraud or breach of applicable law, regulations, rules or procedures that involves management or other employees who have a significant role in the Group Company’s internal controls.

16.                               Employees

16.1                        The Group has disclosed as part of the legal due diligence process carried out by the Subscriber in contemplation of the Subscription all bonus, severance, gratuity and reward arrangements of the Senior Employees whether such arrangements are formalised in the relevant Group Company’s policies or service agreements or arise from a once-off or ad-hoc arrangement and all bonus, severance, gratuity and/or reward payments made to the Senior Employees (or any of them) have been paid in compliance with the terms of the applicable schemes disclosed as part of the legal due diligence process or the individual Senior Employee’s contract of employment (as the case may be).

16.2                        Neither the Group nor any Group Company has any present or future liability to pay any bonus, severance, gratuity or reward to any of the Senior Employees that has not been disclosed as part of the legal due diligence process carried out by the Subscriber in contemplation of the Subscription and no Group Company has any liability to increase the amount of bonus, severance, gratuity and/or reward payments to any of the Senior Employees or to confer any additional benefits on any of the Senior Employees.

16.3                        Each Group Company has complied with the remuneration directives in the announcement issued by the Department of Finance on the Recapitalisation of Allied Irish Banks and Bank of Ireland dated 11 February 2009.

17.                               Pensions and Other Benefits

17.1                        For the purpose of the warranties in this paragraph 17 the following expressions shall have the meanings ascribed to them below:

“Cash Scheme” means the scheme whereby cash allowance are paid to certain employees following the introduction of the “pensions cap” imposed by the Finance Act 2006;

“Pension Schemes” means collectively:

(a)                                 the Bank of Ireland Staff Pension Fund currently governed by a definitive deed and rules dated 23 June 1995 and whose Pensions Board registration number is PB43638;

(b)                                 the Bank of Ireland Asset Management (BIAM) Pension Scheme currently governed by a definitive deed and rules dated 30 August 2001 and whose Pensions Board registration number is PB2815;

(c)                                  the Bank of Ireland Group Pension Fund, currently governed by a definitive deed and rules dated 25 August 2006 and whose Pensions Board registration number is PB189121; and

(d)                                 the Bank of Ireland Group UK Pension Fund, currently governed by a definitive deed and rules dated 14 September 2006.

“Pensions Act” means the Pensions Act 1990 to 2008 and all regulations promulgated thereunder.

“PHI Schemes” means the PHI arrangements insured with Messrs. New Ireland Assurance with policy numbers RBS1550/P and 78096.

17.2                        Except for the Pension Schemes the PHI Schemes and the Cash Scheme there is not in operation any agreement, arrangement, custom or practice for the payment of any pensions, allowances, lump sum or other like benefits on retirement, death, or during periods of sickness or disablement, for the benefit of any Senior Executive or for the benefit of the dependants of any of them.

17.3                        There is not in operation any agreement, arrangement, custom or practice in relation to any retirement benefits scheme operated by any Group Company other than the Pensions Schemes that is unusual or would reasonably be considered to be onerous.

17.4                        The Subscriber and the Minister have been furnished with full details of each and every discretion or power exercised under any of the Pension Schemes, the PHI Schemes and the Cash Scheme or otherwise in respect of any Senior Executive or dependant of any of them to augment benefits or provide a benefit which would not otherwise be provided or pay a contribution which would not otherwise have been paid.

17.5                        Each Pension Scheme has been administered in accordance with all applicable laws and regulation including, without limitation, the Pensions Act and the requirements of the Retirement Benefits District of the Revenue Commissioners.

SCHEDULE 4

SUBSIDIARY UNDERTAKINGS, ASSOCIATED UNDERTAKINGS AND BRANCHES

SUBSIDIARY UNDERTAKINGS

1.	BOI Insurance Limited
2.	Bank of Ireland Finance Limited
3.	Bank of Ireland Leasing Limited
4.	New Holland Finance (Ireland) Limited
5.	Bank of Ireland Car Loans Limited
6.	Bank of Ireland Commercial Finance Ltd
7.	International Factors (Ireland) Limited
8.	Venson Fleet Solutions Limited
9.	Professional Audit Services Limited
10.	First Rate Enterprises Limited
11.	First Rate Enterprises (UK) Limited
12.	First Rate Exchange Services Limited
13.	NIIB (IOM) Limited
14.	The Property Loan & Investment Co Limited
15.	September Leasing Limited
16.	December Leasing Limited
17.	Bank of Ireland Life Holdings plc
18.	Lifetime Holdings Limited
19.	Bank of Ireland Insurances Services Limited
20.	Premier - Direct Management Limited
21.	Premier - Direct Insurance Services Limited
22.	Bank of Ireland Insurance & Investments Limited
23.	Bank of Ireland Life Management Services Limited
24.	New Ireland Assurance Company plc
25.	Champton Limited
26.	Cloba Limited
27.	General Investment Trust Limited
28.	Leopardstown Offices Management Limited
29.	Savanna Holdings Limited
30.	New Ireland Financial Services Limited
31.	New Ireland Investment Managers Limited
32.	New Ireland Corporate Services Limited
33.	Bank of Ireland UK Holdings plc
34.	B I Commercial Finance Limited
35.	B I Mortgage Services Limited
36.	Bank of Ireland Britain Holdings Limited
37.	Bank of Ireland Direct Marketing Limited
38.	Openmulti Limited
39.	Bank of Ireland Investment Services Limited
40.	College Green Limited
41.	Bank of Ireland Insurance Services limited
42.	Professional Audit Services Limited
43.	L & B (No 16)
44.	Chartreuse (Cayman) Holdings Limited
45.	BIBH Investment Limited
46.	UKH Services No 1 Limited
47.	Bristol & West plc
48.	Bristol & West Properties (Guernsey) Limited
49.	Bristol & West International (Trustees) Limited
50.	Bristol & West Personal Pensions Ltd
51.	B&W Services Number 1

52.	B&W Services Number 2
53.	Bristol & West Administration No. 1 Ltd
54.	Bristol & West Administration No. 2 Ltd (In Liquidation)
55.	Bristol & West Administration No. 3 Ltd (In Liquidation)
56.	Bristol & West Administration No. 5 Ltd
57.	Bristol & West Building & Construction Limited
58.	Bristol & West Developments Limited
59.	Bristol & West Estate Management Limited
60.	One Temple Quay Limited
61.	Bristol & West Housing Association Limited
62.	Bristol & West Property Services (Holdings) Limited
63.	Bristol & West Property Services Limited
64.	Bristol & West Property Agents Limited
65.	Hawk Residential Limited
66.	Bristol & West Administration No. 8
67.	Bridgers (Holdings) Limited (Application to strike off pending)
68.	Bristol & West Administration No. 7
69.	Dennis Pocock & Drewett
70.	Furmston & Partners (Estate Agents) Limited
71.	Giddy & Giddy Limited
72.	Bristol & West Administration No. 4 Ltd
73.	Lear & Lear
74.	Lear & Lear (No 2) Limited (Application to strike off pending)
75.	Messenger May Baverstock
76.	Bristol & West Administration No. 6
77.	Hawk Property Finance Limited
78.	Bristol & West Insurance Services Limited
79.	Bank of Ireland Home Mortgages Limited
80.	Residential Property Securities No 1 plc
81.	Mortgages for Everyone Limited
82.	Scotlife Homeloans (No 7) Limited
83.	Maltmarr Limited
84.	Residential Property Limited
85.	Residential Property Securities No 6 Limited
86.	Stirgulf Limited
87.	Reading Mortgages Limited
88.	Bristol & West Pension Trustees Limited
89.	BOI Corporate & International (NI) Limited
90.	BOI GP No 1 Limited
91.	Burdale Financial Holdings Limited
92.	Burdale Financial Limited
93.	International Factors (NI) Limited
94.	NIIB Group Limited
95.	Foster TBF Limited
96.	NIIB Industrial Leasing Limited
97.	NIIB Leasing Limited
98.	Bank of Ireland Business Finance Limited
99.	Bank of Ireland Personal Finance Limited
100.	Northridge Finance Limited
101.	NIIB No 1 Limited
102.	Midasgrange Limited (50.1%)
103.	Bank of Ireland Corporate Limited
104.	Bank of Ireland Corporate Finance Limited
105.	Bank of Ireland Treasury Limited

106.	Bank of Ireland Holdings (IOM) Limited
107.	Bank of Ireland (IOM) Limited
108.	IBI Leasing (IOM) Limited
109.	IBI Nominees (IOM) Limited
110.	BOI (Jersey) Limited
111.	Bank of Ireland Nominees (Jersey) Limited
112.	Bank of Ireland Trust Company (Jersey) Limited
113.	Fsharp B2B Limited
114.	Bank of Ireland International Finance Limited
115.	BOI-IF Services No 2 Company
116.	BOI-IF Services No 4 Company
117.	BOI-IF Services No 5 Company
118.	BOI-IF Services No 10 Company
119.	Bank of Ireland Outsourcing Limited
120.	Bank of Ireland International Financial Services Co
121.	Bank of Ireland International Services Limited
122.	Bank of Ireland Mortgage Bank
123.	Bank of Ireland Nominees Limited
124.	Bank of Ireland Pensions Trust
125.	Bank of Ireland Treasury and International Banking Ltd
126.	Bank of Ireland Private Banking Limited
127.	Bank of Ireland Asset Management (Jersey) Limited
128.	Bank of Ireland Trustee Company Limited
129.	Bank of Ireland Trust Services Limited
130.	BIAM Holdings
131.	BancIreland (US) Holdings Inc
132.	BIAM (US) Inc
133.	Iridian Asset Management LLC
134.	Iridian Asset Management Inc
135.	IAM Capital Corporation
136.	Cole Partners LLC
137.	Berdale Capital Finance Inc.
138.	CET Partners LLC
139.	Renoma Partners LLC
140.	Revnal Partners LLC
141.	Foreign Currency Exchange Corp
142.	BIIP Inc
143.	Guggenheim Alternative Asset Management LLC (71.5%)
144.	Guggenheim Advisors LLC
145.	Guggenheim Advisors Cayman Ltd
146.	Guggenheim Management LLC
147.	Paul Capital Investments LLC (50%)
148.	BoI (US) Venture Holdings Inc
149.	BOI Property and Private Equity Ventures Ltd
150.	BOI Infrastructure Fund (GP) Limited
151.	Bank of Ireland Asset Management Limited
152.	Bank of Ireland Asset Management (UK) Limited
153.	Bank of Ireland Asset Management (US) Limited
154.	Bank of Ireland Fund Managers Limited

155.	Bank of Ireland Unit Trust Managers Limited
156.	BIAM Australia Pty Limited
157.	Bank of Ireland Asset Management (Japan) Ltd
158.	BOI Capital Holdings LLC
159.	BI Killingholme Limited
160.	Bristol & West International Limited
161.	Central Pensions Administration Limited
162.	C & I (Division) Holdings
163.	Bank of Ireland Securities Services Limited
164.	Bank of Ireland Unit Managers Limited
165.	IBI Nominees Limited
166.	IBI Property Nominees Limited
167.	C & I (International) Holdings
168.	C & I (Managed) Holdings
169.	Centurion Card Services Limited
170.	Computer Services of Ireland Limited
171.	Datamasters Limited
172.	IBI Corporate Finance Limited
173.	IBI Interfunding Company
174.	Lakehurst
175.	The Investment Bank of Ireland Limited
176.	Buzzard Investments Limited
177.	IBI Holding Company
178.	IBI Limited
179.	Pembank Nominees Limited
180.	Enterprise Finance Europe Limited
181.	Enterprise Finance Europe (UK) Limited
182.	ICS Building Society
183.	IT Systems and Infrastructure Services Limited
184.	Kilkenny Promotion Project Limited
185.	Laurus Limited
186.	Lansdowne Leasing
187.	Florenville Limited
188.	Lortland
189.	Nerling Limited
190.	Nestland Limited
191.	Rolmur
192.	Tustin
193.	Tockhill
194.	Trustcase Limited
195.	Tenton
196.	Clonvern Limited
197.	Nerville
198.	Merrion Leasing
199.	Bushfield Leasing Limited
200.	Edendork Leasing Limited
201.	BOI Capital Australia Pty Limited
202.	Hill Wilson Secretarial Limited
203.	Salix Trust Limited
204.	Ulex Limited
205.	Xilas Limited
206.	Scribe Holdings Limited
207.	Enterprise 2000 Fund Limited (50%)
208.	BOI Venture Capital Limited (66%)
209.	The Hibernian Bank Limited
210.	The National Bank of Ireland Limited

211.	The National Bank of Ireland Nominees Limited
212.	The National Bank (Irish Offices Nominees) Limited
213.	Vida Pura Limited
214.	New Mersey Lux s.à r.l.
215.	European Property Portfolio Nominees Limited
216.	Copenhagen Retail Exclusive Lux s.à r.l
217.	Fulco400, LLC
218.	Fulco56, LLC
219.	Saragossa (Direct) Spain SL
220.	Saragossa (ERP) Spain SL
221.	Procom Desarrollo Comercial de Zaragoza, S.A.

ASSOCIATED UNDERTAKINGS

Percentage Holding
1. Clearco Services Limited	50.00
2. Irish Clearing House Limited	33.30
3. Irish Credit Bureau Limited	16.8
4. Delta Equity Fund Limited Partnership	37.61
5. Delta Equity Fund II Limited Partnership	28.21
5. Bank of Ireland Entrepreneurs Fund Limited	25
6. Millennium Entrepreneurs Fund Limited	25
7. Kernal Capital Partners Private Equity Fund I	44.36

BRANCHES

UK, France, Germany

SCHEDULE 5

BANKS CUSTOMER PACKAGE

The Company has undertaken to:

1.                                      Increase Credit Capacity

1.1                               increase lending capacity to small to medium enterprises (as defined in European Commission Recommendation 2003/361/EC) (“SMEs”) by 10% and provide an additional 30% capacity for lending to first-time buyers during each quarter of the financial year commencing 1 January 2009 when compared to the corresponding quarter in the year commencing 1 January 2008;

1.2                               to the extent that the extra capacity available for mortgages pursuant to paragraph 1.1 is not taken up in any quarter, it will be redirected to lending to SMEs in the following quarter;

1.3                               undertake publicity campaigns to actively promote small business and mortgage lending at competitive rates with increased transparency on the criteria to be met; and

1.4                               make quarterly reports to the Financial Regulator, with the first report to 31 March 2009 to be submitted by 30 April 2009, setting out how the above requirements have been complied with.

2.                                      Environmental and Clean Energy and Innovation Fund

2.1                               establish a €100m fund to support environment-friendly investment and innovations in clean energy; and

2.2                               make quarterly reports to the Financial Regulator of the loans made by this fund and the purposes for which they have been made.

3.                                      Codes of Practice

3.1                               comply with the Code of Conduct for Business Lending to Small and Medium Enterprises published by the Financial Regulator on 13 February 2009 (as amended or replaced from time to time);

3.2                               comply with the Code of Conduct for Mortgage Arrears published by the Financial Regulator on 13 February 2009 (as amended or replaced from time to time); and

3.3                               in the normal course make every effort to avoid repossessions, and not commence court proceedings for repossession of a principal private residence within 12 months of arrears appearing, where the customer maintains contact and cooperates reasonably and honestly with the bank.

4.                                      Customer Communications and Financial Education

4.1                               engage with the Financial Regulator on developing a basic bank account and improving customer communications.

5.                                      Independent Review of Credit Availability

5.1                               fund an independent review, which will be managed jointly by the Company, Allied Irish Banks p.l.c., the Government and business representatives;

5.2                               co-operate fully with this review; and

5.3                               engage constructively in implementing any recommendations made by the review.

6.                                      Credit for Suppliers to Major Projects

6.1                               work closely with the IDA, Enterprise Ireland and with State agencies to ensure the supply of appropriate finance to contractors engaged on major projects sponsored by those agencies; and

6.2                               engage in a ‘clearing group’ chaired by a Government representative and including representation from business interests and State agencies, the purpose which is to identify specific patterns of events or cases where the flow of credit to viable projects appears to be blocked and to seek to identify credit supply solutions.

7.                                      Venture Capital Funding

7.1                               make available a further €15m to new or existing seed capital funds, in collaboration with Enterprise Irelands Seed and Venture Capital Programme, to further create and develop indigenous enterprise.

8.                                      Prompt Payment

8.1                               prompt payment arrangements in future customer contracts, which will involve payment within 30 days and a late payment interest charge on any payments made after 30 days.

IN WITNESS of which this Agreement has been executed as a deed on the date which first appears on page 1 of this Agreement.

The Seal of
NATIONAL PENSIONS RESERVE
FUND COMMISSION
was affixed in the presence of:

Chairman

Commissioner

PRESENT when the Official Seal
of the MINISTER FOR FINANCE was
affixed hereto and was authenticated by
the signature of:

A person authorised by
Section 15(1) of the Ministers
and Secretaries Act 1924
to authenticate the Seal
of the Minister for Finance

The Seal of
THE GOVERNOR & COMPANY OF
THE BANK OF IRELAND
was affixed in the presence of:

Director/Secretary/Authorised Signatory